Filed Pursuant
to Rule 424(b)(5)
Registration No. 333-255589
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 29, 2021)
Carlyle Secured Lending, Inc.
$75,000,000
8.20% Notes due 2028

We
operate as a
closed-end,
externally managed,
non-diversified
management investment company and have elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. For U.S. federal income tax purposes, we have elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Our investment objective is to generate current income and, to a lesser extent, capital appreciation primarily through assembling a portfolio of secured debt investments in U.S. middle market companies. Our core investment strategy focuses on lending to U.S. middle market companies, which we define as companies with approximately $25 million to $100 million of earnings before interest, taxes, depreciation and amortization, supported by financial sponsors. This core strategy is opportunistically supplemented with differentiated and complementary lending and investing strategies, which take advantage of the broad capabilities of Carlyle’s Global Credit platform while offering risk-diversifying portfolio benefits. We seek to achieve our investment objective primarily through direct origination of secured debt instruments, including first lien senior secured loans (which may include stand-alone first lien loans, first lien/last out loans and “unitranche” loans) and second lien senior secured loans (collectively, “Middle Market Senior Loans”), with a minority of our assets invested in higher yielding investments (which may include unsecured debt, subordinated debt and investments in equities). The Middle Market Senior Loans are generally made to private U.S. middle market companies that are, in many cases, controlled by private equity firms.
We are offering $75.0 million in aggregate principal amount of 8.20% notes due 2028 (the “Notes”). The Notes will mature on December 1, 2028. We will pay interest on the Notes on March 1, June 1, September 1 and December 1 of each year, beginning on March 1, 2024. We may redeem the Notes in whole or in part at any time or from time to time on or after December 1, 2025, at the redemption price as set forth under “
Description of the Notes—Optional Redemption
” in this prospectus supplement. Holders of the Notes will not have the option to have the Notes repaid prior to the stated maturity date. The Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.
The Notes will be our direct unsecured obligations and rank equal in right of payment with all outstanding and future unsecured, unsubordinated indebtedness issued by us (including our 4.750% senior unsecured notes due December 31, 2024 (the “2019 Notes”) and our 4.500% senior unsecured notes due December 31, 2024 (the “2020 Notes”)). Because the Notes will not be secured by any of our assets, they will be effectively subordinated to any existing and future secured indebtedness of Carlyle Secured Lending, Inc. (including borrowing under our senior secured revolving credit facility), or any indebtedness that is initially unsecured as to which we subsequently grant a security interest, to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries (including notes issued by our wholly-owned consolidated subsidiary, Carlyle Direct Lending CLO
2015-1R
LLC (the
“2015-1R
Notes”)) since the Notes will be obligations exclusively of Carlyle Secured Lending, Inc. and not of any of our subsidiaries. The Notes will be senior in right of payment to our common stock, our cumulative convertible preferred stock (the “Preferred Stock”) and any additional series of our preferred stock we may issue in the future. None of our subsidiaries is a guarantor of the Notes and the Notes will not be required to be guaranteed by any subsidiary we may acquire or create in the future.
We intend to list the Notes on The Nasdaq Global Select Market under the trading symbol “CGBDL.” The Notes are expected to trade “flat,” which means that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not reflected in the trading price. Currently there is no public market for the Notes.
Investing in the Notes involves a high degree of risk, including the risk of leverage. Before buying any Notes, you should read the material risks described in the “Supplementary Risk Factors” section beginning on page S-8 of
this prospectus supplement and in the “Risk Factors” section beginning on page 13 of the accompanying prospectus and under similar headings in the other documents that we file from time to time with the Securities and Exchange Commission (the “SEC”), that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Notes are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
This prospectus supplement, the accompanying prospectus, any free writing prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain important information you should know before investing in the Notes, including information about risks. Please read these documents before you invest and retain them for future reference. Additional information about us, including our annual, quarterly and current reports, has been filed with the SEC and can be accessed free of charge at its website at
 www.sec.gov
. This information is also available free of charge by calling us at (212)
813-4900
or on the Investor Resources section of our corporate website located at
 http://carlylesecuredlending.com/
, which, except for the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, is not part of this prospectus supplement nor the accompanying prospectus. You may also call us collect at this number to request other information or to make an investor inquiry. See “
Where You Can Find More Information
” on
page S-30 of
this prospectus supplement.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total (2)
Public offering price	$25.00	$75,000,000
Sales load (underwriting discounts and commissions)	$0.7875	$2,362,500
Proceeds, before expenses, to us (1)	$24.2125	$72,637,500

(1)
Total expenses of the offering payable by us, excluding underwriting discounts and commissions, are estimated to be $0.4 million. This amount includes certain expenses that we have agreed to reimburse the underwriters for in connection with the offering. See “
Underwriting (Conflicts of Interest)
” on
page S-27 of
this prospectus supplement.

(2)
We have granted the underwriters an option to purchase up to an additional $10,000,000 aggregate principal amount of the Notes, solely to cover overallotments, if any, which may be exercised within 30 days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price will be $85,000,000, the total sales load (underwriting discounts and commissions) paid by us will be $2,677,500, and total proceeds, before expenses, to us will be $82,322,500.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about November 20, 2023.
Joint Book-Running Managers

Morgan Stanley & Co. LLC	UBS Investment Bank
Co-Managers

B. Riley Securities	TCG Capital Markets L.L.C.
The date of this prospectus supplement is November 13, 2023

TABLE OF CONTENTS
Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement, the accompanying prospectus, any free writing prospectus that we may authorize for use in connection with this offering and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus set forth the information that you should know before investing in the Notes. You should read these documents, which contain important information, particularly the information described under the “Supplementary Risk Factors” included in this prospectus supplement, “Risk Factors” included in the accompanying prospectus and our most recently filed Annual Report on Form
10-K,
and under similar headings in the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the Notes.
This prospectus supplement, which describes the specific terms of this offering, also adds to and updates information contained in the accompanying prospectus. The accompanying prospectus gives more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.
We are responsible for the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may authorize for use in connection with this offering and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information, and we take no responsibility for any other information others may give you. The information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may authorize for use in connection with this offering and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of such information regardless of the time of delivery or any sale of the Notes. Our business, financial condition, results of operations and prospects may have changed since those dates.
We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where such an offer or sale is not permitted.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights some of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that you may want to consider. You should read this entire prospectus supplement, the accompanying prospectus and any free writing prospectus that we may authorize for use in connection with this offering carefully, including the sections titled “Supplementary Risk Factors” in this prospectus supplement and the section titled “Risk Factors” in the accompanying prospectus, and the documents incorporated by reference herein and therein.
Except where the context suggests otherwise, the terms:

•	“we,” “us,” “our,” “Company” and “CSL” refer to Carlyle Secured Lending, Inc. (formerly known as TCG BDC, Inc.), a Maryland corporation;

•	“SPV” refers to TCG BDC SPV LLC, a wholly owned and consolidated subsidiary;

•	“2015-1 Issuer” refers to Carlyle Direct Lending CLO 2015-1R LLC, a wholly owned and consolidated subsidiary;

•
“Carlyle” refers to The Carlyle Group Inc. (formerly known as The Carlyle Group L.P.) (NASDAQ CG) and its affiliates and its consolidated subsidiaries (other than portfolio companies of its affiliated funds);

•	“CGCA” and “Administrator” refer to Carlyle Global Credit Administration L.L.C., our administrator, a wholly owned and consolidated subsidiary of Carlyle;

•
“CGCIM” and “Investment Adviser” refer to Carlyle Global Credit Investment Management L.L.C., a Delaware limited liability company and an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and a wholly owned and consolidated subsidiary of Carlyle, which serves as our investment adviser; and

•
“Credit Facility” refers to the Senior Secured Revolving Credit Agreement dated as of March
 21, 2014 (as amended, modified or supplemented from time to time) among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Carlyle Secured Lending, Inc.
We are a
closed-end
externally managed,
non-diversified
management investment company. Our investment objective is to generate current income and, to a lesser extent, capital appreciation primarily through assembling a portfolio of secured debt investments in U.S. middle market companies. Our core investment strategy focuses on lending to U.S. middle market companies, which we define as companies with approximately $25 million to $100 million of earnings before interest, taxes, depreciation and amortization (“EBITDA”), supported by financial sponsors. This core strategy is opportunistically supplemented with differentiated and complementary lending and investing strategies, which take advantage of the broad capabilities of Carlyle’s Global Credit platform while offering risk-diversifying portfolio benefits. We seek to achieve our investment objective primarily through direct origination of Middle Market Senior Loans, with a minority of our assets invested in higher yielding investments (which may include unsecured debt, subordinated debt and investments in equities). The Middle Market Senior Loans are generally made to private U.S. middle market companies that are, in many cases, controlled by private equity firms.
We invest primarily in loans to middle market companies whose debt has been rated below investment grade, or would likely be rated below investment grade if it was rated. These securities, which are often referred to as “junk,” have predominately speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.
Our investment approach is focused on capital preservation based on long-term fundamental credit performance. Our Investment Adviser’s investment team utilizes a rigorous, systematic, and consistent investment process, refined over Carlyle’s
35-year
history investing in private markets across multiple cycles, designed to achieve enhanced risk-adjusted returns. In conducting our investment activities, we believe that we benefit from the significant scale and resources of Carlyle, including our Investment Adviser and its affiliates.
Formation Transactions and Corporate Structure
We were formed in February 2012, commenced investment operations in May 2013 and began trading on the Nasdaq Global Select Market, under the symbol “CGBD,” upon completion of our initial public offering in June 2017. On May 2, 2013, we elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “1940 Act” or “Investment Company Act”). In addition, we have elected to be treated, and intend to continue to comply with the requirements to qualify annually, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”).

Our principal executive offices are located at One Vanderbilt Avenue, Suite 3400, New York, New York 10017.
Our Investment Adviser
We are externally managed by our Investment Adviser, Carlyle Global Credit Investment Management L.L.C., a wholly-owned subsidiary of The Carlyle Group Inc. and an investment adviser registered under the Advisers Act.
As of September 30, 2023, our Investment Adviser’s investment team included a team of 217 investment professionals across the origination, capital markets, underwriting and portfolio management teams. Our Investment Adviser’s Investment Committee has delegated approval of certain amendments, follow-on
investments with existing borrowers, investments below certain size thresholds (existing or new platforms), and other matters as determined by the Investment Committee to the Screening Committee of our Investment Adviser. In addition, our Investment Adviser and its investment team are supported by a team of finance, operations and administrative professionals currently employed by Carlyle Employee Co., a wholly owned subsidiary of Carlyle. In conducting our investment activities, we believe that we benefit from the significant scale, relationships and resources of Carlyle, including our Investment Adviser and its affiliates.
Our Administrator
Our Administrator, Carlyle Global Credit Administration L.L.C., provides the administrative services necessary for the Company to operate. Pursuant to the administration agreement between us and the Administrator (the “Administration Agreement”), the Administrator provides services and receives reimbursements equal to an amount that reimburses the Administrator for its costs and expenses and the Company’s allocable portion of overhead incurred by the Administrator in performing its obligations under the Administration Agreement. In addition, our Administrator has entered into a subadministration agreement with The Carlyle Group Employee Co., L.L.C. (the “Carlyle
Sub-Administration
Agreement”), which provides our Administrator with access to personnel. Our Administrator has also entered into a sub-administration
agreement with State Street Bank and Trust Company (“State Street” and such agreement, the “State Street
Sub-Administration
Agreement”), pursuant to which State Street provides for certain administrative and professional services. State Street also serves as our custodian.
Carlyle
Our Investment Adviser and Administrator are affiliates of Carlyle. Carlyle is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Global Investment Solutions. With $382 billion of assets under management as of September 30, 2023, Carlyle’s teams invest across a range of strategies that leverage its deep industry expertise, local insights, and global resources to deliver attractive returns throughout an investment cycle. Carlyle employs more than 2,200 employees, including close to 750 investment professionals in 28 offices across four continents, and serves more than 3,000 active carry fund investors from 87 countries.

THE OFFERING
The following is a summary of some of the terms of the Notes. For a more complete description of the terms of the Notes, you should read the section titled “Description of the Notes” in this prospectus supplement and the more general description of our debt securities in the accompanying prospectus under the heading “Description of Securities - Description of Debt Securities”.

Issuer	Carlyle Secured Lending, Inc., a Maryland corporation

Title of the securities	8.20% Notes due 2028 (the “Notes”)

Initial aggregate principal amount being offered	$75,000,000

Overallotment option
The underwriters may also purchase from us up to an additional $10,000,000 aggregate principal amount of Notes solely to cover overallotments, if any, which may be exercised within 30 days of the date of this prospectus supplement.

Principal payable at maturity
100% of the aggregate principal amount. The outstanding principal amount of the Notes will be payable on the stated maturity date at the office of the trustee, paying agent and security registrar for the Notes or at such other office as we may designate.

Type of Notes	Fixed-rate

Listing	We intend to list the Notes on The Nasdaq Global Select Market (“Nasdaq”) within 30 days of the original issue date under the trading symbol “CGBDL”

Interest rate	8.20% per year

Day count basis	360-day year of twelve 30-day months

Original issue date	November 20, 2023

Stated maturity date	December 1, 2028

Date interest starts accruing	November 20, 2023

Interest payment dates
Each March 1, June 1, September 1 and December 1 commencing March 1, 2024. If an interest payment date falls on a non-business
day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest periods
The initial interest period will be the period from and including November 20, 2023, to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular record dates for interest	February 15, May 15, August 15 and November 15, commencing February 15, 2024.

Specified currency	U.S. Dollars

Place of payment	New York, New York and/or such other place(s) that may be specified in the indenture or a notice to holders.

Ranking of Notes	The Notes will be our direct unsecured obligations and will rank: • pari passu with our existing and future unsecured, unsubordinated indebtedness, including our 2019 Notes and 2020 Notes;

•  senior to our Preferred Stock and any series of preferred stock that we may issue in the future;

•  senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

•  effectively subordinated to any existing and future secured indebtedness of CSL, including, without limitation, borrowings under our Credit Facility (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

•  structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, including the approximately $449.2 million in borrowings under our
2015-1R
Notes outstanding as of November 10, 2023.

Denominations	We will issue the Notes in denominations of $25 and integral multiples of $25 in excess thereof.

Business day
Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City or the place of payment are authorized or required by law or executive order to close.

Optional redemption
The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after December 1, 2025, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but not including, the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes. Any exercise of our option to redeem the Notes will be done in compliance with the indenture and the 1940 Act, to the extent applicable.

If we redeem only some of the Notes, the trustee, with respect to non-global
securities, or, with respect to global securities, The Depository Trust Company (“DTC”), will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture and the 1940 Act, to the extent applicable, and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Sinking fund	The Notes will not be subject to any sinking fund.

Repayment at option of holders	Holders will not have the option to have the Notes repaid prior to the stated maturity date.

Defeasance and covenant defeasance
The Notes are subject to defeasance by us. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions required under the indenture relating to the Notes, we will be deemed to have been discharged from our obligations under the Notes. See “
Description of the Notes—Defeasance
” in this prospectus supplement.

The Notes are also subject to covenant defeasance by us. In the event of a “covenant defeasance,” upon depositing such funds and satisfying conditions similar to those for defeasance we would be released from certain covenants under the indenture relating to the Notes. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the indenture, and while the Notes could not be accelerated for any reason, the holders of the Notes nonetheless could look to the Company for repayment of the Notes if there were a shortfall in the funds deposited with the trustee or the trustee is prevented from making a payment. See “Description of the Notes—Defeasance” in this prospectus supplement.

Form of Notes
The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. Except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Trustee, Paying Agent and Security Registrar
The Bank of New York Mellon Trust Company, N.A. is the trustee, security registrar and paying agent. The Bank of New York Mellon Trust Company, N.A., in each of its capacities, including without limitation as trustee, security registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any information provided to it by us, including but not limited to settlement amounts and any other information.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Other covenants
In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or the Notes may be surrendered for payment and related matters, the following covenants shall apply to the Notes:

•  We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC. Currently, these provisions generally prohibit us from incurring additional indebtedness, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowings.

•  We agree that for the period of time during which Notes are outstanding, we will not declare any dividend (except a dividend payable in our stock), or declare any other distribution, upon a class of our capital stock, or purchase any such capital stock, unless, in every such case, at the time of the declaration of any such dividend or distribution, or at the time of any such purchase, we have an asset coverage, as defined in the 1940 Act, of at least the threshold specified under Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions thereto of the 1940 Act, after deducting the amount of such dividend, distribution or purchase price, as the case may be, and in each case giving effect to any no-action
relief granted by the SEC to another BDC and upon which we may reasonably rely (or to us if we determine to seek such similar no-action
or other relief) permitting the BDC to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act, in order to maintain such BDC’s status as a RIC under Subchapter M of the Code.

•  If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable Generally Accepted Accounting Principles in the United States of America (“GAAP”).

Events of default
The term “Event of Default” in respect of the Notes means any of the following:

•  We do not pay the principal of (or premium on, if any) any Note when due and payable at maturity, including upon any redemption date or required repurchase date;

•  We do not pay interest on any Note when due and payable, and such default is not cured within 30 days of its due date;

•  We remain in breach of any other covenant in respect of the Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the outstanding Notes);

•  We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and in the case of certain orders or decrees entered against us under any bankruptcy law, such order or decree remains undischarged or unstayed for a period of 90 days; or

•  On the last business day of each of twenty-four consecutive calendar months, the Notes have an asset coverage, as defined in the 1940 Act, of less than 100%, giving effect to any exemptive relief granted to us by the SEC.

Use of Proceeds
We estimate that the net proceeds we receive from the sale of the Notes in this offering will be approximately $72.
2
 million (or approximately $81.9 million if the underwriters fully exercise their overallotment option) after deducting the underwriting discounts and commissions of approximately $2.4 million (or approximately $2.7 million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $0.4 million payable by us.

We intend to use the net proceeds from this offering to repay approximately $72.
0
 million in outstanding indebtedness under the Credit Facility, to fund new investment opportunities, and for other general corporate purposes. As of November 10, 2023, we had approximately $340.3 million in outstanding indebtedness under our Credit Facility. We intend to re-borrow
under our Credit Facility to make investments in portfolio companies in accordance with our investment objectives depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions and for other general corporate purposes.

See “Use of Proceeds” on page
S-13.

Conflicts of Interest	We intend to use a portion of the net proceeds to us from the sale of the Notes to repay approximately $72.
0
million in outstanding indebtedness under the Credit Facility. Affiliates of Morgan Stanley & Co. LLC are lenders under the Credit Facility, and may therefore receive a portion of the proceeds from this offering. To the extent that one or more of the underwriters or their affiliates receives more than 5% of the net proceeds of this offering, not including underwriting compensation, they will be deemed to have a “conflict of interest” within the meaning of Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being made in compliance with the requirements of Rule 5121. To the extent a “conflict of interest” exists, Morgan Stanley & Co. LLC will not confirm sales to any account over which they exercise discretion without the specific written approval of the account holder.

Global Clearance and Settlement Procedures
Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the us, the Trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law	The Notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Risk Factors
See “
Supplementary Risk Factors
” on
page S-8 of
this prospectus supplement, “
Risk Factors
” beginning on page 13 of the accompanying prospectus and under similar headings in documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of risks you should carefully consider before deciding to invest in the Notes.

SUPPLEMENTARY RISK FACTORS
Investing in the Notes involves a number of significant risks. You should carefully consider the risks described below and all other information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus authorized for use by us and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to purchase the Notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or not presently deemed material by us, may also impair our operations and performance. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading price of the Notes could decline and you may lose all or part of your investment.
Risks Related to the Notes
The Notes will be unsecured and therefore will be effectively subordinated to any existing and future secured indebtedness and will rank pari passu with, or equal to, all outstanding and future unsecured indebtedness issued by us, including our 2019 Notes and our 2020 Notes, and our general liabilities.
The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes will be effectively subordinated to any secured indebtedness we have outstanding as of the date of this prospectus supplement, including $340.3 million outstanding under our Credit Facility as of November 10, 2023, or that we may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. In addition, the Notes will rank pari passu with, or equal to, all outstanding and future unsecured indebtedness issued by us, of which we had
$190 million aggregate principal amount outstanding as of November 10, 2023, including our 2019 Notes and our 2020 Notes, and our general liabilities.
The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
The Notes will be obligations exclusively of CSL and not of any of our subsidiaries. None of our subsidiaries will be a guarantor of the Notes and the Notes will not be required to be guaranteed by any subsidiaries we may acquire or create in the future. Any assets of our subsidiaries will not be directly available to satisfy the claims of our creditors, including holders of the Notes. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish, including SPV and
2015-1
Issuer. As of November 10, 2023, there was approximately $449.2 million of debt outstanding under the
2015-1R
Notes. Borrowings under the
2015-1R
Notes are the obligation of
2015-1
Issuer, a wholly-owned subsidiary of ours, and are structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.
The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.
The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•
issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the value of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, which generally prohibit us incurring additional debt or issuing additional debt or preferred securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such incurrence or issuance;

•
pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes, including our Preferred Stock, any preferred stock we may issue in the future and any subordinated indebtedness, in each case other than dividends, purchases, redemptions or payments that would cause our asset coverage to fall below the threshold specified in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions thereto, whether or not we are subject to such provisions of the 1940 Act, giving effect to any no-action
relief granted by the SEC to another BDC and upon which we may reasonably rely (or to us if we determine to seek such similar SEC no-action
or other relief) permitting the BDC to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act in order to maintain CSL’s status as a RIC under Subchapter M of the Code;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.
In addition, the indenture and the Notes will not require us to make an offer to purchase the Notes in connection with a change of control or any other event.
Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, if any, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity.
Our ability to recapitalize, incur additional debt (including additional debt that matures prior to the maturity of the Notes) and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.
Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for, trading levels, and prices of the Notes.
There is no existing trading market for the Notes and, even if Nasdaq approves the listing of the Notes, an active trading market for the Notes may not develop, which could limit your ability to sell the Notes and/or the market price of the Notes.
The Notes will be a new issue of debt securities for which there is no trading market. We intend to list the Notes on Nasdaq within 30 days of the original issue date under the symbol “CGBDL.” However, there is no assurance that the Notes will be approved for listing on Nasdaq. Moreover, even if the listing of the Notes is approved, we cannot provide any assurances that an active trading market will develop or be maintained for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, if any, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion.
Accordingly, we cannot assure you that the Notes will be approved for listing on Nasdaq, that a liquid trading market will develop or be maintained for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be adversely affected. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.
The amount of our debt outstanding will increase as a result of this offering, and if we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.
Any default under the agreements governing our indebtedness, including a default under the Credit Facility, the terms of our 2019 Notes and 2020 Notes or other indebtedness to which we may be a party, that is not waived by the required lenders or holders, and the remedies sought by the lenders or holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, as applicable, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Credit Facility or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

Our ability to generate sufficient cash flow in the future is, to some extent, subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under the Credit Facility or otherwise, in an amount sufficient to enable us to meet our payment obligations under the Notes, the 2019 Notes, the 2020 Notes, and the Credit Facility, and to fund other liquidity needs.
If our operating performance declines and we are not able to generate sufficient cash flow to service our debt obligations, we may in the future need to refinance or restructure our debt, including the Notes, sell assets, reduce or delay capital investments, seek to raise additional capital or seek to obtain waivers from the required lenders under the Credit Facility or the holders of our 2019 Notes and our 2020 Notes or other debt that we may incur in the future to avoid being in default. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the Notes or our other debt. If we breach our covenants under the Credit Facility, the 2019 Notes, the 2020 Notes or other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders. If this occurs, we would be in default under the Credit Facility, the 2019 Notes, the 2020 Notes or other debt, the lenders or holders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, including the lenders under the Credit Facility, could proceed against the collateral securing the debt. Because the Credit Facility, the 2019 Notes and the 2020 Notes have, and any future credit facilities or other indebtedness will likely have, customary cross-default provisions, if the indebtedness under the Notes, the 2019 Notes, the 2020 Notes or the Credit Facility or under any future credit facility or other indebtedness is accelerated, we may be unable to repay or finance the amounts due.
We may choose to redeem the Notes when prevailing interest rates are relatively low.
On or after December 1, 2025, we may choose to redeem the Notes from time to time, especially if prevailing interest rates are lower than the rate borne by the Notes. If prevailing rates are lower at the time of redemption, and we redeem the Notes, you likely would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. Our redemption right also may adversely impact your ability to sell the Notes as the optional redemption date or period approaches.
Our management will have broad discretion in the use of the net proceeds from this offering and may allocate the net proceeds from this offering in ways that you and other securityholders may not approve.
Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section entitled “
Use of Proceeds
,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used in ways with which you may not agree or may not otherwise be considered appropriate. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could harm our business. Pending their use, we may invest a portion of net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to us or our stockholders.
A downgrade, suspension or withdrawal of any credit rating assigned by a rating agency to us or the Notes or change in the debt markets could cause the liquidity or market value of the Notes to decline significantly.
Any credit rating is an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in any credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to obtain or maintain any credit ratings or to advise holders of Notes of any changes in any credit ratings. There can be no assurance that any credit ratings will remain for any given period of time or that such credit ratings will not be lowered or withdrawn entirely by the rating agencies if in their judgment future circumstances relating to the basis of the credit ratings, such as adverse changes in our Company, so warrant. The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus, and in any free writing prospectus relating to this offering other than historical facts, may constitute “forward-looking statements.” These statements may relate to, among other things, future events or our future performance or financial condition, our business prospects and the prospects of our portfolio companies, actual and potential conflicts of interest with our Adviser and its affiliates, the use of borrowed money to finance our investments, the adequacy of our financing sources and working capital, and our ability to co-invest, among
other factors. In some cases, you can identify forward-looking statements by terminology such as “estimate,” “may,” “might,” “believe,” “will,” “provided,” “anticipate,” “future,” “could,” “growth,” “plan,” “project,” “intend,” “expect,” “should,” “would,” “if,” “seek,” “possible,” “potential,” “likely” or the negative or variations of such terms or comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include:

•
our, or our portfolio companies’, future business, operations, operating results or prospects, including our and their ability to achieve our respective objectives, including as a result of large scale global events such as the
COVID-19
pandemic;

•	the return or impact of current and future investments;

•	the general economy and its impact on the industries in which we invest;

•	the impact of any protracted decline in the liquidity of credit markets on our business;

•	the impact of fluctuations in interest rates on our business, including from the discontinuation of LIBOR and the implementation of alternatives to LIBOR;

•	the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•	the impact of supply chain constraints on our portfolio companies and the global economy;

•	the current inflationary environment, and its impact on our portfolio companies and on the industries in which we invest;

•	the impact on our business of changes in laws, policies or regulations (including the interpretation thereof) affecting our operations or the operations of our portfolio companies;

•	our ability to recover unrealized losses;

•	market conditions and our ability to access alternative debt markets and additional debt and equity capital

•	our contractual arrangements and relationships with third parties;

•	uncertainty surrounding the financial stability of the United States, Europe and China, including a possible shutdown of the U.S. federal government;

•	uncertainty surrounding Russia’s military invasion of Ukraine and the impact of geopolitical tensions, such as between China and the United States;

•	competition with other entities and our affiliates for investment opportunities;

•	the speculative and illiquid nature of our investments;

•	the use of borrowed money to finance a portion of our investments;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital;

•	the timing, form and amount of any dividend distributions;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability to consummate acquisitions;

•	the impact of information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity attacks;

•	the ability of our Investment Adviser to locate suitable investments for us and to monitor and administer our investments;

•
currency fluctuations and the adverse effect such fluctuations could have on the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars;

•	the impact of information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity attacks;

•	the ability of The Carlyle Group Employee Co., L.L.C. to attract and retain highly talented professionals that can provide services to our Investment Adviser and to our Administrator;

•	our ability to maintain our status as a BDC;

•	our intent to satisfy the requirements of a RIC under the Code;

•	our ability to sell Notes in this offering in the amounts and on the terms contemplated, or at all; and

•
those factors described in the “Supplementary Risk Factors” section of this prospectus supplement, under the heading “Risk Factors” in the accompanying prospectus and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Actual results could differ materially from those anticipated in our forward-looking statements and future results could differ materially from our historical performance. We have based forward-looking statements on information available to us on the date of this prospectus supplement. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports or other documents we have filed, or in the future may file, with the SEC, including subsequent annual reports on
Form 10-K, quarterly
reports on
Form 10-Q and
current reports on
Form 8-K. The
forward-looking statements contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).

USE OF PROCEEDS
We estimate that net proceeds from the sale of $75,000,000 aggregate principal amount of the Notes in this offering will be approximately $72,210,000 (or approximately $81,895,000 if the underwriters fully exercise their overallotment option) after deducting the underwriting discounts and commissions of $2,362,500 (or $2,677,500 if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $
0.4
 million payable by us.
We intend to use the net proceeds from this offering to repay approximately $72.
0
 million of the amount outstanding under the Credit Facility, to fund new investment opportunities, and for other general corporate purposes. Affiliates of Morgan Stanley & Co. LLC are lenders under the Credit Facility, and will receive a portion of the proceeds from this offering. See “Underwriting (Conflicts of Interest)”. As of November 10, 2023, we had $340.3 million outstanding under our Credit Facility. The Credit Facility matures on August 31, 2028 and advances under the Credit Facility generally bear interest at either (i) a term benchmark rate of the Adjusted Term SOFR Rate, the Adjusted Euribor Rate, or the applicable Local Rate, as the case may be, or (ii) an Alternate Base Rate (which is the highest of (a) the Prime Rate, (b) the NYFRB Rate plus 0.50%, or (c) the Adjusted Term SOFR Rate for one month plus 1.00%) plus an applicable margin (each as defined in the Credit Facility). We intend to re-borrow
under our Credit Facility to make investments in portfolio companies in accordance with our investment objectives depending on the availability of appropriate investment opportunities consistent with our investment objectives and market conditions and for other general corporate purposes.

CAPITALIZATION
The following table sets forth our capitalization as of September 30, 2023:

•	on an actual basis; and

•
on an
as-adjusted
basis to give effect to the sale of $75,000,000 aggregate principal amount of the Notes and the application of the estimated net proceeds of the offering, including the repayment of approximately $72.
0
 million in outstanding indebtedness under the Credit Facility, after deducting underwriters’ discounts and commissions and estimated offering expenses of approximately $2.4 million and $0.4 million, respectively, payable by us (and assuming the underwriters’ overallotment option is not exercised), and the application of the proceeds thereof. See
“Use of Proceeds.”

You should read the data set forth in the table below in conjunction with the section titled “
Use of Proceeds
” and “Underwriting (Conflicts of Interest)” appearing elsewhere in this prospectus supplement, as well as our unaudited financial statements
and
the accompanying notes and the section entitled “
Management’s Discussion and Analysis of Financial Condition and Results of Operations
,” each included in our September 30, 2023
Form 10-Q and
incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	September 30, 2023
	Actual	As Adjusted
	(unaudited)	(unaudited)
ASSETS
Investments, at fair value
Investments—non-controlled/non-affiliated, at fair value	$1,556,390	$1,556,390
Investments—non-controlled/affiliated, at fair value	52,670	52,670
Investments—controlled/affiliated, at fair value	251,415	251,415

Total investments, at fair value	1,860,475	1,860,475
Cash, cash equivalents and restricted cash	55,218	55,218
Other assets	41,057	41,057

Total assets	$1,956,750	$1,956,750

LIABILITIES
Notes Offered hereby (1)	$—	$75,000
Debt and Secured Borrowings, net of unamortized debt issuance costs (1)	1,003,296	928,296
Payable for investments purchased	—	—
Other liabilities	47,010	47,010

Total liabilities	$1,050,306	$1,050,306

EQUITY
NET ASSETS
Cumulative convertible preferred stock, $0.01 par value; 2,000,000 shares issued and outstanding as of September 30, 2023	50,000	50,000
Common stock, $0.01 par value; 198,000,000 shares authorized; 50,794,941 shares issued and outstanding at September 30, 2023	508	508
Paid-in capital in excess of par value	1,018,234	1,018,234
Offering costs	(1,633)	(1,633)
Total distributable earnings (loss)	(160,665)	(160,655)

Total net assets	$906,444	$906,444

Total Capitalization	$1,964,958	$1,964,958

(1)	Deferred financing costs related to the Notes are reflected in Debt and Secured Borrowings.

DESCRIPTION OF THE NOTES
The following description of the particular terms of the Notes offered by this prospectus supplement adds information to, and to the extent inconsistent therewith, supersedes the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” in the accompanying prospectus.
The Notes will be issued under a base indenture to be dated as of November 20, 2023 and a first supplemental indenture thereto to be dated November 20, 2023, between us and The Bank of New York Mellon Trust Company, N.A, as trustee. We refer to the indenture and the first supplemental indenture collectively as the “indenture” and to The Bank of New York Mellon Trust Company, N.A as the “trustee.” The Notes are governed by the indenture, as required by federal law for all bonds and notes of companies that are publicly offered. An indenture is a contract between us and the financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “
—Events of Default—Remedies if an Event of Default Occurs
” below. Second, the trustee performs certain administrative duties for us with respect to the Notes.
This section includes a summary description of the material terms of the Notes and the indenture. Because this section is a summary, however, it does not describe every aspect of the Notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes. The base indenture and the first supplemental indenture will be attached as an exhibit to a Current Report on
Form 8-K, which
will be incorporated by reference into this prospectus supplement, in each case, as will be filed with the SEC. See “
Where You Can Find More Information
” in this prospectus supplement for information on how to obtain a copy of the indenture.
General
The Notes will mature on December 1, 2028. The principal payable at maturity will be 100% of the aggregate principal amount. The interest rate of the Notes is 8.20% per year and will be paid every March 1, June 1, September 1 and December 1, commencing March 1, 2024, and the regular record dates for interest payments will be every February 15, May 15, August 15 and November 15, commencing February 15, 2024. If an interest payment date falls on a non-business day,
the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment. The initial interest period will be the period from and including November 20, 2023, to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.
We will issue the Notes in denominations of $25 and integral multiples of $25 in excess thereof. The Notes will not be subject to any sinking fund and holders of the Notes will not have the option to have the Notes repaid prior to the stated maturity date.
The indenture does not limit the amount of debt (including secured debt) that may be issued by us or our subsidiaries under the indenture or otherwise, but does contain a covenant regarding our asset coverage that would have to be satisfied at the time of our incurrence of additional indebtedness. See “—
 Covenants
” and “—
 Events of Default.
” Other than as described under “—
 Covenants
” below, the indenture does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—
 Merger or Consolidation
” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or if our credit rating declines as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect your investment in the Notes.
We may, without the consent of the holders of the Notes, issue additional notes under the indenture with the same terms (except for the issue date, public offering price, and if applicable, the initial interest payment date); provided that if such additional notes are not treated as fungible with the Notes offered hereby for United States federal income tax purposes then such additional notes would have different CUSIP numbers than the Notes offered hereby.
Covenants

•
In addition to any other covenants described in this prospectus supplement and the accompanying prospectus, as well as standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment and related matters, the following covenants will apply to the Notes:

•
We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC. Currently, these provisions generally prohibit us from incurring additional indebtedness, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowings.

•
We agree that for the period of time during which Notes are outstanding, we will not declare any dividend (except a dividend payable in our stock), or declare any other distribution, upon a class of our capital stock, or purchase any such capital stock, unless, in every such case, at the time of the declaration of any such dividend or distribution, or at the time of any such purchase, we have an asset coverage, as defined in the 1940 Act, of at least the threshold specified under Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions thereto of the 1940 Act, after deducting the amount of such dividend, distribution or purchase price, as the case may be, and in each case giving effect to any no-action
relief granted by the SEC to another BDC and upon which we may reasonably rely (or to us if we determine to seek such similar no-action
or other relief) permitting the BDC to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act, in order to maintain such BDC’s status as a RIC under Subchapter M of the Code.

•
If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable GAAP.

Optional Redemption
The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after December 1, 2025, upon not less than 30 days nor more than 60 days written notice prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption. As long as the Notes are in book-entry form and represented by a global security, the notice of redemption will be sent in accordance with the procedures of DTC.
You may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes. Any exercise of our option to redeem the Notes will be done in compliance with the indenture and the 1940 Act, to the extent applicable.
If we redeem only some of the Notes, the trustee or, with respect to global securities, DTC, will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture and the 1940 Act, to the extent applicable, and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.
In connection with a redemption, we, and not the trustee, will be responsible for determining whether such redemption is in accordance with the 1940 Act or the rules of any national securities exchange or quotation system on which the Notes are listed.
Global Securities
Each Note will be issued in book-entry form and represented by a global security that we deposit with and register in the name of DTC or its nominee. A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all the Notes represented by a global security, and investors will be permitted to own only beneficial interests in a global security. For more information about these arrangements, see “—
Book-Entry Procedures
” below.
Termination of a Global Security
If a global security is terminated for any reason, interests in it will be exchanged for certificates in non-book-entry form
(certificated securities). After that exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.
Conversion and Exchange
The Notes are not convertible into or exchangeable for other securities.
Payment and Paying Agents
We will pay interest to the person listed in the trustee’s records as the owner of the Notes at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the Note on the interest due date (the “record date”). Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities
We will make payments on the Notes so long as they are represented by a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “—
 Book-Entry Procedures
 ” below.
Payments on Certificated Securities
In the event the Notes become represented by certificated securities, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date to the holder of the Notes as shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the corporate trust office or agency of the trustee and/or at other offices that may be specified in the indenture or a notice to holders against surrender of the Note.
Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in the United States on the due date. To request payment by wire, the holder must give the trustee or other paying agent appropriate written transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.
Payment When Offices Are Closed
If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.
Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.
Events of Default
You will have rights if an Event of Default occurs in respect of the Notes and the Event of Default is not cured, as described later in this subsection.
The term “Event of Default” in respect of the Notes means any of the following:

•	We do not pay the principal of (or premium on, if any) any Note when due and payable at maturity, including upon any redemption date or required repurchase date;

•	We do not pay interest on any Note when due and payable, and such default is not cured within 30 days of its due date;

•
We remain in breach of any other covenant in respect of the Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the outstanding Notes);

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days; or

•
On the last business day of each of twenty-four consecutive calendar months, the Notes have an asset coverage (as such term is defined in the 1940 Act) of less than 100%, giving effect to any exemptive relief granted to us by the SEC.

An Event of Default for the Notes may, but does not necessarily, constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.
Remedies if an Event of Default Occurs
If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the Notes may declare the entire principal amount of all the Notes to be due and immediately payable, but this does not entitle any holder of Notes to any redemption payout or redemption premium. If an Event of Default referred to in the second to last bullet point above with respect to us

has occurred, the entire principal amount of all of the Notes will automatically become due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Notes if (1) we have deposited with the trustee all amounts due and owing with respect to the Notes (other than principal or any payment that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.
The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee indemnity reasonably satisfactory to the trustee against costs, expenses and liability (called an “indemnity”). If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.
Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:

•	You must give the trustee written notice that an Event of Default has occurred and remains uncured;

•
The holders of at least 25% in principal amount of all the Notes must make a written request that the trustee take action because of the default and must offer the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	The holders of a majority in principal amount of the Notes must not have given the trustee a direction inconsistent with the above notice during that 60-day period.
However, you are entitled at any time to bring a lawsuit for the payment of money due on your Notes on or after the due date.
Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.
Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the Notes, or else specifying any default.
Waiver of Default
The holders of a majority in principal amount of the Notes may waive any past defaults other than a default:

•	in the payment of principal (or premium, if any) or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder of the Notes.
Merger or Consolidation
Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell, transfer, lease, convey or otherwise dispose of all or substantially all of our properties and assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or convey or transfer our assets substantially as an entirety, the resulting entity must agree to be legally responsible for our obligations under the Notes;

•	immediately before and immediately after giving effect to the transaction, no default or Event of Default shall have occurred and be continuing; and

•	we or the successor person must deliver, or cause to be delivered, certain certificates and documents to the trustee.
An assumption by any person of obligations under the Notes and the indenture might be deemed for United States federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their tax advisors regarding the tax consequences of such an assumption.
Modification or Waiver
There are three types of changes we can make to the indenture and the Notes issued thereunder.

Changes Requiring Your Approval
First, there are changes that we cannot make to your Notes without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on the Notes;

•	reduce any amounts due on the Notes or reduce the rate of interest on the Notes;

•	reduce the amount of principal payable upon acceleration of the maturity of a Note following a default;

•	change the place or currency of payment on a Note;

•	impair your right to sue for payment;

•	reduce the percentage of holders of Notes whose consent is needed to modify or amend the indenture; and

•
reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults or reduce the percentage of holders of Notes required to satisfy quorum or voting requirements at a meeting of holders of the Notes.

Changes Not Requiring Approval
The second type of change does not require any vote by the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect.
Changes Requiring Majority Approval
Any other change to the indenture and the Notes would require the following approval:

•	if the change affects only the Notes, it must be approved by the holders of a majority in principal amount of the Notes; and

•
if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent. The holders of a majority in principal amount of all of the series of debt securities issued under the indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “—
 Changes Requiring Your Approval.
”
Further Details Concerning Voting
When taking a vote, we will use the following rules to decide how much principal to attribute to the Notes:
The Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption or if we or any affiliate of ours own any Notes. The Notes will also not be eligible to vote if they have been fully defeased as described later under “—
 Defeasance
 —
 Full Defeasance
” below.
We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the indenture. However, the record date may not be earlier than 30 days before the date of the first solicitation of holders to vote on or take such action and not later than the date such solicitation is completed. If we set a record date for a vote or other action to be taken by holders of the Notes, that vote or action may be taken only by persons who are holders of the Notes on the record date and must be taken within eleven months following the record date.
Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the Notes or request a waiver.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect with respect to the Notes when:

•	Either

•	all the Notes that have been authenticated have been delivered to the trustee for cancellation; or

•	all the Notes that have not been delivered to the trustee for cancellation:

•	have become due and payable, or

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year,

•
and we, in the case of the first, second and third
sub-bullets
above, have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the Notes, in amounts as will be sufficient, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such Notes not previously delivered to the trustee for cancellation (in the case of Notes that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the Notes; and

•
we have delivered to the trustee an officers’ certificate and legal opinion, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture and the Notes have been complied with.

Defeasance
The following provisions will be applicable to the Notes. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the indenture relating to the Notes.
Covenant Defeasance
Under the indenture, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your Notes. In order to achieve covenant defeasance, the following must occur:

•
Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of cash and U.S. government or U.S. government agency notes or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates;

•
We must deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit;

•	We must deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with;

•	Defeasance must not result in a breach or violation of, or result in a default under, the indenture or any of our other material agreements or instruments; and

•
No default or Event of Default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we accomplish covenant defeasance, you can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Full Defeasance
The Notes are subject to full defeasance. Full defeasance means that we can legally release ourselves from all payment and other obligations on the Notes, subject to the satisfaction of certain conditions (called “full defeasance”), and that we put in place the following other arrangements for you to be repaid:

•
Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates;

•
We must deliver to the trustee a legal opinion confirming that (a) we have received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling, or (b) there is a change in United States federal income tax law, in either case to the effect that you will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and you will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•	We must deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;

•	Defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any of our other material agreements or instruments; and

•
No default or Event of Default with respect to the Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.
Form, Exchange and Transfer of Certificated Registered Securities
If registered Notes cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form;

•	without interest coupons; and

•	unless we indicate otherwise, in denominations of $25 and amounts that are multiples of $25.
Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.
Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering Notes in the names of holders transferring Notes. We may appoint another entity to perform these functions or perform them ourselves.
Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.
We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
If any certificated securities of a particular series are redeemable and we redeem less than all the Notes, we may block the transfer or exchange of those Notes selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.
If registered Notes are issued in book-entry form, only the depositary will be entitled to transfer and exchange the Notes as described in this subsection, since it will be the sole holder of the Notes.
Resignation of Trustee
The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.
Governing Law
The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.
Indenture Provisions—Ranking
The Notes will be our direct unsecured obligations and will rank:

•	pari passu with our existing and future unsecured, unsubordinated indebtedness, including our 2019 Notes and our 2020 Notes;

•	senior to our Preferred Stock and any series of preferred stock that we may issue in the future;

•	senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

•
effectively subordinated to any existing and future secured indebtedness of CSL, including, without limitation, borrowings under the Credit Facility (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

•
structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries and any other future subsidiaries of CSL, including borrowings under the
2015-1R
Notes.

The Trustee under the Indenture
The Bank of New York Mellon Trust Company, N.A., serves as the trustee, paying agent and security registrar under the indenture.
Book-Entry Procedures
The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.
The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered certificate will be issued for each issuance of the Notes, in the aggregate principal amount thereof, and will be deposited with DTC. Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of CSL, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S.
and non-U.S. equity,
corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S.
and non-U.S. securities
brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).
DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S.
and non-U.S. securities
brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s Ratings Services’ rating of AA+. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at
 www.dtcc.com.
Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each security, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.
To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
Redemption proceeds, distributions, and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.
DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
This section describes the material United States federal income tax consequences of owning the Notes. It applies to you only if you acquire the Notes in the offering at the public offering price printed on the cover of this prospectus supplement and you hold your Notes as capital assets for tax purposes. This section addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns Notes as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells Notes as part of a wash sale for tax purposes,

•	a person subject to the special tax accounting rules under Section 451(b) of the Code, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
This section is based on the Code, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
If an entity or arrangement that is treated as a partnership for United States federal income tax purpose holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.
United States Holders
This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are, for United States federal income tax purposes:

•	a citizen or individual resident of the United States,

•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to
“Non-United
States Holders” below.
Payments of Interest
. You will be taxed on interest on your Note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.
Purchase, Sale and Retirement of the Notes
. Your tax basis in your Note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your Note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your Note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations under the Code.
Non-United
States Holders
This subsection describes the tax consequences to a
Non-United
States holder. You are a
Non-United
States holder if you are the beneficial owner of a Note and are not a United States holder nor an entity or arrangement that is treated as a partnership for United States federal income tax purposes.
If you are a United States holder, this subsection does not apply to you.

Interest
. Subject to the discussions of FATCA withholding and backup withholding below, interest on a Note that is not effectively connected with your conduct of a trade or business in the United States will generally be exempt from United States federal income and withholding tax under the “portfolio interest exemption,” provided that (i) you do not, actually or constructively, own stock possessing 10% or more of the total voting power of the Company’s outstanding stock, (ii) you are not a controlled foreign corporation that is related to the Company, actually or constructively through sufficient ownership of the Company’s stock and (iii) either (a) you provide to the applicable withholding agent an IRS Form
W-8BEN
or
W-8BEN-E
(or other applicable form), signed under penalties of perjury, that includes your name and address and that certifies your non-United
States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business provides a statement to the applicable withholding agent under penalties of perjury on which it certifies that an applicable IRS Form
W-8BEN
or
W-8BEN-E
(or other applicable form) has been received by it from you or a qualifying intermediary and furnishes a copy to the applicable withholding agent. This certification requirement may be satisfied with other documentary evidence in the case of a Note held in an offshore account or through certain foreign intermediaries. The applicable withholding agent for purposes of the certification requirement described above is generally the last U.S. payor (or a
non-U.S.
payor that is a qualified intermediary or a U.S. branch of a foreign person) in the chain of payment before payment to you.
If you cannot satisfy the requirements of the portfolio interest exemption described above, then payments of interest made to you generally will be subject to United States federal withholding tax at the rate of 30%, unless either (i) you provide the applicable withholding agent with a properly executed IRS Form
W-8BEN
or
W-8BEN-E
establishing an exemption from or reduction of the withholding tax under the benefit of an applicable income tax treaty or (ii) the interest is effectively connected with your conduct of a trade or business in the United States and you provide an appropriate statement to that effect on a properly completed and duly executed IRS Form
W-8ECI.
If you engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such interest is attributable), you will be subject to United States federal income tax on such interest on a net income basis in generally the same manner as a United States holder, unless an applicable income tax treaty provides otherwise. If you are a non-United
States holder that is treated as a foreign corporation for United States federal income tax purposes, you may also be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate) on your effectively connected earnings and profits, subject to adjustments.
Purchase, Sale and Retirement of the Notes
. Subject to the discussion of backup withholding below, you generally will not be subject to United States federal income or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other taxable disposition of a Note (other than any amount representing accrued but unpaid interest, which will be treated as interest and will generally be subject to the rules discussed above under “Interest”) unless:

•
you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition (but not considered to be a resident of the United States under specific rules) and certain other conditions are met; or

•
the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such gain is attributable).

If you are described in the first bullet point above, you generally will be subject to United States federal income tax at a flat rate of 30% (unless a lower treaty rate applies) on your gain from the disposition, which may be offset by certain United States-source capital losses. If you are described in the second bullet point above, you will be subject to United States federal income tax on such gain on a net income basis in generally the same manner as a United States holder, unless an applicable income tax treaty provides otherwise. If you are a non-United
States holder that is treated as a foreign corporation for United States federal income tax purposes, you may also be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate) on your effectively connected earnings and profits, subject to adjustments.
Estate Tax
. A Note held by an individual who at death is not a citizen or resident of the United States would not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote at the time of death; and

•	the income on the Note would not have been effectively connected with a United States trade or business of the decedent at the time of death.
Foreign Account Tax Compliance Withholding
Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other
non-U.S.
persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Payments of interest that you receive in respect of the Notes generally will be subject to this withholding if you are a
Non-United
States holder and you fail to comply with such reporting requirements or if you hold Notes through a
non-U.S.
person (e.g., a foreign bank or broker) that fails to comply with these reporting requirements and certain withholding requirements (even if payments to you would not otherwise have been subject to FATCA withholding). You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.
Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay your receipt of any amounts withheld.
Backup Withholding and Information Reporting
In general, if you are a United States holder, the applicable withholding agent will be required to report to the IRS all payments of principal and interest on your Note. In addition, the applicable withholding agent will be required to report to the IRS any payment of proceeds of the sale of your Note before maturity within the United States (unless you are an exempt recipient and certify your status as such, if required to do so). Additionally, backup withholding would apply to any payments if you fail to provide an accurate taxpayer identification number, or (in the case of interest payments) you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.
The amount of interest that we pay to any
Non-United
States holder on the Notes will be reported to the
Non-United
States holder and to the IRS annually on an IRS Form
1042-S,
regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific income tax treaty or agreement to the tax authorities of the country in which the
Non-United
States holder resides. In general, payment of the proceeds from the sale of Notes effected at a foreign office of a foreign broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States, unless the
Non-United
States holder provides to such broker a withholding certificate or other documentary evidence establishing that such holder is not a United Stats holder and such broker does not have actual knowledge or reason to know that such withholding certificate or documentary evidence is false, or the
Non-United
States holder is an exempt recipient eligible for an exemption from information reporting and certifies its status as such, if required to do so.
You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

UNDERWRITING (CONFLICTS OF INTEREST)
Morgan Stanley & Co. LLC and UBS Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the Investment Adviser, the Administrator and the underwriters, dated the date hereof, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Morgan Stanley & Co. LLC	$30,000,000
UBS Securities LLC	$30,000,000
B. Riley Securities, Inc.	$9,375,000
TCG Capital Markets L.L.C.	$5,625,000

Total	$75,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters
may be increased or the underwriting agreement may be terminated.
We, the Investment Adviser and the Administrator have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriting agreement provides that the obligations of the underwriters to purchase the Notes are subject to approval of legal matters by counsel to the underwriters and certain other conditions, including the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. Investors must pay for the Notes purchased in this offering on or about November 20, 2023.
Overallotment Option
We have granted an option to the underwriters to purchase up to an additional $10,000,000 aggregate principal amount of the Notes offered hereby at the public offering price, less the underwriting discounts and commissions, which may be exercised within 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Notes proportionate to that underwriter’s initial principal amount reflected in the table above.
Commissions and Discounts
An underwriting discount of 3.15% per Note will be paid by us. This underwriting discount will also apply to any Notes purchased pursuant to the overallotment option. The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price on the cover of this prospectus supplement and to certain other Financial Industry Regulatory Authority, Inc. (“FINRA”) members at that price less a concession not in excess of $0.50 per Note. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.45 per Note.
The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	Without Option	With Option
Public offering price	$25.00	$75,000,000	$85,000,000
Underwriting discounts and commissions	$0.7875	$2,362,500	$2,677,500
Proceeds, before expenses, to us	$24.2125	$72,637,500	$82,322,500
The expenses of the offering, not including the underwriting discounts and commissions, are estimated at $0.4 million and are payable by us. This amount includes the underwriters’ expenses, including legal fees for the underwriters’ legal counsel, that we have agreed to pay at the closing of the offering in an aggregate amount of up to $150,000.

No Sales of Similar Securities
We have agreed not to directly or indirectly offer, sell, short sell or otherwise dispose of, or enter into any agreement to offer, sell, short sell or otherwise dispose of, any debt securities issued or guaranteed by us or other securities convertible into or exchangeable or exercisable for debt securities issued or guaranteed by us or derivative of debt securities issued or guaranteed by us for a period of 30 days after the date of this prospectus supplement without first obtaining the written consent of Morgan Stanley & Co. LLC and UBS Securities LLC. This consent may be given at any time without public notice.
Listing
The Notes are a new issue of securities with no established trading market. We intend to list the Notes on the Nasdaq and will use our commercially reasonable efforts to maintain such listing. We expect trading in the Notes on the Nasdaq to begin within 30 days after the original issue date under the trading symbol “CGBDL”. Currently there is no public market for the Notes.
We have been advised by certain of the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.
Price Stabilization and Short Positions
In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market
or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.
Electronic Offer, Sale and Distribution of Notes
The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a website maintained by the underwriters, and the underwriters may distribute such prospectuses electronically. The underwriters may allocate a limited principal amount of the Notes for sale to their online brokerage customers.
Other Relationships
Certain of the underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us, our portfolio companies or our affiliates for which they have received or will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with us, on behalf of us, any of our portfolio companies or our affiliates. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to us, our portfolio companies or our affiliates.
The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to us, any of our portfolio companies or our affiliates.
After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the Notes. In addition, after the offering period for the sale of the Notes, the underwriters or their affiliates may develop analyses or opinions related to us or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding us to our noteholders or any other persons.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
We and our investment advisor, Carlyle Global Credit Investment Management L.L.C., are under common control with TCG Capital Markets L.L.C., an underwriter in this offering.
The principal business address of the representatives for the underwriters is Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, and UBS Securities LLC, 1285 Avenue of the Americas, New York, New York 10019.
Conflicts of Interest
We intend to use a portion of the net proceeds to us from the sale of the Notes to repay approximately $
72.0
 million in outstanding indebtedness under the Credit Facility. Affiliates of Morgan Stanley & Co. LLC are lenders under the Credit Facility, and may therefore receive a portion of the proceeds from this offering. To the extent that one or more of the underwriters or their affiliates receives more than 5% of the net proceeds of this offering, not including underwriting compensation, they will be deemed to have a “conflict of interest” within the meaning of Rule 5121 (“Rule 5121”) of FINRA. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. To the extent a “conflict of interest” exists, Morgan Stanley & Co. LLC will not confirm sales to any account over which they exercise discretion without the specific written approval of the account holder.
Alternative Settlement Cycle
It is expected that delivery of the Notes will be made against payment therefor on or about November 20, 2023, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under
Rule 15c6-1 under
the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the second business day before delivery thereof will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their own advisors.
Other Jurisdictions
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restriction relating to the offering and the distribution of this prospectus supplement. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the Notes offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Sullivan & Cromwell LLP. Certain matters of Maryland law, including the validity of the Notes to be issued in connection with this offering, will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain legal matters will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements and the senior securities table incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on
Form 10-K for
the year ended December 31, 2022 have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
This prospectus supplement and the accompanying prospectus are part of a registration statement that we have filed with the SEC. We are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to comprise a part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC prior to the completion of this offering will automatically update and, where applicable, supersede such information contained in this prospectus supplement or incorporated by reference therein.
We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below that have been previously filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 27, 2023, as amended on August 10, 2023;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 9, 2023;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 8, 2023;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 7, 2023;

•	our Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting of Stockholders, filed with the SEC on April 28, 2023;

•	Current Reports on Form 8-K filed with the SEC on March 28, 2023, June 9, 2023, and July 28, 2023.
We also incorporate by reference into the prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until all of the securities offered by this prospectus supplement have been sold or the offering of these securities is otherwise terminated; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of
Form 8-K or
other information “furnished” to the SEC which is not deemed filed shall not be deemed to be incorporated by reference in this prospectus supplement and in the accompanying prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement, in the accompanying prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s website as described under “
Where You Can Find More Information
” in this prospectus supplement. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into the accompanying prospectus, by writing or calling our Investor Relations Department at the following address and telephone number:
Investor Relations
One Vanderbilt Avenue
Suite 3400
New York, NY 10017
(212)
813-4900

WHERE YOU CAN FIND MORE INFORMATION
This prospectus supplement and the accompanying prospectus constitute part of a registration statement on
Form N-2 that
we have filed with the SEC, together with any and all amendments and related exhibits under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the offering under this prospectus supplement and the accompanying prospectus, we refer you to the registration statement, including the exhibits filed as a part of, or incorporated by reference into, the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or other document has been filed as an exhibit to the registration statement or otherwise incorporated by reference as an exhibit thereto, please see the copy of the contract or document that has been filed or incorporated by reference. Each statement in this prospectus supplement and the accompanying prospectus relating to a contract or document filed or incorporated by reference as an exhibit is qualified in all respects by such exhibit.
We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge on our website at
 http://carlylesecuredlending.com/
. Except for the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, information contained on our website is not incorporated into this prospectus supplement or the accompanying prospectus and you should not consider such information to be part of this prospectus supplement or the accompanying prospectus. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website free of charge at
 www.sec.gov
. You can request a copy of any of our SEC filings, including those incorporated by reference herein or in the accompanying prospectus, at no cost, by writing or telephoning us at the address or telephone number above.

PROSPECTUS

Common Stock

Preferred Stock

Debt Securities

Subscription Rights

Warrants

Units

We are an externally managed specialty finance company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended. Our investment objective is to generate current income and, to a lesser extent, capital appreciation primarily through secured debt investments in U.S. middle market companies. Our core investment strategy focuses on lending to U.S. middle market companies supported by financial sponsors, which we define as companies with approximately $25 million to $100 million of earnings before interest, taxes, depreciation and amortization. We seek to achieve our investment objective by investing primarily in first lien senior secured loans and second lien senior secured loans, with the balance of our assets invested in higher yielding investments. As of December 31, 2020, our investment portfolio consisted of 160 investments in 117 portfolio companies with an aggregate fair value of $1,826 million.

We are managed by Carlyle Global Credit Investment Management L.L.C., an investment adviser registered under the Investment Advisers Act of 1940, as amended. Carlyle Global Credit Administration L.L.C. provides the administrative services necessary for us to operate. Both Carlyle Global Credit Investment Management L.L.C. and Carlyle Global Credit Administration L.L.C. are wholly owned subsidiaries of Carlyle Investment Management L.L.C., a subsidiary of The Carlyle Group Inc. (formerly, The Carlyle Group L.P.). The Carlyle Group Inc. is a global alternative asset manager with $246 billion of assets under management as of December 31, 2020.

We may offer, from time to time, in one or more offerings or series, our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, or units comprised of any combination of the foregoing, which we refer to, collectively, as the “securities.” The preferred stock, debt securities, subscription rights and warrants (including as part of a unit) offered hereby may be convertible or exchangeable into shares of our common stock. The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus.

In the event we offer our common stock, the offering price per share of our common stock exclusive of any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make the offering except (1) in connection with a rights offering to our existing stockholders, (2) with the consent of the majority of our voting securities and approval of our Board of Directors or (3) under such circumstances as the United States Securities and Exchange Commission, or the SEC, may permit.

The securities may be offered directly to one or more purchasers, including existing stockholders pursuant to subscriptions rights, or through agents designated from time to time by us, or to or through underwriters or dealers. Each prospectus supplement relating to an offering will identify any agents or underwriters involved in the sale of the securities, and will disclose any applicable purchase price, fee, discount or commissions arrangement between us and our agents or underwriters or among our underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution.” We may not sell any of the securities pursuant to this registration statement through agents, underwriters or dealers without delivery of this prospectus and a prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “CGBD.” On April 27, 2021 the last reported sales price of our common stock on The Nasdaq Global Select Market was $13.83 per share. The NAV per share of our common stock at December 31, 2020 (the last date prior to the date of this prospectus on which we determined NAV per share) was $15.39.

Shares of closed-end investment companies, including BDCs, that are listed on an exchange frequently trade at a discount to their NAV per share. If our shares trade at a discount to our NAV per share, it may increase the risk of loss for purchasers in any offerings pursuant to this prospectus and any accompanying prospectus supplements.

This prospectus and any accompanying prospectus supplements and any related free writing prospectus, including the documents incorporated by reference herein or therein, contain important information you should know before investing in our securities. Please read this prospectus and any accompanying prospectus supplements and any related free writing prospectus, including the documents incorporated by reference herein or therein, before you invest and keep each for future reference. Information required to be included in a Statement of Additional Information may be found in this prospectus and an accompanying prospectus supplement, as applicable. We also file annual, quarterly and current reports, proxy statements and other information about us with the SEC. You may obtain this information or make stockholder inquiries by written or oral request and free of charge by contacting us by mail at our principal executive offices located at One Vanderbilt Avenue, Suite 3400, New York, NY 10017, on our website at www.tcgbdc.com, or by calling us at (212) 813-4900. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider that information to be a part of this prospectus. The SEC also maintains a website at http://www.sec.gov that contains this information.

Investing in our securities involves a high degree of risk, including credit risk and the risk of the use of leverage, and is highly speculative. Before buying any securities, you should read the discussion of the material risks of investing in our securities that are described in the “Risk Factors” section beginning on page 13 of this prospectus and in the documents incorporated by reference herein, as well as in the applicable prospectus supplement and in any related free writing prospectus that we have authorized for use in connection with a specific offering, and under similar headings in other documents that are incorporated by reference into this prospectus.

We invest in securities that have been rated below investment grade by independent rating agencies or that would be rated below investment grade if they were rated. These securities, which are often referred to as “junk” or “high yield,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be difficult to value and illiquid.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is April 28, 2021.

You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplements or any free writing prospectus prepared by us or on our behalf or to which we have referred you. We have not authorized any other person to provide you with different information or to make any representations not contained in this prospectus, any accompanying prospectus supplements or any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume the information contained in this prospectus, any prospectus supplement or any free writing prospectus is accurate after their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

TRADEMARKS

This prospectus contains trademarks and service marks owned by Carlyle (as defined below). This prospectus may also contain trademarks and service marks owned by third parties.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, using the “shelf” registration process. Under the shelf registration process, which includes a delayed offering in reliance on Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), we may offer, from time to time, in one or more offerings or series, our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, or units comprised of any combination of the foregoing, on terms to be determined at the time of the offering.

The securities may be offered at prices and on terms described in one or more supplements to this prospectus. This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus and any accompanying prospectus supplements, including any information incorporated herein by reference, together with any exhibits and the additional information described under the headings “Additional Information” and “Risk Factors” and in the documents we have referred you to in “Information Incorporated by Reference” before you make an investment decision.

SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the securities offered by this prospectus and the accompanying prospectus supplement. You should review the more detailed information contained in this prospectus and the accompanying prospectus supplement, especially the information set forth under the heading “Risk Factors” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus, the accompanying prospectus supplement and the documents incorporated by reference herein.

Unless indicated otherwise in this prospectus or the context suggests otherwise:

•	the terms “we,” “us,” “our,” “TCG BDC” and “Company” refer to TCG BDC, Inc., a Maryland corporation and its consolidated subsidiaries;

•	the term “SPV” refers to TCG BDC SPV LLC, our wholly owned and consolidated subsidiary;

•	the term “2015-1 Issuer” refers to Carlyle Direct Lending CLO 2015-1R LLC (formerly known as Carlyle GMS Finance MM CLO 2015-1 LLC), our wholly owned and consolidated subsidiary;

•

the term “Carlyle” refers to The Carlyle Group Inc. (formerly known as The Carlyle Group L.P.) (NASDAQ: CG) and its affiliates and consolidated subsidiaries (other than portfolio companies of its affiliated funds);

•	the term “CDL” refers to the Carlyle Direct Lending platform, which is Carlyle’s direct lending business unit that operates within the broader Carlyle Global Credit segment;

•	the terms “CGCA” and “Administrator” refer to Carlyle Global Credit Administration L.L.C., our administrator, a wholly owned and consolidated subsidiary of Carlyle;

•	the terms “CGCIM” and “Investment Adviser” refer to Carlyle Global Credit Investment Management L.L.C., our investment adviser, a wholly owned and consolidated subsidiary of Carlyle;

•

the term “Credit Fund” refers to Middle Market Credit Fund, LLC, an unconsolidated limited liability company, in which we own a 50% economic interest and co-manage with Credit Partners USA LLC, and its wholly owned and consolidated subsidiary; and

•

the term “Credit Fund II” refers to Middle Market Credit Fund II, LLC, an unconsolidated limited liability company, in which we own an 84.13% economic interest and co-manage with Cliffwater Corporate Lending Fund (“CCLF”), and its wholly owned and consolidated subsidiary.

We have elected to be regulated as a business development company, or a “BDC,” under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “Investment Company Act”). In addition, for U.S. federal income tax purposes, we have elected to be treated as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, as amended (together, with the rules and regulations promulgated thereunder, the “Code”).

TCG BDC, Inc.

We are an externally managed specialty finance company whose primary focus is making directly originated loans to middle market companies. We are managed by our Investment Adviser, a wholly owned subsidiary of Carlyle. We commenced investment operations in May 2013 and closed our initial public offering in June 2017.

Our investment objective is to generate current income and, to a lesser extent, capital appreciation primarily through secured debt investments in U.S. middle market companies. Our core investment strategy focuses on lending to U.S. middle market companies supported by financial sponsors, which we define as companies with approximately $25 million to $100 million of earnings before interest, taxes, depreciation and amortization, which we believe is a useful proxy for cash flow. This core strategy is supplemented with complementary specialty lending and opportunistic investing strategies, which take advantage of the broad capabilities of Carlyle’s Global Credit platform while offering risk-diversifying portfolio benefits. We seek to achieve our investment objective primarily through direct originations of secured debt instruments, including first lien senior secured loans (which may include stand-alone first lien loans, first lien/last out loans and “unitranche” loans) and second lien senior secured loans (collectively, “Middle Market Senior Loans”), with the balance of our assets invested in higher yielding investments (which may include unsecured debt, mezzanine debt and investments in equities).

We invest primarily in loans to middle market companies whose debt, if rated, is rated below investment grade, and, if not rated, would likely be rated below investment grade if it were rated (that is, below BBB- or Baa3, which is often referred to as “junk”). Exposure to below investment grade instruments involves certain risks, including speculation with respect to the borrower’s capacity to pay interest and repay principal. See “Risk Factors—Risks Related to Our Investments—Our investments are risky and speculative” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 23, 2021—as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on February 25, 2021 (together, the “2020 Annual Report”).

We generate revenues primarily in the form of interest income from the investments we hold. In addition, we generate income from dividends on direct equity investments, capital gains on the sales of loans and debt and equity securities and various loan origination and other fees.

In conducting our investment activities, we believe that we benefit from the significant scale and resources of Carlyle, including our Investment Adviser and its affiliates.

Formation Transactions and Corporate Structure

We were formed in February 2012 as a Maryland corporation structured as an externally managed, non-diversified closed-end investment company. On May 2, 2013, we elected to be regulated as a BDC under the Investment Company Act and commenced substantial investment operations upon the completion of our initial closing of equity capital commitments. In addition, for U.S. federal income tax purposes, we have elected to be treated as a RIC under the Code commencing with our taxable year ended December 31, 2013.

Effective on March 15, 2017, we changed our name from “Carlyle GMS Finance, Inc.” to “TCG BDC, Inc.”

Our Investment Adviser

Our investment activities are managed by our Investment Adviser. The principal executive offices of our Investment Adviser are located at One Vanderbilt Avenue, Suite 3400, New York, NY 10017, with additional offices in Chicago, Boston and Los Angeles. Our Investment Adviser is responsible for sourcing potential investments, conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring our investments and monitoring our investments on an ongoing basis.

Our Administrator

CGCA, a Delaware limited liability company, serves as our Administrator. Pursuant to an administration agreement between us and the Administrator (the “Administration Agreement”), our Administrator provides services to us and we reimburse our Administrator for its costs and expenses and our allocable portion of overhead incurred by our Administrator in performing its obligations under the Administration Agreement, including our allocable portion of the compensation of certain of our officers and staff. In addition, our Administrator has entered into a sub-administration agreement with The Carlyle Group Employee Co., L.L.C. (the “Carlyle Sub-Administration Agreement”), which provides our Administrator with access to personnel. Our Administrator has also entered into a sub-administration agreement with State Street Bank and Trust Company (“State Street” and such agreement, the “State Street Sub-Administration Agreement”), pursuant to which State Street provides for certain administrative and professional services. State Street also serves as our custodian.

Carlyle

Our Investment Adviser and Administrator are affiliates of Carlyle. Carlyle is a global investment firm with deep industry expertise that deploys private capital across four business segments: Corporate Private Equity, Real Assets, Global Credit and Investment Solutions. With $246 billion of assets under management (“AUM”) as of December 31, 2020, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs more than 1,825 employees, including 678 investment professionals in 24 offices across five continents, and serves more than 2,650 active carry fund investors from 95 countries.

Summary of Risk Factors

Potential investors should be aware that an investment in our securities involves risk. We cannot assure you that our objectives will be achieved or guarantee a return on invested capital. In addition, there will be occasions when the Investment Adviser and its affiliates may encounter potential conflicts of interest. The following is a summary of the principal risks that you should carefully consider before investing in our securities. In addition, see “Risk Factors” beginning on page 13 in this prospectus and in our 2020 Annual Report, as well as the other documents that are incorporated by reference herein or in any prospectus supplement, for a description of these and other risks relating to our business and investments in our securities.

Risks Related to Our Business and Structure

•

We are currently operating in a period of capital markets disruption and economic uncertainty, and capital markets may experience periods of disruption and instability in the future. These market conditions may materially and adversely affect debt and equity capital markets in the U.S. and abroad, which may have a negative impact on our business and operations. Economic recessions or downturns could impair our portfolio companies and harm our operating results.

•

The COVID-19 pandemic has adversely affected, and may continue to adversely affect, our portfolio companies and the results of our operations. Our Investment Adviser’s employees are currently working remotely. An extended period of remote work arrangements could strain our business continuity plans, introduce operational risk, including but not limited to cybersecurity risks, and impair our ability to manage our business.

•	Changes to U.S. tariff and import/export regulations may have a negative effect on our portfolio companies and, in turn, us.

•

We are dependent upon our Investment Adviser for our future success, and there are significant potential conflicts of interest which could impact our investment returns. Our fee structure and the Investment Adviser’s limited liability under the Investment Advisory Agreement may lead our Investment Adviser to act in a riskier manner on our behalf than it would when acting for its own account. Our Investment Adviser, Administrator and sub-administrators are able to resign upon 60 days’ notice, and we may not be able to find a suitable replacement within that time.

•

Our financial condition, results of operations and ability to achieve our investment objective depend on our ability to source investments, access financing and manage future growth effectively. We may experience fluctuations in our quarterly results.

•

Any failure on our part to maintain our status as a BDC or RIC would reduce our operating flexibility, may hinder our achievement of our investment objective, may limit our investment choices and may subject us to greater regulation. We will be subject to corporate-level income tax if we are unable to maintain our qualification as a RIC for U.S. federal income tax purposes under Subchapter M of the Code.

•

We may need to raise additional capital to grow because we must distribute most of our income. Regulations governing our operation as a BDC affect our ability to, and the way in which we will, raise additional capital.

•

Pursuant to approval granted by our stockholders, we are authorized to sell or otherwise issue shares of our common stock at a price below the then-current net asset value (“NAV”) per share, subject to certain conditions. The NAV per share of our common stock may be diluted if we sell shares of our common stock and prices below the then-current NAV per share.

•

We borrow money, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing in us. Our indebtedness could adversely affect our business, financial conditions or results of operations.

•

Changes in interest rates may increase our cost of capital, reduce the ability of our portfolio companies to service their debt obligations and decrease our net investment income. Changes in or the discontinuation of the London Interbank Offered Rate (“LIBOR”) may adversely affect our business and results of operations.

•	We may have difficulty paying our required distributions if we recognize taxable income before or without receiving cash representing such income.

•	A portion of our income and fees may not be qualifying income for purposes of the income source requirement.

•

If we are not treated as a “publicly offered regulated investment company,” as defined in the Code, certain U.S. stockholders will be taxed as though they received a distribution of some of our expenses.

•	If we fail to maintain the adequacy of our internal controls over financial reporting, we may not be able to accurately report our financial results.

•	Certain investors are limited in their ability to make significant investments in us.

•

Our Board of Directors (the “Board”) is authorized to reclassify any unissued shares of common stock into one or more classes of preferred stock, which could convey special rights and privileges to its owners.

•	Provisions of the Maryland General Corporation Law and of our charter and bylaws could deter takeover attempts and have an adverse impact on the price of our common stock.

•	Our Board may change our investment objective, operating policies and strategies without prior notice and without stockholder approval.

•

We are highly dependent on information systems, and systems failures could significantly disrupt our business. Cybersecurity risks and cyber incidents may adversely affect our business or those of our portfolio companies.

•

Changes in laws or regulations governing our and our portfolio companies’ businesses, and any failure by us or our portfolio companies to comply with these laws or regulations may adversely affect our and our portfolio companies’ businesses.

•	We are subject to certain risks as a result of our direct interest in the preferred interests issued by the 2015-1 Issuer.

Risks Related to Our Investments

•	Our investments are risky and speculative, and may be affected by force majeure events, including the COVID-19 pandemic.

•	Our portfolio securities are generally illiquid and typically do not have a readily available market price.

•

We operate in a highly competitive market for investment opportunities, and compete with investment vehicles sponsored or advised by our affiliates. Our ability to enter into transactions with Carlyle and our other affiliates is restricted.

•

Our portfolio companies may be highly leveraged, may incur debt that ranks equally with, or senior to, some of our investments in such companies, and may be concentrated in a limited number of portfolio companies and industries.

•

Declines in the prices of corporate debt securities and illiquidity in the corporate debt markets may adversely affect the fair value of our portfolio investments, reducing our NAV through increased net unrealized depreciation.

•	To the extent we make investments in restructurings and reorganizations they may be subject to greater regulatory and legal risks than other traditional direct investments in portfolio companies.

•

The financial projections of our portfolio companies could prove inaccurate. The due diligence investigation that our Investment Adviser carries out with respect to an investment opportunity may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity.

•

Our portfolio companies prepay loans from time to time, which may have the effect of reducing our investment income if the returned capital cannot be invested in transactions with equal or greater yields.

•	Our investments through joint ventures or other special purpose vehicles may entail greater risks, or risks that we otherwise would not incur, if we otherwise made such investments directly.

•	Our failure to make follow-on investments in our portfolio companies could impair the value of our investments.

•	The disposition of our investments may result in contingent liabilities.

•	Because we generally do not hold controlling equity interests in our portfolio companies, we may not be in a position to exercise control over our portfolio companies.

•	We may expose ourselves to risks if we engage in hedging transactions.

•	There are certain risks associated with holding debt obligations that have original issue discount or payment-in-kind interest.

Risks Related to an Investment in Our Common Stock and Other Securities That We May Issue

•

Investing in our securities may involve a high degree of risk, and the market price of our securities may fluctuate significantly. Our shares of common stock have traded at a discount to NAV and may do so again.

•

We issued cumulative convertible preferred stock, par value $0.01 (the “Preferred Stock”), in May 2020 and we may in the future determine to issue additional preferred stock, which could adversely affect the market value of our common stock. Our stockholders may experience dilution upon the conversion of the Preferred Stock. Holders of the Preferred Stock have the right to elect members of the board of directors and class voting rights on certain matters.

•	Our stockholders will experience dilution in their ownership percentage if they opt out of our dividend reinvestment plan.

•	There is a risk that our stockholders may not receive distributions or that our distributions may not grow over time.

•

Our stockholders may receive shares of our common stock as dividends, which could result in adverse tax consequences to them. Non-U.S. stockholders may be subject to withholding of U.S. federal income tax on dividends we pay.

Corporate Information

Our principal executive offices are located at One Vanderbilt Avenue, Suite 3400, New York, NY 10017 and our telephone number is (212) 813-4900. We maintain a website located at www.tcgbdc.com. Information on our website is not incorporated into or a part of this prospectus.

OFFERINGS

We may offer, from time to time, in one or more offerings or series, of our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, or units comprised of any combination of the foregoing, on terms to be determined at the time of the offering. We will offer our securities at prices and on terms to be set forth in one or more supplements to this prospectus. The offering price per share of our common stock, less any underwriting commissions or discounts, generally will not be less than the NAV per share of our common stock at the time of an offering. However, we may issue shares of our common stock pursuant to this prospectus at a price per share that is less than our NAV per share (a) in connection with a rights offering to our existing stockholders, (b) with the prior approval of the majority of our common stockholders or (c) under such other circumstances as the SEC may permit. Any such issuance of shares of our common stock below NAV may be dilutive to the NAV of our common stock. See “Risk Factors—Risks Related to Offerings Pursuant to this Prospectus.”

We may offer our securities directly to one or more purchasers, including existing stockholders in a rights offering, through agents that we designate from time to time or to or through underwriters or dealers. The prospectus supplement relating to each offering will identify any agents or underwriters involved in the sale of our securities, and will set forth any applicable purchase price, fee, commission or discount arrangement between us and our agents or underwriters or among our underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution.” We may not sell any of our securities through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of our securities.

Set forth below is additional information regarding offerings of our securities:

Use of proceeds	Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds from the sale of our securities pursuant to this prospectus for general corporate purposes, which may include, among other things: (i) investing in portfolio companies in accordance with our investment objective and (ii) repaying or repurchasing outstanding indebtedness, which may include indebtedness under the Company’s senior secured revolving credit facility (as amended, the “Credit Facility”), and, if specified in the prospectus supplement, we may use such net proceeds for acquisitions. See “Use of Proceeds.”

The Nasdaq Global Select Market symbol	“CGBD”

Distributions	To the extent we have taxable income, we intend to continue to pay quarterly distributions to our stockholders out of assets legally available for distribution. Future quarterly distributions, if any, will be determined by our Board. All future distributions will be subject to lawfully available funds therefor, and no assurance can be given that we will be able to declare such distributions in future periods. The distributions we pay to our stockholders in a year may exceed our taxable income for that year and, accordingly, a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes. A return of capital is a return to our stockholders of a portion of their original investment in the Company and would reduce a stockholder’s adjusted tax basis in its shares of our common stock and correspondingly increase such stockholder’s gain, or reduce such stockholder’s loss, on disposition of such shares. Distributions in excess of a stockholder’s adjusted tax basis in its shares of our common stock will constitute capital gains to such stockholder. The specific tax characteristics of our distributions will be reported to stockholders after the end of the calendar year. For more information, see “Price Range of Common Stock and Distributions.”

Tax status	We are a BDC under the Investment Company Act. We have elected to be treated as a RIC under Subchapter M of the Code commencing with our taxable year ended December 31, 2013, and intend to continue to elect to be so treated annually. As a RIC, we generally will not pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute to our stockholders as dividends. To maintain our RIC status, we must meet specified source-of-income and asset diversification requirements and timely distribute to our stockholders at least 90% of our “investment company taxable income” as defined by the Code, which generally includes net ordinary income and net short-term capital gains in excess of net long-term capital losses, for each taxable year. See “Price Range of Common Stock and Distributions” and “U.S. Federal Income Tax Considerations.”

We intend to timely distribute to our stockholders substantially all of our annual taxable income for each year, except that we may retain certain net capital gains for reinvestment and, depending upon the level of taxable income earned in a year, we may choose to carry forward taxable income for distribution in the following year and pay any applicable U.S. federal excise tax. See “Price Range of Common Stock and Distributions.”

Dividend Reinvestment Plan	We have an “opt out” dividend reinvestment plan that provides for reinvestment of our dividends and other distributions on behalf of our stockholders, other than those stockholders who have “opted out” of the plan. As a result of adopting the plan, if our Board authorizes, and we declare, a cash dividend or distribution, our stockholders who have not elected to “opt out” of our dividend reinvestment plan will have their cash dividends or distributions automatically reinvested in additional shares of our common stock, rather than receiving cash. Each registered stockholder may elect to have such stockholder’s dividends and distributions distributed in cash rather than participate in the plan. For any registered stockholder that does not so elect, distributions on such stockholder’s shares will be reinvested by State Street, our plan administrator, in additional shares. The number of shares to be issued to the stockholder will be determined based on the total dollar amount of the cash distribution payable, net of applicable withholding taxes. We intend to use primarily newly issued shares to implement the plan so long as the market value per share is equal to or greater than the NAV per share on the relevant valuation date. If the market value per share is less than the NAV per share on the relevant valuation date, the plan administrator would implement the plan through the purchase of common stock on behalf of participants in the open market, unless we instruct the plan administrator otherwise.

Stockholders who receive dividends and distributions in the form of stock are generally subject to the same U.S. federal, state and local tax consequences as are stockholders who receive their dividends and distributions in cash. However, since their cash dividends and distributions will be reinvested in our common stock, such stockholder will not receive cash with which to pay applicable taxes on reinvested dividends and distributions. See “Dividend Reinvestment Plan.”

If a stockholder elects to “opt out” of our dividend reinvestment plan, that stockholder will receive cash distributions.

Investment Advisory Fees	We pay our Investment Adviser a fee for its services under an investment advisory agreement (the “Investment Advisory Agreement”) consisting of two components—a base management fee and an incentive fee. For more information regarding our Investment Adviser, the terms of our Investment Advisory Agreement and the fees we pay our Investment Adviser, see Part I, Item 1 in our 2020 Annual Report.

Administration Agreement	We reimburse our Administrator for its costs and expenses and our allocable portion of overhead incurred by our Administrator in performing its obligations under the Administration Agreement. In addition, our Administrator has entered into the Carlyle Sub-Administration Agreement to have access to personnel. Our Administrator has also entered into the State Street Sub-Administration Agreement for certain administrative and professional services.

Leverage	From time to time, we may borrow funds to make additional investments. This is known as “leverage” and could increase or decrease returns to our stockholders. The use of leverage involves significant risks. As a BDC, with certain limited exceptions, we are permitted to borrow amounts such that our asset coverage ratio, as defined in the Investment Company Act, equals at least 150% immediately after each time we incur indebtedness. The amount of leverage that we employ will depend on our Investment Adviser’s and our Board’s assessment of market conditions and other factors at the time of any proposed borrowing. The costs associated with our borrowings, including any increase in the fees payable to our Investment Adviser, are borne by our stockholders.

Trading at a discount	Shares of closed-end investment companies that are listed on an exchange, including BDCs, frequently trade at a discount to their NAV per share. We are not generally able to issue and sell our common stock at a price below our NAV per share unless, among other things, the requisite stockholders approve such a sale. The risk that our shares may trade at a discount to our NAV per share is separate and distinct from the risk that our NAV per share may decline. We cannot predict whether our shares will trade above, at or below NAV per share. See “Risk Factors-Risks Related to Offerings Pursuant to this Prospectus-Our shares of common stock have traded at a discount from NAV and may do so again, which could limit our ability to raise additional equity capital.”

Investment Adviser	We are externally managed by our Investment Adviser, CGCIM, an investment adviser that is registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). CGCIM is a wholly owned subsidiary of Carlyle, a global alternative asset manager with approximately $246 billion of AUM as of December 31, 2020.

Administrator	CGCA, a wholly owned subsidiary of Carlyle, serves as our administrator.

Custodian, transfer agent and dividend disbursing agent	State Street serves as our custodian. State Street also serves as our transfer and distribution payment agent and registrar. See “Custodian, Transfer and Distribution Paying Agent and Registrar.”

Risk factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Additional information	We have filed with the SEC a registration statement on Form N-2, of which this prospectus is a part, under the Securities Act. The registration statement contains additional information about us and the securities being offered by this prospectus. We are also required to file annual, quarterly and current reports, proxy statements and other information with the SEC. This information is available on the SEC’s website at http://www.sec.gov.

We maintain a website (www.tcgbdc.com) and make all of our periodic and current reports, proxy statements and other information available, free of charge, on or through our website. The information on our website is not incorporated by reference in this prospectus. You may also obtain such information by contacting us in writing at: One Vanderbilt Avenue, Suite 3400, New York, NY 10017, or by telephone (collect) at (212) 813-4900.

Information incorporated by reference	The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information. See “Information Incorporated by Reference” for more information.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in our common stock will bear, directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. The expenses shown in the table under “estimated annual expenses” are based on estimated amounts for our current fiscal year. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “us,” the “Company” or says that “we” will pay fees or expenses, stockholders will indirectly bear these fees or expenses as our investors.

Stockholder transaction expenses (as a percentage of offering price):
Sales load	— (1)
Offering expenses	— (2)
Dividend reinvestment plan expenses	None (3)
Total stockholder transaction expenses	— (4)
Estimated annual expenses (as a percentage of net assets attributable to common stock): (5)
Base management fee payable under the Investment Advisory Agreement	3.36% (6)
Incentive fee payable under the Investment Advisory Agreement (17.5% of pre-incentive fee net investment income and capital gains)	2.18% (7)
Interest payments on borrowed funds	4.65% (8)
Other expenses	0.70% (9)(11)
Acquired fund fees and expenses	2.48% (10)
Total annual expenses	13.37% (11)

(1)

In the event that the securities to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will disclose the applicable sales load (underwriting discount or commission). Purchases of shares of our common stock on the secondary market are not subject to sales charges but may be subject to brokerage commissions or other charges. The table does not include any sales load that stockholders may have paid in connection with their purchase of shares of our common stock.

(2)	The related prospectus supplement will disclose the estimated amount of offering expenses, the offering price and the offering expenses borne by us as a percentage of the offering price.
(3)	The expenses of the dividend reinvestment plan are included in “Other expenses”. For additional information, see “Dividend Reinvestment Plan.”
(4)	The related prospectus supplement will disclose the offering price and the total stockholder transaction expenses as a percentage of the offering price.
(5)	The net assets attributable to common stock used to calculate the percentages in this table reflect our net assets of $851,363 million as of December 31, 2020.
(6)

The base management fee under the Investment Advisory Agreement is calculated and payable quarterly in arrears at an annual rate of 1.50% of the average value of the gross assets at the end of the two most recently completed fiscal quarters; provided, however, that the base management fee is calculated and payable quarterly in arrears at an annual rate of 1.00% of the average value of the gross assets as of the end of the two most recently completed calendar quarters that exceeds the product of (A) 200% and (B) the average value of the Company’s net asset value at the end of the two most recently completed calendar quarters. The Company’s gross assets exclude any cash and cash equivalents and include assets acquired through the incurrence of debt. For purposes of the table above, the percentage reflected is calculated based on our average net assets (rather than our average gross assets) for the same period. The base management fee is payable quarterly in arrears. See “Related Party Transactions—Investment Advisory Agreement” in Part II, Item 7 of our 2020 Annual Report and in Note 4 to our consolidated financial statements in our 2020 Annual Report, which are incorporated herein by reference.

(7)

We may have capital gains and net investment income that could result in the payment of an incentive fee to the Investment Adviser in the twelve months after the date of this prospectus. The incentive fee payable in the example below is estimated based on our actual results for the year ended December 31, 2020, and assumes that the incentive fee is 17.5% for all relevant periods. However, the incentive fee payable to the Investment Adviser is based on our performance and will not be paid unless we achieve certain goals.

The incentive fee has two parts. The first part is calculated and payable quarterly in arrears based on our pre-incentive fee net investment income for the immediately preceding calendar quarter. The second part is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date) in an amount equal to 17.5% of our realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. See “Related Party Transactions—Investment Advisory Agreement” in Part II, Item 7 of our 2020 Annual Report and in Note 4 to our consolidated financial statements in our 2020 Annual Report, which are incorporated herein by reference.

(8)

Interest payments on borrowed funds is estimated based on our interest expense for the year ended December 31, 2020 under (i) our secured borrowings under the Credit Facility, which were $347.9 million as of December 31, 2020, (ii) the $449.2 million in aggregate principal amount of notes offered by the 2015-1 Issuer (the “2015-1R Notes”), (iii) the $115 million in aggregate principal amount of 4.750% senior unsecured notes due December 31, 2024 (the “2019 Notes”), and (iv) the $75 million in aggregate principal amount of 4.500% senior unsecured notes due December 31, 2024 (the “2020 Notes”), excluding fees (such as fees on undrawn amounts and amortization of upfront fees). This estimated item is based on the assumption that our borrowings and interest costs after an offering will remain similar to those prior to such offering. We may borrow additional funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. Our stockholders indirectly bear the costs of borrowings under any debt instruments we may enter into.

(9)

Includes our estimated overhead expenses, such as payments under the Administration Agreement for certain expenses incurred by the Investment Adviser. See “Related Party Transactions—Administration Agreement” and “—Sub-Administration Agreements” in Part II, Item 7 of our 2020 Annual Report and in Note 4 to our consolidated financial statements in our 2020 Annual Report, which are incorporated herein by reference. The expenses in this table are based on our actual other expenses for the year ended December 31, 2020.

(10)

Our stockholders indirectly bear the expenses of underlying funds or other investment vehicles in which we invest that (1) are investment companies or (2) would be investment companies under Section 3(a) of the Investment Company Act but for the exceptions to that definition provided for in Sections 3(c)(1) and 3(c)(7) of the Investment Company Act. This amount includes the estimated annual fees and expenses of Credit Fund and Credit Fund II, which were our only acquired fund as of December 31, 2020.

(11)	Estimated.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed we would have no additional leverage and that our annual operating expenses would remain at the levels set forth in the table above. The incentive fee payable in the example below assumes that the incentive fee is 17.5% for all relevant periods. Transaction expenses are included in the following example.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains) (1)	$87	$252	$404	$739
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return resulting entirely from net realized capital gains (all of which is subject to the incentive fee based on capital gains) (2)	$96	$275	$437	$783

(1)	Assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.
(2)

Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and not otherwise deferrable under the terms of the Investment Advisory Agreement and therefore subject to the incentive fee based on capital gains. Because our investment strategy involves investments that generate primarily current income, we believe that a 5% annual return resulting entirely from net realized capital gains is unlikely.

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. Because the income portion of the incentive fee under the Investment Advisory Agreement is unlikely to be significant assuming a 5% annual return, the second example assumes that the 5% annual return will be generated entirely through net realized capital gains and, as a result, will trigger the payment of the capital gains portion of the incentive fee under the Investment Advisory Agreement. The income portion of the incentive fee under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. If we achieve sufficient returns on our investments, including through net realized capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at NAV, under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from NAV. See “Dividend Reinvestment Plan” for additional information regarding our dividend reinvestment plan.

This example above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

RISK FACTORS

An investment in the Company involves a high degree of risk. You should carefully consider the risks set out below and described in Part I, Item 1A, “Risk Factors,” in our 2020 Annual Report, which is incorporated herein by reference, together with the other information set forth in this prospectus and in the other documents that we include or incorporate by reference into this prospectus before making a decision about investing in our securities. The risks set out below and discussed in our 2020 Annual Report are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. The following considerations, together with all of the other information included in this prospectus and the accompanying prospectus supplement, including our consolidated financial statements and the related notes thereto, should be carefully evaluated before making an investment in the Company. If any of the following events occur, our business, financial condition and operating result could be materially and adversely affected. In such case, our NAV and the trading price of our common stock and the trading price, if any, of any other securities that we may issue could decline, and you may lose all or part of your investment.

Risks Related to Offerings Pursuant to this Prospectus

Investing in our securities may involve a high degree of risk.

The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and volatility or loss of principal. Our investments in portfolio companies may be highly speculative and aggressive, and therefore an investment in our securities may not be suitable for someone with lower risk tolerance.

The market price of our securities may fluctuate significantly.

The market price and liquidity of the market for our common stock and any other securities that we may issue may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include:

•

changes or perceived changes in the value of our portfolio investments as a result of changes in market factors, such as interest rate shifts, and also portfolio specific performance, such as portfolio company defaults, among others reasons;

•	significant volatility in the market price and trading volume of securities of BDCs or other companies in our sector, which are not necessarily related to the operating performance of these companies;

•	price and volume fluctuations in the overall stock market from time to time;

•	the inclusion or exclusion of our securities from certain indices;

•	changes in law, regulatory policies or tax guidelines, particularly with respect to RICs or BDCs;

•	any loss of RIC status;

•	changes in our earnings or perceived changes or variations in our operating results;

•	changes in accounting guidelines governing valuation of our investments;

•	any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;

•	the inability of our Investment Adviser to employ additional experienced investment professionals or the departure of any of our Investment Adviser’s key personnel;

•	short-selling pressure with respect to shares of our common stock or BDCs generally;

•	future sales of our securities convertible into or exchangeable or exercisable for our common stock or the conversion of such securities;

•	uncertainty surrounding the strength of the U.S. economy and where the debt market is in the credit cycle

•	uncertainty surrounding the policies of the new presidential administration;

•	uncertainty between the U.S. and other countries with respect to trade policies, treaties, and tariffs;

•	the social, geopolitical, financial, trade and legal implications of Brexit;

•	the occurrence of one or more natural disasters, pandemic outbreaks or other health crises (including, but not limited to, the COVID-19 outbreak);

•	fluctuations in base interest rates, such as LIBOR, EURIBOR, the Federal Funds Rate or the Prime Rate, and the uncertainties regarding the future of LIBOR;

•	operating performance of companies comparable to us;

•	general economic trends and other external factors, including the current COVID-19 pandemic; and

•	loss of a major funding source.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price fluctuates significantly, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

Our shares of common stock have traded at a discount to NAV and may do so again, which could limit our ability to raise additional equity capital.

We cannot assure you that a trading market for our common stock can be sustained. In addition, we cannot predict the prices at which our common stock will trade. Shares of closed-end investment companies, including BDCs, frequently trade at a discount to NAV and our common stock may also be discounted in the market. This characteristic of closed-end investment companies is separate and distinct from the risk that our NAV per share may decline. We cannot predict whether our common stock will trade at, above or below NAV. The risk of loss associated with this characteristic of closed-end management investment companies may be greater for investors expecting to sell shares of common stock purchased in the offering soon after an offering.

In addition, when our common stock is trading below its NAV, we will generally not be able to sell additional shares of our common stock to the public at its market price without, among other things, first obtaining the requisite approval of our stockholders. Pursuant to approval granted at a special meeting of stockholders held on October 28, 2020, we are authorized, with the approval of the Board, to sell or otherwise issue shares of our common stock at a price below the then-current net asset value per share, subject to certain limitations (including that the number of shares issued does not exceed 25% of our then-outstanding common stock immediately prior to each such offering). Such stockholder approval expires on October 28, 2021.

We issued the Preferred Stock in May 2020 and we may in the future determine to issue additional preferred stock, which could adversely affect the market value of our common stock.

On May 5, 2020 we issued the Preferred Stock. The Preferred Stock ranks senior to our common stock with respect to the payment of dividends and distribution of assets upon liquidation. The Preferred Stock has a liquidation preference equal to $25 per share (the “Liquidation Preference”) plus any accumulated but unpaid dividends up to but excluding the date of distribution.

The Preferred Stock is convertible, in whole or in part, at the option of the holder of the Preferred Stock into the number of shares of common stock equal to the Liquidation Preference plus any accumulated but unpaid dividends, divided by an initial conversion price of $9.50, subject to certain adjustments to prevent dilution as set forth in the articles supplementary (the “Articles Supplementary”) that established the terms of the Preferred Stock. The conversion price as of December 31, 2020 was $9.50.

Each holder of Preferred Stock is entitled to one vote on each matter submitted to a vote of our stockholders. In addition, for so long as we are subject to the Investment Company Act, the holders of Preferred Stock, voting separately as a single class, have the right to elect two members of the Board at all times, and the balance of the directors will be elected by the holders of the common stock and the Preferred Stock voting together.

The issuance of the Preferred Stock and any shares of additional preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. In addition, the dividends on the Preferred Stock and on any additional preferred stock we issue must be cumulative. Payment of dividends and repayment of the liquidation preference of the Preferred Stock and any additional preferred stock must take preference over any dividends or other payments to our common stockholders, and holders of the Preferred Stock or any additional preferred stock are not subject to any of our expenses or losses and are not entitled to participate in any income or appreciation in excess of their stated preference (other than convertible preferred stock that converts into common stock). In addition, under the Investment Company Act, the Preferred Stock and any additional preferred stock constitute a “senior security” for purposes of the 150% asset coverage test.

Our stockholders may experience dilution upon the conversion of the Preferred Stock.

If we deliver shares of common stock upon a conversion of the Preferred Stock at a time our NAV per share exceeds the conversion price in effect at such time, our stockholders may incur dilution. Our stockholders will also experience dilution in their ownership percentage of common stock upon our issuance of common stock in connection with the conversion of the Preferred Stock.

In addition, any dividends paid on our common stock will also be paid on shares of our common stock issued in connection with a conversion of the Preferred Stock after such issuance.

Holders of the Preferred Stock have the right to elect members of the board of directors and class voting rights on certain matters.

Holders of the Preferred Stock and of any additional preferred stock we might issue, voting separately as a single class, would have the right to elect two members of the board of directors at all times and in the event dividends become two full years in arrears would have the right to elect a majority of the directors until such arrearage is completely eliminated. In addition, preferred stockholders have class voting rights on certain matters, including changes in fundamental investment restrictions and conversion to open-end status, and accordingly can veto any such changes. Restrictions imposed on the declarations and payment of dividends or other distributions to the holders of our common stock and preferred stock, both by the Investment Company Act and by requirements imposed by rating agencies or the terms of our credit facilities, might impair our ability to maintain our qualification as a RIC for federal income tax purposes. While we would intend to redeem our preferred stock to the extent necessary to enable us to distribute our income as required to maintain our qualification as a RIC, there can be no assurance that such actions could be effected in time to meet the tax requirements.

Purchases of our common stock under our stock repurchase program, including a Company 10b5-1 Plan, may have resulted in the price of our common stock being higher than the price that otherwise might have existed in the open market.

On November 2, 2020, the Company’s Board authorized a 12-month extension of a previously approved $100 million stock repurchase program (the “Company Stock Repurchase Program”) as well as the expansion of the authorization to $150 million. Under such authorization, the Company Stock Repurchase Program will continue in effect until the earlier of November 3, 2021 and the date on which $150 million has been used to repurchase shares (including amounts already used to repurchase common stock prior to the extension of the Program). Pursuant to the Program, the Company is authorized to repurchase its outstanding common stock in the open market and/or through privately negotiated transactions at prices not to exceed the Company’s net asset value per share as reported in its most recent financial statements, in accordance with the guidelines specified in Rule 10b-18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company is authorized to determine, in its discretion, the timing, manner, price and amount of any repurchases, based upon the evaluation of economic and market conditions, stock price, available cash, applicable legal and regulatory requirements and other factors, which may include purchases pursuant to Rule 10b5-1 of the Exchange Act. The Program does not require the Company to repurchase any specific number of shares and there can be no assurance as to the amount of shares repurchased under the Program. The Program may be suspended, extended, modified or discontinued by the Company at any time, subject to applicable law.

Pursuant to the authorization described above, the Company adopted a 10b5-1 plan (the “Company 10b5-1 Plan”). The Company 10b5-1 Plan provides that purchases will be conducted on the open market in accordance with Rule 10b5-1 and 10b-18 under the Exchange Act and will otherwise be subject to applicable law, which may prohibit purchases under certain circumstances. The amount of purchases made under the Company 10b5-1 Plan or otherwise and how much will be purchased at any time is uncertain, dependent on prevailing market prices and trading volumes, all of which we cannot predict.

These activities may have had the effect of maintaining the market price of our common stock or retarding a decline in the market price of the common stock, and, as a result, the price of our common stock may have been higher than the price that otherwise might have existed in the open market.

Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.

As of February 22, 2021, we had 55,048,840 shares of common stock outstanding. Sales of substantial amounts of our common stock, or the availability of such shares for sale, including as a result of the sale of our common stock issued upon conversion of the Preferred Stock, could adversely affect the prevailing market prices for our common stock. If this occurs and continues, it could impair our ability to raise additional capital through the sale of equity securities should we desire to do so.

Our stockholders will experience dilution in their ownership percentage if they opt out of our dividend reinvestment plan.

Our dividend reinvestment plan is an “opt out” dividend reinvestment plan, pursuant to which all dividends declared in cash payable to stockholders that do not elect to receive their distributions in cash are automatically reinvested in shares of our common stock, rather than receiving cash. As a result, our stockholders that “opt out” of our dividend reinvestment plan may experience dilution in their ownership percentage of our common stock over time. See “Price Range of Common Stock and Distributions” and “Dividend Reinvestment Plan” for a description of our dividend policy and obligations.

If the current period of capital market disruption and instability continues for an extended period of time, there is a risk that our stockholders may not receive distributions or that our distributions may not grow over time and a portion of our distributions to our stockholders may be a return of capital for U.S. federal income tax purposes.

We intend to make distributions on a quarterly basis to our stockholders out of assets legally available for distribution. It is not assured that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. Our ability to pay distributions might be adversely affected by the impact of one or more of the risk factors described in this prospectus or incorporated herein by reference, including risk factors relating to the COVID-19 pandemic. For example, if corporate offices, retail stores, and manufacturing facilities and factories in the jurisdictions, including the United States, affected by the COVID-19 pandemic continue to be or are again subject to temporary closures for an extended period of time, it could result in reduced cash flows to us from our existing portfolio companies, which could reduce cash available for distribution to our stockholders. If we declare a dividend and if enough stockholders opt to receive cash distributions rather than participate in our dividend reinvestment plan, we may be forced to sell some of our investments in order to make cash dividend payments. In addition, due to the asset coverage test applicable to us as a BDC, we may be limited in our ability to make distributions. The Preferred Stock is entitled to be paid dividends in full prior to the declaration or payment of a dividend on our common stock. In addition, the Credit Facility may also limit our ability to declare dividends if we default under certain provisions. Further, if we invest a greater amount of assets in equity securities that do not pay current dividends, it could reduce the amount available for distribution. See “Price Range of Common Stock and Distributions.” The above referenced restrictions on distributions may also inhibit our ability to make required interest payments to holders of our debt, which may cause a default under the terms of our debt agreements. Such a default could materially increase our cost of raising capital, as well as cause us to incur penalties under the terms of our debt agreements.

The distributions we pay to our stockholders in a year may exceed our taxable income for that year and, accordingly, a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes that would reduce a stockholder’s adjusted tax basis in its shares of our common stock or preferred stock and correspondingly increase such stockholder’s gain, or reduce such stockholder’s loss, on disposition of such shares. Distributions in excess of a stockholder’s adjusted tax basis in its shares of our common stock or preferred stock will constitute capital gains to such stockholder.

Our stockholders may receive shares of our common stock as dividends, which could result in adverse tax consequences to them.

In order to satisfy the Annual Distribution Requirement applicable to RICs, we will have the ability to declare a large portion of a dividend in shares of our common stock instead of in cash. As long as a portion of such dividend is paid in cash and certain requirements are met, the entire distribution generally will be treated as a dividend for U.S. federal income tax purposes. As a result, a stockholder generally would be taxed on 100% of the fair market value of the dividend on the date the dividend is received by the stockholder in the same manner as a cash dividend, even though most of the dividend was paid in shares of our common stock. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the trading price (if any) of our common stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. In addition, if a significant number of our stockholders were to determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price (if any) of our common stock. It is unclear whether and to what extent we will be able to pay taxable dividends of the type described in this paragraph.

We may have difficulty paying our required distributions if we recognize taxable income before or without receiving cash representing such income.

For U.S. federal income tax purposes, we will include in our taxable income certain amounts that we have not yet received in cash, such as original issue discount (“OID”) or accruals on a contingent payment debt instrument, which may occur if we receive warrants in connection with the origination of a loan or possibly in other circumstances or contracted payment-in-kind (“PIK”) interest, which generally represents contractual interest added to the loan balance and due at the end of the loan term. Any such income would be treated as income earned by us and therefore would be subject to the Annual Distribution Requirement (as defined and explained more fully in “ U.S. Federal Income Tax Considerations—Taxation as a Regulated Investment Company”). We also may be required to include in our taxable income certain other amounts that we will not receive in cash. The credit risk associated with the collectability of deferred payments may be increased as and when a portfolio company increases the amount of interest on which it is deferring cash payment through deferred interest features. Our investments with a deferred interest feature may represent a higher credit risk than loans for which interest must be paid in full in cash on a regular basis. For example, even if the accounting conditions for income accrual are met, the borrower could still default when our actual collection is scheduled to occur upon maturity of the obligation.

Because in certain cases we may recognize taxable income before or without receiving cash representing such income, we may have difficulty making distributions to our stockholders that will be sufficient to enable us to meet the Annual Distribution

Requirement necessary for us to maintain our status as a RIC. Accordingly, we may need to sell some of our assets at times and/or at prices that we would not consider advantageous, we may need to raise additional equity or debt capital, or we may need to forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business) to enable us to make distributions to our stockholders that will be sufficient to enable us to meet the Annual Distribution Requirement. However, under the Investment Company Act, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless an “asset coverage” test is met.

If we are unable to obtain cash from other sources to meet the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes). Additionally, we may make investments that result in the recognition of ordinary income rather than capital gain, or that prevent us from accruing a long-term holding period. These investments may prevent us from making capital gain distributions.

Alternatively, we may, with the consent of all our stockholders, designate an amount as a consent dividend (i.e., a deemed dividend). In that case, although we would not distribute any actual cash to our stockholders, the consent dividend would be treated like an actual dividend under the Code for all U.S. federal income tax purposes. This would allow us to deduct the amount of the consent dividend and our stockholders would be required to include that amount in income as if it were actually distributed. For additional discussion regarding the tax implications of a RIC, see “U.S. Federal Income Tax Considerations—Taxation as a Regulated Investment Company.”

Non-U.S. stockholders may be subject to withholding of U.S. federal income tax on dividends we pay.

Distributions of our “investment company taxable income” to a non-U.S. stockholder that are not effectively connected with the non-U.S. stockholder’s conduct of a trade or business within the United States may be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) to the extent of our current or accumulated earnings and profits. Certain properly designated dividends are generally exempt from withholding of U.S. federal income tax, including certain dividends that are paid in respect of our (i) “qualified net interest income” (generally, our U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we or the non-U.S. stockholder are at least a 10% stockholder, reduced by expenses that are allocable to such income) or (ii) “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our long-term capital loss for such taxable year), and certain other requirements were satisfied. No assurance can be given as to whether any of our distributions will be eligible for this exemption from withholding of U.S. federal income tax or, if eligible, will be designated as such by us. See “U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Stockholders.”

The trading market or market value of any publicly issued debt securities may fluctuate.

Any publicly issued debt securities that we may issue may or may not have an established trading market. We cannot assure you that a trading market for any publicly issued debt securities will ever develop or be maintained if developed. In addition to our creditworthiness, many factors may materially adversely affect the trading market for, and market value of, any publicly issued debt securities. These factors include, but are not limited to, the following:

•	the time remaining to the maturity of such debt securities;

•	the outstanding principal amount of debt securities with terms identical to such debt securities;

•	the ratings assigned by national statistical ratings agencies;

•	the general economic environment;

•	the supply of such debt securities trading in the secondary market, if any;

•	the redemption or repayment features, if any, of such debt securities;

•	the level, direction and volatility of market interest rates generally; and

•	market rates of interest higher or lower than rates borne by such debt securities.

In addition, there may be a limited number of buyers if and when a decision is made to sell your debt securities. This too may materially adversely affect the market value of such debt securities or the trading market for the debt securities.

Terms relating to redemption may materially adversely affect your return on any debt securities that we may issue.

If such debt securities are redeemable at our option, we may choose to redeem such debt securities at times when prevailing interest rates are lower than the interest rate paid on the debt securities. In addition, if such debt securities are subject to mandatory redemption, we may be required to redeem the debt securities also at times when prevailing interest rates are lower than the interest rate paid on your debt securities. In this circumstance, an investor may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as your debt securities being redeemed.

Our credit ratings may not reflect all risks of an investment in our debt securities.

Our credit ratings are an assessment by third parties of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of our debt securities. Our credit ratings, however, may not reflect the potential impact of risks related to market conditions generally or other factors discussed above on the market value of or trading market for any publicly issued debt securities.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporated by reference, contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. Our forward-looking statements include information in this prospectus regarding general domestic and global economic conditions, our future financing plans, our ability to operate as a BDC and the expected performance of, and the yield on, our portfolio companies. In particular, there are forward-looking statements under “Summary—TCG BDC, Inc.” There may be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors,” as well as any cautionary language in this prospectus and “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2020 Annual Report, and those discussed in other documents we file with the SEC and the documents incorporated by reference herein, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operation and financial position. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Under Sections 27A(b)(2) of the Securities Act and Section 21E(b)(2) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus or in a beneficial ownership report we file under the Exchange Act.

In addition to factors identified elsewhere in this prospectus and the documents incorporated by reference herein, the following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•

our, or our portfolio companies’, future business, operations, operating results or prospects, including our and their ability to achieve our respective objectives as a result of the current COVID-19 pandemic;

•	the return or impact of current and future investments;

•	the general economy and its impact on the industries in which we invest and the impact of the COVID-19 pandemic thereon;

•	the impact of any protracted decline in the liquidity of credit markets on our business and the impact of the COVID-19 pandemic thereon;

•	the impact of fluctuations in interest rates on our business, including from changes in or the discontinuation of LIBOR, on our business;

•	the valuation of our investments in portfolio companies, particularly those having no liquid trading market, and the impact of the COVID-19 pandemic thereon;

•	the impact of changes in laws, policies or regulations (including the interpretation thereof) affecting our operations or the operations of our portfolio companies;

•	our ability to recover unrealized losses;

•	market conditions and our ability to access alternative debt markets and additional debt and equity capital, and the impact of the COVID-19 pandemic thereon;

•	our contractual arrangements and relationships with third parties;

•	uncertainty surrounding the financial stability of the United States, Europe and China;

•	the social, geopolitical, financial, trade and legal implications of Brexit;

•	competition with other entities and our affiliates for investment opportunities;

•	the speculative and illiquid nature of our investments;

•	the use of borrowed money to finance a portion of our investments;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital;

•	the timing, form and amount of any dividend distributions;

•	the timing of cash flows, if any, from the operations of our portfolio companies and the impact of the COVID-19 pandemic thereon;

•	the ability to consummate acquisitions;

•	the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments;

•

currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars;

•	the ability of The Carlyle Group Employee Co. L.L.C. to attract and retain highly talented professionals that can provide services to our investment adviser and administrator;

•	our ability to maintain our status as a business development company;

•	our intent to satisfy the requirements of a regulated investment company under Subchapter M of the Code; and

•

the risks, uncertainties and other factors we identify in “Risk Factors” in this prospectus and in Part I, Item 1A of our 2019 Annual Report, and those discussed in other documents we file with the SEC.

Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors,” elsewhere in this prospectus and in Part I, Item 1A of our 2020 Annual Report and in the other documents we file with the SEC.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds from the sale of our securities pursuant to this prospectus for general corporate purposes, which may include, among other things: (i) investing in portfolio companies in accordance with our investment objective and (ii) repaying or repurchasing outstanding indebtedness, which may include indebtedness under the Credit Facility, and, if specified in the prospectus supplement, we may use such net proceeds for acquisitions.

The supplement to this prospectus relating to an offering may more fully identify the use of the proceeds from such offering.

We anticipate that substantially all of the net proceeds of an offering of securities pursuant to this prospectus and its related prospectus supplement will be used for the above purposes within three months of any such offering, depending on the availability of appropriate investment opportunities consistent with our investment objective. We cannot assure you that we will achieve our targeted investment pace.

Proceeds not immediately used for new investments or the temporary repayment of debt will be invested primarily in cash, cash equivalents, U.S. government securities and other high quality short-term investments. These securities may earn lower yields than the types of investments we would typically make in accordance with our investment objective and, accordingly, may result in lower dividends, if any, during such period.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock is traded on The Nasdaq Global Select Market under the symbol “CGBD.” Our common stock has historically traded at prices both above and below our NAV per share. It is not possible to predict whether our common stock will trade at, above or below NAV. See “Risk Factors—Risks Related to Offerings Pursuant to this Prospectus—Our shares of common stock have traded at a discount from NAV and may do so again, which could limit our ability to raise additional equity capital.”

The following table sets forth, for our two most recent fiscal years and our most recently completed fiscal quarter, the NAV per share of our common stock, the range of high and low closing sales prices of our common stock, the closing sales price as a premium (discount) to NAV and the dividends or distributions declared by us. On April 27, 2021, the last reported closing sales price of our common stock on The Nasdaq Global Select Market was $13.83 per share, which represented a discount of approximately 10% to the NAV per share reported by us as of December 31, 2020

		Price Range		High Sales Price Premium (Discount) to NAV (2)	Low Sales Price Premium (Discount) to NAV (2)	Cash Dividend Per Share (3)
	NAV (1)	High	Low
Year ended December 31, 2019
First Quarter	$17.30	$15.21	$12.81	(12.08)%	(25.95)%	$0.37
Second Quarter	$17.06	$15.51	$14.60	(9.09)%	(14.42)%	$0.45
Third Quarter	$16.58	$15.38	$13.47	(7.24)%	(18.76)%	$0.37
Fourth Quarter	$16.56	$14.53	$13.15	(12.26)%	(20.59)%	$0.55
Year ended December 31, 2020
First Quarter	$14.18	$14.25	$4.61	0.49%	(67.49)%	$0.37
Second Quarter	$14.80	$10.10	$4.38	(31.76)%	(70.41)%	$0.37
Third Quarter	$15.01	$9.54	$7.88	(36.44)%	(47.50)%	$0.37
Fourth Quarter	$15.39	$11.55	$8.07	(24.95)%	(47.56)%	$0.36
Year ended December 31, 2021
First Quarter	*	$13.80	$10.23	*	*	$0.37

(1)

NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices. The NAVs shown are based on outstanding shares at the end of the relevant quarter.

(2)	Calculated as the respective high or low closing sales price less NAV, divided by NAV (in each case, as of the applicable quarter).
(3)	Represents the dividend or distribution declared in the relevant quarter.
*	NAV has not yet been calculated for this period.

To the extent that we have taxable income available, we intend to distribute quarterly dividends to our stockholders. The amount of our dividends, if any, will be determined by our Board. Any dividends to our stockholders will be declared out of assets legally available for distribution. We anticipate that our distributions will generally be paid from taxable earnings, including interest and capital gains generated by our investment portfolio, and any other income, including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees, that we receive from portfolio companies. However, if we do not generate sufficient taxable earnings during a year, all or part of a distribution may constitute a return of capital. The specific tax characteristics of our dividends and other distributions will be reported to stockholders after the end of each calendar year. See “U.S. Federal Income Tax Considerations” for further information regarding the tax treatment of our distributions and the tax consequences of our retention of net capital gains.

The following table summarizes the Company’s dividends declared during the two most recent fiscal years and the current fiscal year to date:

Date Declared	Record Date	Payment Date	Per Share Amount
2019
February 22, 2019	March 29, 2019	April 17, 2019	$0.37
May 6, 2019	June 28, 2019	July 17, 2019	0.37
June 17, 2019	June 28, 2019	July 17, 2019	0.08	(1)
August 5, 2019	September 30, 2019	October 17, 2019	0.37
November 4, 2019	December 31, 2019	January 17, 2020	0.37
December 12, 2019	December 31, 2019	January 17, 2020	0.18	(1)

Total			$1.74

2020
February 24, 2020	March 31, 2020	April 17, 2020	$0.37
May 4, 2020	June 30, 2020	July 17, 2020	0.37
August 3, 2020	September 30, 2020	October 16, 2020	0.32	(2)
August 3, 2020	September 30, 2020	October 16, 2020	0.05	(1)
November 2, 2020	December 31, 2020	January 15, 2021	0.32
November 2, 2020	December 31, 2020	January 15, 2021	0.04	(1)

Total			$1.47

2021
February 22, 2021	March 31, 2021	April 16, 2021	$0.32
February 22, 2021	March 31, 2021	April 16, 2021	$0.05	(1)

(1)	Represents a special/supplemental dividend.
(2)	The Company updated its dividend policy such that the regular dividend is $0.32 per share of common stock, effective with the third quarter 2020 dividend.

We have elected to be treated, and intend to continue to qualify annually, as a RIC. To maintain our qualification as a RIC, we must, among other things, fulfill the Annual Distribution Requirement, the 90% Gross Income Test and the Diversification Tests (each defined term, defined and more fully explained below in “U.S. Federal Income Tax Considerations—Taxation as a Regulated Investment Company”). In order to avoid certain excise taxes imposed on RICs, we intend to distribute during each calendar year an amount in accordance with the Excise Tax Distribution Requirements, as defined and discussed further below in “U.S. Federal Income Tax Considerations—Taxation as a Regulated Investment Company.”

In addition, although we currently intend to distribute realized net capital gains (i.e., net long term capital gains in excess of short term capital losses), if any, at least annually, we may in the future decide to retain such capital gains for investment, pay U.S. federal income tax on such amounts at regular corporate tax rates, and elect to treat such gains as deemed distributions to stockholders. As a BDC, we are generally required to meet a minimum “asset coverage” ratio after each issuance of senior securities. “Asset coverage” generally refers to a company’s total assets, less all liabilities and indebtedness not represented by “senior securities,” as defined in the Investment Company Act, divided by total senior securities representing indebtedness and, if applicable, preferred stock. “Senior securities” for this purpose includes borrowings from banks or other lenders, debt securities and preferred stock. On April 9, 2018 and June 6, 2018, our Board, including a “required majority” (as such term is defined in Section 57(o) of the Investment Company Act), and our stockholders, respectively, approved the application to us of the 150% minimum asset coverage ratio set forth in Section 61(a)(2) of the Investment Company Act. As a result, the minimum asset coverage ratio applicable to us was reduced from 200% to 150%, effective as of June 7, 2018, the first day after our 2018 annual meeting of stockholders. As of December 31, 2020, our asset coverage calculated in accordance with the Investment Company Act was 182.09%. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, to the extent that we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the Investment Company Act or if distributions are limited by the terms of any of our borrowings. See “Risk Factors—Risks Related to Offerings Pursuant to this Prospectus—If the current period of capital market disruption and instability continues for an extended period of time, there is a risk that our stockholders may not receive distributions or that our distributions may not grow over time and a portion of our distributions to you may be a return of capital for U.S. federal income tax purposes.”

Unless you elect to receive your distributions in cash, we intend to make distributions in additional shares of our common stock under our dividend reinvestment plan. Stockholders who “opt out” of our dividend reinvestment plan receive cash distributions.

See “Dividend Reinvestment Plan.” We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the Investment Company Act or if distributions are limited by the terms of any of our borrowings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our 2020 Annual Report is incorporated herein by reference.

SENIOR SECURITIES

Information about our senior securities is shown in the following table as of the end of each fiscal year ended December 31 since we commenced operations on May 2, 2013. The report of our independent registered public accounting firm, Ernst & Young LLP, on the senior securities table as of December 31, 2020 is attached as an exhibit to the registration statement of which this prospectus is a part.

Class and Year/Period	Total Amount Outstanding Exclusive of Treasury Securities (1) ($ in millions)	Asset Coverage Per Unit (2)	Involuntary Liquidating Preference Per Unit (3)	Average Market Value Per Unit (4)
Revolving Credit Facility, Facility, 2015-1 Notes and 2019 Notes
Total
December 31, 2020	$1,037.1	$1,821.0	—	N/A
December 31, 2019	$1,180.8	$1,810.0	—	N/A
December 31, 2018	$963.8	$2,103.0	—	N/A
December 31, 2017	$835.9	$2,349.0	—	N/A
December 31, 2016	$694.9	$2,100.0	—	N/A
December 31, 2015	$507.3	$2,127.0	—	N/A
December 31, 2014	$308.4	$2,097.0	—	N/A
December 31, 2013	$66.8	$3,784.0	—	N/A
SPV Credit Facility (5)
December 31, 2020	$—	$—	—	N/A
December 31, 2019	$232.5	$356.0	—	N/A
December 31, 2018	$224.1	$489.0	—	N/A
December 31, 2017	$287.4	$808.0	—	N/A
December 31, 2016	$252.9	$764.0	—	N/A
December 31, 2015	$170.3	$714.0	—	N/A
December 31, 2014	$246.4	$1675.0	—	N/A
December 31, 2013	$66.8	$3784.0	—	N/A
Credit Facility (6)
December 31, 2020	$347.9	$611.0	—	N/A
December 31, 2019	$384.1	$589.0	—	N/A
December 31, 2018	$290.5	$634.0	—	N/A
December 31, 2017	$275.5	$774.0	—	N/A
December 31, 2016	$169.0	$511.0	—	N/A
December 31, 2015	$64.0	$268.0	—	N/A
December 31, 2014	$62.0	$421.0	—	N/A
December 31, 2013	$—	$—	—	N/A
2015-1 Notes (7)
December 31, 2017	$273.0	$767.0	—	N/A
December 31, 2016	$273.0	$825.0	—	N/A
December 31, 2015	$273.0	$1,145.0	—	N/A
2015-1R Notes (7)
December 31, 2020	$449.2	$789.0	—	N/A
December 31, 2019	$449.2	$689.0	—	N/A
December 31, 2018	$449.2	$980.0	—	N/A
2019 Notes (8)
December 31, 2020	$115.0	$202.0	—	N/A
December 31, 2019	$115.0	$176.0	—	N/A
2019 Notes (9)
December 31, 2020	$75.0	$132.0	—	N/A
Preferred Stock (10)
December 31, 2020	$50.0	$88.0	—	N/A

(1)	Total amount of each class of senior securities outstanding at the end of the period presented.

(2)

Asset coverage per unit is the ratio of the carrying value of our total assets, less all liabilities excluding indebtedness represented by senior securities in this table, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness and is calculated on a consolidated basis.

(3)

The amount to which such class of senior security would be entitled upon our involuntary liquidation in preference to any security junior to it. The “—” in this column indicates information that the SEC expressly does not require to be disclosed for certain types of senior securities.

(4)	Not applicable because the senior securities are not registered for public trading.
(5)

On May 24, 2013, the SPV closed on a senior secured credit facility (the “SPV Credit Facility”). On December 11, 2020, the SPV repaid all outstanding amounts under the SPV Credit Facility and the facility was terminated.

(6)	On March 21, 2014, we closed on the Credit Facility.
(7)

On June 26, 2015, we completed a $400 million term debt securitization (the “2015-1 Debt Securitization”). The notes offered in the 2015-1 Debt Securitization (the “2015-1 Notes”) were issued by the 2015-1 Issuer. On August 30, 2018, the 2015-1 Issuer refinanced the 2015-1 Debt Securitization (the “2015-1 Debt Securitization Refinancing”) by redeeming in full the 2015-1 Notes and issuing the 2015-1R Notes.

(8)	On December 30, 2019, we closed a private offering of the 2019 Notes.
(9)	On December 11, 2020, we closed a private offering of the 2020 Notes.
(10)	On May 5, 2020, we issued the Preferred Stock.

BUSINESS

The information in “Business” in Part I, Item 1, “Properties” in Part I, Item 2 and “Legal Proceedings” in Part I, Item 3 of our 2020 Annual Report is incorporated herein by reference.

PORTFOLIO COMPANIES

The table set forth below contains certain information as of December 31, 2020 for each portfolio company in which we had an investment. Other than these investments, our only formal relationships with our portfolio companies are the managerial assistance that we may provide upon request and any board observer or participation rights we may receive in connection with our investment. In general, under the Investment Company Act, we would be presumed to “control” a portfolio company if we owned more than 25% of its voting securities and would be an “affiliate” of a portfolio company if we owned more than 5% of its outstanding voting securities. As a result, for purposes of the Investment Company Act, we are an affiliate of, and are presumed to control, Credit Fund, Credit Fund II and SolAero Technologies Corp. For purposes of the Investment Company Act, we are also an affiliate of, but are not presumed to control, Direct Travel, Inc.

Each of our investments in Credit Fund and Credit Fund II represents greater than 5% of our total assets as of December 31, 2020. For additional information on Credit Fund, see “Middle Market Credit Fund, LLC” in Part II, Item 7 of our 2020 Annual Report and in Note 5 to our consolidated financial statements in our 2020 Annual Report, which are incorporated herein by reference. For additional information on Credit Fund II, see “Middle Markets Credit Fund II, LLC” in Part II, Item 7 of our 2020 Annual Report and in Note 6 to our consolidated financial statements in our 2020 Annual Report, which are incorporated herein by reference.

Name and Address of Portfolio Company Address	Industry	Type	Interest Rate	Maturity	Par/ Principal Amount	Amortized Cost (1)	Fair Value (2)	% of Class Held
Advanced Web Technologies Holding Company 600 Hoover St NE UNIT 500 Minneapolis, MN 55413	Containers, Packaging & Glass	First Lien Debt	L + 6.00%	12/17/2026	$6,042	$5,859	$5,858
AI Convoy S.A.R.L (United Kingdom) Cleeve Road LEATHERHEAD Surrey, KT22 7SA United Kingdom	Aerospace & Defense	Second Lien Debt	L + 8.25%	1/17/2028	$24,814	$24,305	$25,546
Aimbridge Acquisition Co., Inc. 5851 Legacy Circle, Suite 400 Plano, TX 75204	Hotel, Gaming & Leisure	Second Lien Debt	L + 7.50%	2/1/2027	$9,241	$9,104	$7,993
Airnov, Inc. 27365 Schady Road Olmstead Township, OH 44138	Containers, Packaging & Glass	First Lien Debt	L + 5.25%	12/19/2025	$11,216	$11,057	$11,221
Alpha Packaging Holdings, Inc. 1555 Page Industrial Blvd St. Louis, MO 63132	Containers, Packaging & Glass	First Lien Debt	L + 6.00%	11/12/2021	$2,784	$2,784	$2,784
Alpine SG, LLC 2121 N California Blvd, Suite 290 Walnut Creek, CA 94596	High Tech Industries	First Lien Debt	L + 5.75%	11/16/2022	$10,890	$10,835	$10,808
Alpine SG, LLC 2121 N California Blvd, Suite 290 Walnut Creek, CA 94596	High Tech Industries	First Lien Debt	L + 8.50%	11/16/2022	$1,618	$1,578	$1,612
Alpine SG, LLC 2121 N California Blvd, Suite 290 Walnut Creek, CA 94596	High Tech Industries	First Lien Debt	L + 6.50%	11/16/2022	$10,750	$10,452	$10,698
American Physician Partners, LLC 5121 Maryland Way Brentwood, TN 37027	Healthcare & Pharmaceuticals	First Lien Debt	L + 6.75%	12/21/2021	$28,848	$28,715	$27,295
AMS Group HoldCo, LLC 2400 Old Mill Road Carrollton, TX 75007	Transportation: Cargo	First Lien Debt	L + 6.50%	9/29/2023	$22,252	$22,004	$21,945
Analogic Corporation 8 Centennial Drive Peabody, MA 01960	Capital Equipment	First Lien Debt	L + 5.25%	6/22/2024	$2,361	$2,332	$2,361
Anchor Hocking, LLC 519 N. Pierce Ave Lancaster, OH 43130	Durable Consumer Goods	First Lien Debt	L + 11.75%	1/25/2024	$9,758	$9,547	$9,358
ANLG Holdings, LLC 8 Centennial Drive Peabody, MA 01960	Capital Equipment	Common Stock			$592	$592	$865	0.22%
Applied Technical Services, LLC 1049 Triad Court Marietta, GA 30062	Business Services	First Lien Debt	L + 5.75%	12/29/2026	$395	$382	$382
Apptio, Inc. 11100 NE 8th Street, Suite 600 Bellevue, WA 98004	Software	First Lien Debt	L + 7.25%	1/10/2025	$5,184	$5,073	$5,297
AQA Acquisition Holding, Inc. 450 Artisan Way Somerville, MA 02145	High Tech Industries	Second Lien Debt	L + 8.00%	5/24/2024	$39,000	$38,741	$39,000

Name and Address of Portfolio Company Address	Industry	Type	Interest Rate	Maturity	Par/ Principal Amount	Amortized Cost (1)	Fair Value (2)	% of Class Held
At Home Holding III, Inc. 1600 East Plano Parkway Plano, TX 75074	Retail	First Lien Debt	L + 9.00%	7/27/2022	$875	$858	$870
Aurora Lux FinCo S.Ã.R.L. (Luxembourg) Avda. Diagonal 567, 3rd floor Barcelona, Spain 08029	Software	First Lien Debt	L + 5.75%	12/24/2026	$32,819	$32,093	$29,970
Avenu Holdings, LLC 2411 Dulles Corner Park, Suite 800 Herndon, VA 20171	Sovereign & Public Finance	First Lien Debt	L + 5.25%	9/28/2024	$37,276	$36,883	$37,276
Avenu Holdings, LLC 2411 Dulles Corner Park, Suite 800 Herndon, VA 20171	Sovereign & Public Finance	Common Stock			$172	$172	$345	0.23%
Barnes & Noble, Inc. 122 Fifth Avenue New York City, NY 10011	Retail	First Lien Debt	L + 5.50%	8/7/2024	$16,744	$16,426	$15,808
BK Intermediate Company, LLC 8 Centennial Drive Peabody, MA 01960	Healthcare & Pharmaceuticals	Common Stock			$288	$288	$209	0.22%
BlueCat Networks, Inc. (Canada) 156 W. 56th Street, 3rd Floor New York, NY 10106	High Tech Industries	First Lien Debt	L + 6.25%	10/30/2026	$11,468	$11,243	$11,239
BMS Holdings III Corp. 5718 Airport Freeway Haltom City, TX 76117	Construction & Building	First Lien Debt	L + 5.25%	9/30/2026	$1,596	$1,554	$1,578
Brave Parent Holdings, Inc. 11695 Johns Creek Parkway, Suite 200 Johns Creek, GA 30097	Software	Second Lien Debt	L + 7.50%	4/19/2026	$19,062	$18,711	$19,062
Captive Resources Midco, LLC 201 East Commerce Drive Schaumburg, IL 60173	Banking, Finance, Insurance & Real Estate	First Lien Debt	L + 5.75%	5/31/2025	$10,525	$10,370	$10,611
Central Security Group, Inc. 2448 East 81st Street, Suite 4300 Tulsa, OK 74137	Consumer Services	First Lien Debt	L + 6.00%	10/16/2025	$9,278	$9,278	$7,930
Central Security Group, Inc. 2448 East 81st Street, Suite 4300 Tulsa, OK 74137	Consumer Services	Common Stock			$443	$0	$0	2.83%
Chartis Holding, LLC 220 West Kenzie Street, 3rd Floor Chicago, IL 60654	Business Services	First Lien Debt	L + 5.50%	5/1/2025	$16,266	$15,969	$16,275
Chartis Holding, LLC 220 West Kenzie Street, 3rd Floor Chicago, IL 60654	Business Services	Common Stock			$433	$433	$571	0.21%
Chemical Computing Group ULC (Canada) 1010 Sherbrooke St. W, Suite 910 Montreal, Canada QC H3A 2R7	Software	First Lien Debt	L + 5.00%	8/30/2023	$471	$469	$471
CIP Revolution Holdings, LLC 4680 Parkway Drive Suite 202 Mason, OH 45040	Media: Advertising, Printing & Publishing	Common Stock			$318	$318	$245	0.30%
CircusTrix Holdings, LLC P.O. Box 302 Provo , UT 84603	Hotel, Gaming & Leisure	First Lien Debt	L + 6.75% (100% PIK)	12/6/2021	$10,023	$9,987	$8,093
Cobblestone Intermediate Holdco LLC 3739 E. Bell Road Phoenix, AZ 85032	Consumer Services	First Lien Debt	L + 4.75%	1/29/2026	$720	$713	$723
Comar Holding Company, LLC 220 Laurel Road Voorhees, NJ 08043	Containers, Packaging & Glass	First Lien Debt	L + 5.50%	6/18/2024	$22,037	$21,636	$22,147
Cority Software Inc. (Canada) 250 Bloor Street East 9th Floor Toronto, Canada M4W 1E5	Software	First Lien Debt	L + 5.25%	7/2/2026	$10,622	$10,401	$10,718
Cority Software Inc. (Canada) 250 Bloor Street East 9th Floor Toronto, Canada M4W 1E5	Software	First Lien Debt	L + 7.25%	7/2/2026	$1,898	$1,843	$1,935
Cority Software Inc. (Canada) 250 Bloor Street East 9th Floor Toronto, Canada M4W 1E5	Software	Common Stock			$250	$250	$295	0.08%
DecoPac, Inc. 3500 Thurston Avenue Anoka, MN 55303	Non-durable Consumer Goods	Common Stock			$1,500	$1,500	$1,664	0.70%

Name and Address of Portfolio Company Address	Industry	Type	Interest Rate	Maturity	Par/ Principal Amount	Amortized Cost (1)	Fair Value (2)	% of Class Held
Derm Growth Partners III, LLC 1720 S. Beckham Ave, Suite 102 Tyler, TX 75701	Healthcare & Pharmaceuticals	First Lien Debt	L + 6.25% (100% PIK)	5/31/2022	$56,320	$56,046	$28,212
Derm Growth Partners III, LLC 1720 S. Beckham Ave, Suite 102 Tyler, TX 75701	Healthcare & Pharmaceuticals	Common Stock			$1,000	$1,000	$—	0.48%
DermaRite Industries, LLC 7777 West Side Ave North Bergen , NJ 07047	Healthcare & Pharmaceuticals	First Lien Debt	L + 7.00%	3/3/2022	$18,862	$18,776	$18,656
Designer Brands Inc. 810 DSW Drive Columbus, OH 43219	Retail	First Lien Debt	L + 8.50%	8/7/2025	$17,955	$17,534	$17,811
Diligent Corporation 111 West 33rd Street, 16th Floor New York, NY 10120	Telecommunications	First Lien Debt	L + 6.25%	8/4/2025	$579	$561	$588
Direct Travel, Inc. 7430 E. Caley Avenue Suite 220 E Centennial , CO 80111	Hotel, Gaming & Leisure	First Lien Debt	L + 1.00%, 7.50% PIK	10/1/2023	$36,711	$36,340	$24,949
Direct Travel, Inc. 7430 E. Caley Avenue Suite 220 E Centennial , CO 80111	Hotel, Gaming & Leisure	First Lien Debt	L + 6.00%	10/1/2023	$1,231	$1,231	$1,231
Direct Travel, Inc. 7430 E. Caley Avenue Suite 220 E Centennial , CO 80111	Hotel, Gaming & Leisure	Common Stock			$43	$0	$—	9.47%
Drilling Info Holdings, Inc. 2901 Via Fortuna #200 Austin, TX 72746	Energy: Oil & Gas	Second Lien Debt	L + 8.25%	7/30/2026	$18,600	$18,145	$18,228
DTI Holdco, Inc. Two Ravinia, Suite 850 Atlanta, GA 30346	High Tech Industries	First Lien Debt	L + 4.75%	9/30/2023	$1,954	$1,876	$1,741
Emergency Communications Network, LLC 780 West Granada Blvd Ormond Beach, FL 32174	Telecommunications	First Lien Debt	L + 2.625%, 5.125% PIK	6/1/2023	$24,370	$24,269	$21,349
Ensono, LP 3333 Finley Road Downers Grove, IL 60515	Telecommunications	First Lien Debt	L + 5.25%	6/27/2025	$2,158	$2,142	$2,142
Ensono, LP 3333 Finley Road Downers Grove, IL 60515	Telecommunications	First Lien Debt	L + 5.75%	6/27/2025	$18,131	$18,008	$17,995
Ethos Veterinary Health LLC 20 Cabot Road Woburn , MA 01801	Consumer Services	First Lien Debt	L + 4.75%	5/15/2026	$2,612	$2,570	$2,540
EvolveIP, LLC 989 Old Eagle School Road Wayne, PA 19087	Telecommunications	First Lien Debt	L + 5.75%	6/7/2023	$25,864	$25,806	$25,828
Frontline Technologies Holdings, LLC 1400 Atwater Drive Malvern, PA 19355	Software	First Lien Debt	L + 5.75%	9/18/2023	$3,099	$3,081	$3,037
FWR Holding Corporation 11100 Santa Monica Boulevard Suite 1900 Los Angeles, FL 90025	Beverage, Food & Tobacco	First Lien Debt	L + 5.50%, 1.50% PIK	8/21/2023	$34,555	$34,175	$31,216
GRO Sub Holdco, LLC 750 East Beltline, NE Grand Rapids, MI 49525	Healthcare & Pharmaceuticals	Common Stock			$500	$0	$—	0.48%
Helios Buyer, Inc. 51327 Quadrate Drive Macomb, MI 48042	Consumer Services	First Lien Debt	L + 6.00%	12/15/2026	$8,749	$8,456	$8,454
Hercules Borrower LLC 412 Georgia Ave #300 Chattanooga, TN 37403	Environmental Industries	First Lien Debt	L + 6.50%	12/14/2026	$18,592	$18,077	$18,073
Higginbotham Insurance Agency, Inc. 500 W. 13th Street Fort Worth, TX 76102	Banking, Finance, Insurance & Real Estate	First Lien Debt	L + 5.75%	11/25/2026	$3,902	$3,828	$3,827
iCIMS, Inc. 101 Crawfords Corner Road Suite3-100 Holmdel, NJ 07733	Software	First Lien Debt	L + 6.50%	9/12/2024	$1,670	$1,646	$1,666
Individual FoodService Holdings, LLC 5496 Lindbergh Lane Bell, CA 90201	Wholesale	First Lien Debt	L + 6.25%	11/22/2025	$3,883	$3,797	$3,759

Name and Address of Portfolio Company Address	Industry	Type	Interest Rate	Maturity	Par/ Principal Amount	Amortized Cost (1)	Fair Value (2)	% of Class Held
Individual FoodService Holdings, LLC 5496 Lindbergh Lane Bell, CA 90201	Wholesale	First Lien Debt	L + 6.25%	11/22/2025	$2,197	$2,134	$2,134
Innovative Business Services, LLC 8701 East Hartford Drive, Suite 200 Scottsdale, AZ 85255	High Tech Industries	First Lien Debt	L + 5.50%	4/5/2023	$13,779	$13,523	$13,484
Integrity Marketing Acquisition, LLC 9111 Cypress Waters Blvd. Ste 450 Dallas, TX 75019	Banking, Finance, Insurance & Real Estate	First Lien Debt	L + 5.75%	8/27/2025	$4,970	$4,907	$5,011
Jazz Acquisition, Inc. 416 Dividend Drive Peachtree City, GA 30269	Aerospace & Defense	Second Lien Debt	L + 8.00%	6/18/2027	$23,450	$23,150	$18,146
K2 Insurance Services, LLC 11452 El Camino Real, Suite 250 San Diego, CA 92130	Banking, Finance, Insurance & Real Estate	First Lien Debt	L + 5.00%	7/1/2024	$18,651	$18,323	$18,653
K2 Insurance Services, LLC 11452 El Camino Real, Suite 250 San Diego, CA 92130	Banking, Finance, Insurance & Real Estate	Common Stock			$433	$433	$676	0.22%
Kaseya, Inc. 701 Brickell Avenue, Suite 400 Miami, FL 33131	High Tech Industries	First Lien Debt	L + 4.00%, 3.00% PIK	5/2/2025	$14,871	$14,610	$14,940
Legacy.com, Inc. 820 Davis Street, Suite 210 Evanston , IL 60201	High Tech Industries	First Lien Debt	L + 6.00%	3/20/2023	$17,066	$16,886	$16,055
Legacy.com, Inc. 820 Davis Street, Suite 210 Evanston , IL 60201	High Tech Industries	Common Stock			$1,500	$1,500	$613	1.54%
Lifelong Learner Holdings, LLC 2950 N Hollywood Way, Suite 200 Burbank, CA 91505	Business Services	First Lien Debt	L + 5.75%	10/18/2026	$23,814	$23,355	$21,580
Liqui-Box Holdings, Inc. 901 East Byrd Street Suite 1105 Richmond, VA 23219	Containers, Packaging & Glass	First Lien Debt	L + 4.50%	6/3/2024	$1,368	$1,346	$1,112
Mailgun Technologies, Inc. 112 E Pecan St. #1135 San Antonio, TX 78205	High Tech Industries	First Lien Debt	L + 5.00%	3/26/2025	$3,256	$3,185	$3,175
Mailgun Technologies, Inc. 112 E Pecan St. #1135 San Antonio, TX 78205	High Tech Industries	Common Stock			$424	$424	$784	0.23%
National Technical Systems, Inc. 24007 Ventura Boulevard Calabasas, CA 91302	Aerospace & Defense	First Lien Debt	L + 5.50%	6/12/2023	$1,175	$1,150	$1,160
NES Global Talent Finance US, LLC (United Kingdom) Dyce Dr Aberdeen AB21 0BR United Kingdom	Energy: Oil & Gas	First Lien Debt	L + 5.50%	5/11/2023	$9,789	$9,697	$8,859
NMI AcquisitionCo, Inc. 2174 W Grove Parkway Suite 150 Pleasant Grove, UT 84062	High Tech Industries	First Lien Debt	L + 5.00%	9/6/2022	$40,756	$40,442	$40,336
North Haven Goldfinch Topco, LLC 101 Stewart Street, Suite 700 Seattle, WA 98101	Containers, Packaging & Glass	Common Stock			$2,315	$2,315	$3,043	1.25%
Outcomes Group Holdings, Inc. 1277 Treat Blvd Suite 800 Walnut Creek, CA 94597	Business Services	Second Lien Debt	L + 7.50%	10/26/2026	$3,462	$3,455	$3,462
PAI Holdco, Inc. 3 Dakota Dr #110 New Hyde Park, NY 11042	Automotive	Second Lien Debt	L + 6.25%, 2.00% PIK	10/28/2028	$13,530	$13,132	$13,329
Paramit Corporation 18735 Madrone Parkway Morgan Hill, CA 95037	Capital Equipment	First Lien Debt	L + 4.50%	5/3/2025	$5,213	$5,174	$5,109
Paramit Corporation 18735 Madrone Parkway Morgan Hill, CA 95037	Capital Equipment	First Lien Debt	L + 5.25%	5/3/2025	$3,029	$2,912	$2,909
Paramit Corporation 18735 Madrone Parkway Morgan Hill, CA 95037	Capital Equipment	Common Stock			$150	$500	$758	0.28%
Park Place Technologies, LLC 5910 Landerbrook Drive Mayfield Heights, OH 44124	High Tech Industries	First Lien Debt	L + 5.00%	11/19/2027	$20,000	$19,211	$19,150

Name and Address of Portfolio Company Address	Industry	Type	Interest Rate	Maturity	Par/ Principal Amount	Amortized Cost (1)	Fair Value (2)	% of Class Held
PF Growth Partners, LLC 212 West Padonia Road Timonium , MD 21093	Hotel, Gaming & Leisure	First Lien Debt	L + 7.00%	7/11/2025	$7,294	$7,198	$6,778
Pharmalogic Holdings Corp. 1 South Ocean Boulevard Boca Raton, FL 33432	Healthcare & Pharmaceuticals	Second Lien Debt	L + 8.00%	12/11/2023	$800	$798	$783
Plano Molding Company, LLC 431 E. South St Plano, IL 60545	Hotel, Gaming & Leisure	First Lien Debt	L + 7.50%, 1.50% PIK	5/12/2022	$14,693	$14,664	$13,001
Plano Molding Company, LLC 431 E. South St Plano, IL 60545	Hotel, Gaming & Leisure	First Lien Debt	L + 7.50%, 1.50% PIK	5/12/2022	$1,081	$1,073	$1,081
PPC Flexible Packaging, LLC 1111 Busch Parkway Buffalo Grove, IL 60089	Containers, Packaging & Glass	First Lien Debt	L + 6.00%	11/23/2024	$11,338	$11,234	$11,300
PPC Flexible Packaging, LLC 1111 Busch Parkway Buffalo Grove, IL 60089	Containers, Packaging & Glass	Common Stock			$965	$965	$1,302	1.00%
PPT Management Holdings, LLC 333 Earle Ovington Suite 225 Uniondale, NY 11553	Healthcare & Pharmaceuticals	First Lien Debt	L + 6.00%, 2.50% PIK	12/16/2022	$27,896	$27,817	$22,798
PricewaterhouseCoopers Public Sector LLP 1800 Tysons Corner McLean , VA 22102	Aerospace & Defense	First Lien Debt	L + 3.25%	5/1/2023	$0	$(74)	$(32)
Product Quest Manufacturing, LLC 330 Carswell Avenue Daytona Beach, FL 32117	Containers, Packaging & Glass	First Lien Debt	L + 6.75%	3/31/2021	$840	$840	$423
Propel Insurance Agency, LLC 1201 Pacific Avenue Suite 1000 Tacoma, WA 98402	Banking, Finance, Insurance & Real Estate	First Lien Debt	L + 5.00%	6/1/2024	$2,339	$2,327	$2,316
Quartz Holding Company 150 Cambridgepark Dr. Cambridge, MA 02140	Software	Second Lien Debt	L + 8.00%	4/2/2027	$7,048	$6,930	$6,994
QW Holding Corporation 1302 N. 19th Street, Suite 300 Tampa, FL 33605	Environmental Industries	First Lien Debt	L + 6.25%	8/31/2022	$43,119	$42,771	$40,990
Redwood Services Group, LLC 1 California St. San Francisco, CA 94111	High Tech Industries	First Lien Debt	L + 6.00%	6/6/2023	$5,043	$5,017	$5,030
Redwood Services Group, LLC 1 California St. San Francisco, CA 94111	High Tech Industries	First Lien Debt	L + 8.50%	6/6/2023	$3,474	$3,378	$3,494
Redwood Services Group, LLC 1 California St. San Francisco, CA 94111	High Tech Industries	First Lien Debt	L + 7.25%	6/6/2023	$12,957	$12,628	$13,024
Regency Entertainment, Inc. 10201 W. Pico Blvd, Bldg. 12 Los Angeles, CA 90035	Media: Diversified & Production	First Lien Debt	L + 6.75%	10/22/2025	$20,000	$19,636	$19,600
Reladyne, Inc. 8280 Montgomery Road, Suite 101 Cincinnati, OH 45236	Wholesale	First Lien Debt	L + 5.00%	7/22/2022	$10,100	$10,017	$10,146
Reladyne, Inc. 8280 Montgomery Road, Suite 101 Cincinnati, OH 45236	Wholesale	Second Lien Debt	L + 9.50%	1/21/2023	$12,242	$12,133	$11,956
Riveron Acquisition Holdings, Inc. 2515 Mckinney Avenue, Suite 1200 Dallas, TX 75201	Banking, Finance, Insurance & Real Estate	First Lien Debt	L + 5.75%	5/22/2025	$11,517	$11,341	$11,595
Rough Country, LLC 2450 Huish Rd Dyersburg, TN 38024	Durable Consumer Goods	Common Stock			$755	$755	$1,634	0.56%
RSC Acquisition, Inc. 160 Federal Street, 4th Floor Boston, MA 02110	Banking, Finance, Insurance & Real Estate	First Lien Debt	L + 5.50%	11/1/2026	$10,711	$10,534	$10,824
Sapphire Convention, Inc. 5795 W. Badura Ave., Suite 110 Las Vegas, FL 89118	Telecommunications	First Lien Debt	L + 6.25%	11/20/2025	$28,812	$28,342	$24,000
SiteLock Group Holdings, LLC 8701 East Hartford Drive, Suite 200 Scottsdale, AZ 85255	High Tech Industries	Common Stock			$446	$446	$526	1.64%
Smile Doctors, LLC 285 Southeast Inner Loop Georgetown, TX 78626	Healthcare & Pharmaceuticals	First Lien Debt	L + 6.00%	10/6/2022	$16,930	$16,872	$16,577

Name and Address of Portfolio Company Address	Industry	Type	Interest Rate	Maturity	Par/ Principal Amount	Amortized Cost (1)	Fair Value (2)	% of Class Held
SolAero Technologies Corp. 10420 Research Road SE Albuquerque, NM, 87123	Telecommunications	Common Stock			$3	$2,815	$0	29.20%
SolAero Technologies Corp. (A1 Term Loan) 10420 Research Road SE Albuquerque, NM, 87123	Telecommunications	First Lien Debt	L + 8.00% (100% PIK)	10/12/2022	$3,166	$3,166	$1,214
SolAero Technologies Corp. (A2 Term Loan) 10420 Research Road SE Albuquerque, NM, 87123	Telecommunications	First Lien Debt	L + 8.00% (100% PIK)	10/12/2022	$8,707	$8,707	$3,338
SolAero Technologies Corp. (Priority Facilities) 10420 Research Road SE Albuquerque, NM, 87123	Telecommunications	First Lien Debt	L + 6.00%	10/12/2022	$2,460	$2,429	$2,460
Southern Graphics, Inc. 626 West Main Street, Suite 500 Louisville, KY 40202	Media: Advertising, Printing & Publishing	First Lien Debt	L + 6.50%	10/23/2023	$9,959	$9,769	$9,849
Sovos Brands Intermediate, Inc. 1901 Fourth St #200 Berkeley , CA 94710	Beverage, Food & Tobacco	First Lien Debt	L + 4.75%	11/20/2025	$17,498	$17,360	$17,348
SPay, Inc. 5360 Legacy Drive #510 Plano, TX 75024	Hotel, Gaming & Leisure	First Lien Debt	L + 5.75%, 2.00% PIK	6/17/2024	$21,365	$21,099	$17,318
Stonegate Pub Company Bidco Limited (United Kingdom) 3 Monkspath Hall Road Solihull, West Midlands B90 4SJ United Kingdom	Beverage, Food & Tobacco	Second Lien Debt	L + 8.50%	3/12/2028	$20,000	$24,729	$21,902
Superior Health Linens, LLC 5005 S. Packard Ave Cudahy, KY 53110	Business Services	First Lien Debt	L + 6.50%	9/30/2021	$13,155	$13,116	$13,079
T2 Systems Parent Corporation 8900 Keystone Crossing, Suite 700 Indianapolis, IN 46240	Transportation: Consumer	Common Stock			$556	$556	$838	0.64%
T2 Systems, Inc. 8900 Keystone Crossing, Suite 700 Indianapolis, IN 46240	Transportation: Consumer	First Lien Debt	L + 6.75%	9/28/2022	$26,605	$26,356	$26,605
Tailwind HMT Holdings Corp. 24 Waterway Avenue, Suite 400 The Woodlands, TX 77380	Energy: Oil & Gas	Common Stock			$20	$1,334	$2,001	2.61%
Tank Holding Corp. 6940 O Street, Suite 100 Lincoln, NE 68510	Capital Equipment	First Lien Debt	L + 3.50%	3/26/2024	$0	$0	$(1)
Tank Holding Corp. 6940 O Street, Suite 100 Lincoln, NE 68510	Capital Equipment	Second Lien Debt	L + 8.25%	3/26/2027	$35,965	$35,454	$35,189
Tank Holding Corp. 6940 O Street, Suite 100 Lincoln, NE 68510	Capital Equipment	Common Stock			$850	$482	$944	0.29%
TCFI Aevex LLC 440 Stevens Ave., Ste 150 Solano Beach, CA 92075	Aerospace & Defense	First Lien Debt	L + 6.00%	3/18/2026	$9,693	$9,503	$9,650
The Leaders Romans Bidco Limited (United Kingdom) Term Loan B Crowthorne House Nine Mile Ride Wokingham, Berkshire RG40 3GZ United Kingdom	Banking, Finance, Insurance & Real Estate	First Lien Debt	L + 6.50%, 3.00% PIK	6/30/2024	$20,740	$25,406	$28,078
The Leaders Romans Bidco Limited (United Kingdom) Term Loan C Crowthorne House Nine Mile Ride Wokingham, Berkshire RG40 3GZ United Kingdom	Banking, Finance, Insurance & Real Estate	First Lien Debt	L + 6.50%, 3.00% PIK	6/30/2024	$3,816	$4,748	$5,727
Titan DI Preferred Holdings, Inc. 2901 Via Fortuna #200 Austin, TX 72746	Energy: Oil & Gas	Common Stock			$11,246	$10,959	$11,021	2.50%
TruGreen Limited Partnership 1790 Kirby Parkway, Forum II Suite 300 Memphis, TN 38138	Consumer Services	Second Lien Debt	L + 8.50%	11/2/2028	$13,000	$12,743	$13,000

Name and Address of Portfolio Company Address	Industry	Type	Interest Rate	Maturity	Par/ Principal Amount	Amortized Cost (1)	Fair Value (2)	% of Class Held
Trump Card, LLC 1 Tower Lane, Ste 2101 Oakbrook Terrace, IL 60181	Transportation: Cargo	First Lien Debt	L + 5.50%	4/21/2022	$7,594	$7,572	$7,444
TSB Purchaser, Inc. 4500 East West Highway #300 Bethesda, MD 20814	Media: Advertising, Printing & Publishing	First Lien Debt	L + 6.00%	5/14/2024	$18,666	$18,354	$18,501
Turbo Buyer, Inc. 14651 Dallas Parkway, #502 Dallas, TX 75254	Automotive	First Lien Debt	L + 5.25%	12/2/2025	$24,323	$23,766	$24,567
Turbo Buyer, Inc. 14651 Dallas Parkway, #502 Dallas, TX 75254	Automotive	Common Stock			$1,925	$1,925	$2,444	0.68%
Tweddle Group, Inc. 24700 Maplehurst Dr. Clinton Twp, MI 48036	Media: Advertising, Printing & Publishing	First Lien Debt	L + 4.50%	9/17/2023	$1,825	$1,808	$1,678
Tweddle Holdings, Inc. 24700 Maplehurst Dr. Clinton Twp, MI 48036	Media: Advertising, Printing & Publishing	Common Stock			$17	$0	$0	3.40%
U.S. Acute Care Solutions, LLC 4535 Dressler Road NW Canton, OH 44718	Healthcare & Pharmaceuticals	First Lien Debt	L + 6.00%	5/15/2021	$4,242	$4,235	$3,956
Ultimate Baked Goods MIDCO, LLC 828 Kasota Avenue SE Minneapolis, MN 55414	Beverage, Food & Tobacco	Second Lien Debt	L + 8.00%	8/9/2026	$2,820	$2,776	$2,689
Unifrutti Financing PLC (Cyprus) Via della Maggiola 37 62010 Montecosaro Scalo MC Italy	Beverage, Food & Tobacco	First Lien Debt	7.50%, 1.00% PIK	9/15/2026	$4,575	$4,832	$5,464
Unifrutti Financing PLC (Cyprus) Via della Maggiola 37 62010 Montecosaro Scalo MC Italy	Beverage, Food & Tobacco	First Lien Debt	11.00% PIK	9/15/2026	$647	$724	$754
Unifrutti Financing PLC (Cyprus) Via della Maggiola 37 62010 Montecosaro Scalo MC Italy	Beverage, Food & Tobacco	Common Stock			$0	$556	$575	3.24%
Unifrutti Financing PLC (Cyprus) Via della Maggiola 37 62010 Montecosaro Scalo MC Italy	Beverage, Food & Tobacco	Common Stock			$0	$0	$0	3.24%
US INFRA SVCS Buyer, LLC 9304 E. Verde Grove View, Suite 100 Scottsdale, AZ 85255	Environmental Industries	First Lien Debt	L + 6.00%	4/13/2026	$3,248	$2,688	$3,175
USLS Acquisition, Inc. 16825 Northchase Dr., Suite 900 Houston , TX 77060	Business Services	First Lien Debt	L + 5.75%	11/30/2024	$21,447	$21,124	$19,981
USLS Acquisition, Inc. 16825 Northchase Dr., Suite 900 Houston , TX 77060	Business Services	First Lien Debt	L + 5.75%	11/30/2024	$0	$(22)	$—
USLS Acquisition, Inc. 16825 Northchase Dr., Suite 900 Houston , TX 77060	Business Services	Common Stock			$641	$641	$565	0.46%
VRC Companies, LLC 5400 Meltech Blvd #101 Memphis, TN 38118	Business Services	First Lien Debt	L + 6.50%	3/31/2023	$33,286	$33,048	$33,286
W50 Parent LLC 3525 Piedmont Road NE, Building 7, Suite 600 Atlanta, GA 30305	Business Services	Common Stock			$500	$500	$575	0.18%
Watchfire Enterprises, Inc. 1015 Maple Street Danville, IL 61832	Media: Advertising, Printing & Publishing	Second Lien Debt	L + 8.00%	10/2/2021	$7,000	$6,985	$6,988
Westfall Technik, Inc. 7455 Arroyo Crossing Pkwy, Suite 220 Las Vegas, NV 89113	Chemicals, Plastics & Rubber	First Lien Debt	L + 6.25%	9/13/2024	$27,720	$27,457	$25,733
Wheel Pros, LLC 5347 S Valentia Way Greenwood Village, CO 80111	Automotive	First Lien Debt	L + 5.25%	11/6/2027	$18,750	$18,286	$18,390
World 50, Inc. 3525 Piedmont Road NE, Building 7, Suite 600 Atlanta, GA 30305	Business Services	Second Lien Debt	11.50%	1/9/2027	$7,635	$7,499	$7,518

Name and Address of Portfolio Company Address	Industry	Type	Interest Rate	Maturity	Par/ Principal Amount	Amortized Cost (1)	Fair Value (2)	% of Class Held
WP CPP Holdings, LLC 1621 Euclid Ave., Suite 1850 Cleveland, OH 44115	Aerospace & Defense	Second Lien Debt	L + 7.75%	4/30/2026	$39,500	$39,172	$32,738
YLG Holdings, Inc. 3235 North State Street, PO Box 849 Bunnell, FL 32110	Consumer Services	First Lien Debt	L + 6.25%	11/1/2025	$1,401	$1,343	$1,370
Zemax Software Holdings, LLC 10230 NE Points Drive, Suite 540 Kirkland, WA 98033	Software	First Lien Debt	L + 5.75%	6/25/2024	$6,285	$6,216	$6,119
Zenith American Holding, Inc. 1000 N. Ashley Drive Suite 1040 Tampa, FL 33602	Business Services	Common Stock			$1,565	$782	$1,221	0.85%
Zenith Merger Sub, Inc. 1000 N. Ashley Drive Suite 1040 Tampa, FL 33602	Business Services	First Lien Debt	L + 5.25%	12/13/2023	$14,164	$14,034	$14,031
Zillow Topco LP 10230 NE Points Drive, Suite 540 Kirkland, WA 98033	Software	Common Stock			$313	$313	$163	0.22%

Total investments						$1,628,870	$1,542,463

Name and Address of Portfolio Company	Industry	Type of Investment	Interest Rate	Maturity	Par/LLC Interest	Cost	Fair Value	% of Class Held
Investment Funds (2)
Middle Market Credit Fund, LLC One Vanderbilt Avenue, Suite 3400 New York, NY 10017	Investment Fund	Mezzanine Loan	L+9.00%	3/22/2021	$—	$—	$—	50.00%
		Subordinated Loan and Member’s Interest		3/1/2021	$216,000	$216,000	$205,891	50.00%
Middle Market Credit Fund II, LLC One Vanderbilt Avenue, Suite 3400 New York, NY 10017	Investment Fund	Member’s Interest		12/31/2030	$78,122	$78,096	$77,395	84.13%

Total Investment Fund						$294,096	$283,286

Total Investments						$1,922,966	$1,825,749

(1)

Amortized cost represents original cost, including origination fees, adjusted for the accretion/amortization of discounts/premiums, as applicable, on debt investments using the effective interest method. All amounts shown are in thousands, unless otherwise disclosed.

(2)

Under the Investment Company Act, the Company is deemed to be an “affiliated person” of and “control” this investment fund because the Company owns more than 25% of the investment fund’s outstanding voting securities and/or has the power to exercise control over management or policies of such investment fund.

(3)

The Company has determined the indicated investments are non-qualifying assets under Section 55(a) of the Investment Company Act. Under the Investment Company Act, the Company may not acquire any non-qualifying assets unless, at the time such acquisition is made, qualifying assets represent at least 70% of the Company’s total assets.

(4)

In addition to the interest earned based on the stated interest rate of this loan, which is the amount reflected in this schedule, the Company is entitled to receive additional interest as a result of an agreement among lenders as follows: Barnes & Noble, Inc. (1.83%), Dimensional Dental Management, LLC (4.87%), Legacy.com Inc. (3.73%) and Surgical Information Systems, LLC (1.13%). Pursuant to the agreement among lenders in respect of this loan, this investment represents a first lien/last out loan, which has a secondary priority behind the first lien/first out loan with respect to principal, interest and other payments.

MANAGEMENT

The information in the section entitled “Proposal No. 1 Election of Directors” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2021 (the “2021 Annual Proxy Statement”) is incorporated herein by reference.

Portfolio Managers

The management of our investment portfolio is the responsibility of our Investment Adviser and our Investment Adviser has established an investment committee for our business (the “Investment Committee”). A majority of the members of the Investment Committee must approve each new investment that we make. The biographical information of the members of our Investment Committee is set forth below. Within that framework, Linda Pace, our President, Chief Executive Officer and Chair of our Board and Taylor Boswell our Chief Investment Officer have day-to-day responsibility for our investment portfolio. As of December 31, 2020, Ms. Pace and Mr Boswell also manage registered investment companies, other pooled investment vehicles and other accounts, as indicated below.

The following table sets forth the members of the Investment Committee. No member of the Investment Committee is employed by us and no member receives compensation from us in connection with his or her Investment Committee or portfolio management activities.

Name	Position
Linda Pace	President, Chief Executive Officer, and Chair of the Board of the Company and TCG BDC II; Managing Director of Carlyle; Vice Chair of Carlyle Global Credit; Global Head of Carlyle Loans and Structured Credit
Mark Jenkins	Managing Director of Carlyle; Head of Carlyle Global Credit
Justin Plouffe	Managing Director of Carlyle; and Deputy Chief Investment Officer of Carlyle Global Credit
Alex Popov	Managing Director of Carlyle; Head of Carlyle Illiquid Credit Strategies; and Head of Carlyle Credit Opportunities Fund
Taylor Boswell	Chief Investment Officer of the Company and TCG BDC II; Managing Director of Carlyle; Chief Investment Officer of Carlyle Direct Lending

For biographical information of Ms. Pace and Mr. Boswell, see “—Biographical Information and Discussion of Experience and Qualifications—Interested Directors” and “—Biographical Information and Discussion of Experience and Qualifications—Executive Officers Who Are Not Directors,” respectively. The biographical information of the other members of our Investment Committee is set forth below.

Mark Jenkins is a Managing Director and Head of Carlyle Global Credit. Mr. Jenkins was a Senior Managing Director at Canada Pension Plan Investment Board (CPPIB) where he was responsible for leading CPPIB’s Global Private Investment Group with approximately CAD$56 billion of AUM. He was Chair of the Credit Investment Committee, Chair of the Private Investments Committee and also managed the portfolio value creation group. While at CPPIB, Mr. Jenkins founded CPPIB Credit Investments, which is a multi-strategy platform making direct principal credit investments. He also led CPPIB’s acquisition and oversight of Antares Capital and the subsequent expansion in middle market direct lending. Prior to CPPIB, he was Managing Director, Co-Head of Leveraged Finance Origination and Execution for Barclays Capital in New York. Before Barclays, Mr. Jenkins worked for 11 years at Goldman Sachs & Co. in senior positions within the Fixed Income and Financing Groups in New York. He served on the boards of Wilton Re, Teine Energy, Antares Capital and Merchant Capital Solutions.

Justin Plouffe is a Managing Director and the Deputy Chief Investment Officer for Carlyle Global Credit. He is based in New York. Mr. Plouffe focuses on investing across Carlyle’s credit strategies and driving growth initiatives for the Global Credit platform. He is Co-Portfolio Manager for Carlyle Tactical Private Credit Fund (f/k/a OFI Carlyle Private Credit Fund), Co-Head of Carlyle Structured Credit Fund, and serves on various Global Credit investment committees. He is also the CEO of TCG Capital Markets L.L.C., a SEC-registered broker/dealer affiliate of The Carlyle Group. Since joining Carlyle in 2007, Mr. Plouffe has overseen CLO new issuance, led acquisitions of corporate credit management platforms, served as a portfolio manager for structured credit investments, developed proprietary portfolio management analytics, and negotiated a wide variety of financing facilities. Prior to joining Carlyle, Mr. Plouffe was an attorney at Ropes & Gray LLP. He has also served as a clerk on the U.S. Court of Appeals for the First Circuit and as a legislative assistant to a U.S. Congressman. Mr. Plouffe received his undergraduate degree from Princeton University and his J.D. from Columbia Law School, where he was an editor of The Columbia Law Review. He is a CFA charterholder and holds Series 7, 24, 57, 63, 79 and 99 licenses.

Alex Popov is a Managing Director, Head of Carlyle Credit Opportunities Fund and Head of Carlyle Illiquid Credit. He is based in New York. Prior to joining Carlyle, Mr. Popov was a Managing Director at HPS Investment Partners (f/k/a Highbridge Principal Strategies, “HPS”) from 2008 to 2016. At HPS, he led investment activities in the US for HPS Mezzanine Funds I & II and was a member of the investment committee for HPS Mezzanine Fund III and HPS’ firm-wide Credit Committee. Mr. Popov founded and led the firm’s real estate credit platform and served as a member of the Board and Investment Committee of the Joint Venture between HPS and The Related Companies. Before joining HPS in 2008, Mr. Popov worked at Oaktree Capital Management focusing on credit investments across various sectors. Earlier in his career, he worked at American Capital Strategies and Donaldson, Lufkin & Jenrette (DLJ). Mr. Popov received his undergraduate degree from Cornell University and his MBA from NYU Stern School of Business.

The table below shows the dollar range of shares of common stock beneficially owned by our portfolio manager as of April 14, 2021.

Name	Aggregate Dollar Range of Equity Securities in TCG BDC, Inc. (1)
Linda Pace	$100,001 - $500,000
Mark Jenkins	$10,001 - $50,000
Justin Plouffe	None
Alex Popov	None
Taylor Boswell	Over $1,000,000

(1)	Dollar ranges are as follows: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000, $100,001-$500,000, $500,001-$1,000,000 or over $1,000,000.

As of December 31, 2020, the Investment Committee members were also primarily responsible for the day-to-day management of the portfolio of certain registered investment companies, other pooled investment vehicles and other accounts, as indicated below. See “Risk Factors—Risks Related to Our Business and Structure—There are significant potential conflicts of interest, including the management of other investment funds and accounts by our Investment Adviser, which could impact our investment returns” and “Business—Allocation of Investment Opportunities and Potential Conflicts of Interest” for more information in Part I, Item 1A of our 2020 Annual Report.

As of December 31, 2020, Ms. Pace and Mr. Boswell also manage registered investment companies, other pooled investment vehicles and other accounts, as indicated below.

Name		Number of Accounts	Assets of Accounts (in billions)	Number of Accounts Subject to a Performance Fee	Assets Subject to a Performance Fee (in billions)
Linda Pace	Registered Investment Companies	1	$0.23	1	$0.23
	Other Pooled Investment Vehicles	2	$1.88	2	$1.88
	Other Accounts	6	$1.74	1	$0.38
Taylor Boswell	Registered Investment Companies	0	$—	0	$—
	Other Pooled Investment Vehicles	1	$1.87	1	$1.87
	Other Accounts	6	$1.74	1	$0.38

Investment Advisory Agreement

We are party to the Investment Advisory Agreement with our Investment Adviser, a wholly owned subsidiary of Carlyle. See “Related Party Transactions—Investment Advisory Agreement” in Part II, Item 7 of our 2020 Annual Report and in Note 4 to our consolidated financial statements in our 2020 Annual Report, which are incorporated herein by reference.

Examples of Quarterly Incentive Fee Calculation

The figures provided in the following examples are hypothetical, are presented for illustrative purposes only and are not indicative of actual expenses or returns. Please refer to our SEC filings, including the filings incorporated by reference herein, for information on actual expenses and returns.

These examples assume a 17.5% incentive fee and a 1.50% management fee.

Example 1: Income Related Portion of Incentive Fee (*):

Alternative 1

Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.25%.

Hurdle rate(1) = 1.50%.

Management fee(2) = 0.375%.

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.20%.

Pre-incentive fee net investment income

(investment income - (management fee + other expenses)) = 0.675%.

Pre-incentive net investment income does not exceed hurdle rate, therefore there is no incentive fee.

Alternative 2

Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.30%.

Hurdle rate(1) = 1.50%.

Management fee(2) = 0.375%.

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.20%.

Pre-incentive fee net investment income

(investment income - (management fee + other expenses)) = 1.725%.

Incentive fee = 17.5% × pre-incentive fee net investment income, subject to the “catch-up”(4)

= 100% x (1.725%-1.50%)

= 0.225%.

Alternative 3

Assumptions

Investment income (including interest, dividends, fees, etc.) = 4.00%.

Hurdle rate(1) = 1.50%.

Management fee(5) = 0.333%.

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.20%.

Pre-incentive fee net investment income

(investment income - (management fee + other expenses)) = 3.467%.

Incentive fee = 17.5% × pre-incentive fee net investment income, subject to “catch-up”(4)

Incentive fee = 100% × “catch-up” + (17.5% × (pre-incentive fee net investment income - 1.82%)).

Catch-up = 1.82% - 1.50%.

= 0.32%

Incentive fee = (100% × 0.32%) + (17.5% × (3.467% - 1.82%))

= 0.320% + (17.5% × 1.647%)

= 0.320% + 0.288%

= 0.608%.

Notes:

(*)	The hypothetical amount of pre-incentive fee net investment income shown is expressed as a rate of return on the value of the Company’s total net assets.
(1)	Represents 6.00% annualized hurdle rate.
(2)	Represents 1.50% annualized management fee using leverage up to 1.0x debt to equity.
(3)	Excludes organizational and offering expenses.
(4)

The “catch-up” provision, as described in Section 3(b)(i)(A)-(C) above, is intended to provide the Investment Adviser with an incentive fee of approximately 17.5% on all of the Company’s pre-incentive fee net investment income as if a hurdle rate did not apply when the Company’s net investment income exceeds 1.82% in any calendar quarter. The “catch-up” portion of our pre-incentive fee net investment income is the portion that exceeds the 1.5% hurdle rate but is less than or equal to approximately 1.82% (that is, 1.5% divided by (1 - 0.175)) in any calendar quarter.

(5)

Represents a blended 1.33% annualized management fee using leverage of 2.0x debt to equity, which represents 1.50% annualized management fee on assets financed using leverage up to 1.0x debt to equity and 1.00% annualized management fee on assets financed using leverage in excess of 1.0x debt to equity.

Example 2: Capital Gains Portion of Incentive Fee:

Alternative 1

Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”).

•	Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million.

•	Year 3: FMV of Investment B determined to be $25 million.

•	Year 4: Investment B sold for $31 million.

The capital gains portion of the incentive fee, if any, would be:

•	Year 1: None.

•	Year 2: $5.25 million capital gains incentive fee, calculated as follows:

$30 million realized capital gains on sale of Investment A multiplied by 17.5%.

•	Year 3: None, calculated as follows:(5)

$4.375 million cumulative fee (17.5% multiplied by $25 million ($30 million cumulative capital gains less $5 million cumulative capital depreciation)) less $5.25 million (previous capital gains fee paid in Year 2).

•	Year 4: $175,000 capital gains incentive fee, calculated as follows:

$5.425 million cumulative fee ($31 million cumulative realized capital gains ($30 million from Investment A and $1 million from Investment B) multiplied by 17.5%) less $5.25 million (previous capital gains fee paid in Year 2).

Alternative 2

Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”).

•	Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million.

•	Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million.

•	Year 4: FMV of Investment B determined to be $35 million.

•	Year 5: Investment B sold for $20 million.

The capital gains portion of the incentive fee, if any, would be:

•	Year 1: None.

•

Year 2: $4.375 million capital gains incentive fee, calculated as follows:17.5% multiplied by $25 million ($30 million realized capital gains on sale of Investment A less $5 million unrealized capital depreciation on Investment B).

•	Year 3: $1.225 million capital gains incentive fee, calculated as follows:

$5.6 million cumulative fee (17.5% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million unrealized capital depreciation)) less $4.375 million (previous capital gains fee paid in Year 2).

•	Year 4: $525,000 capital gains incentive fee, calculated as follows:

$6.125 million cumulative fee (17.5% multiplied by $35 million cumulative realized capital gains) less $5.6 million (previous cumulative capital gains fee paid in Year 2 and Year 3).

•

Year 5: None $4.375 million cumulative fee (17.5% multiplied by $25 million ($35 million cumulative realized capital gains less $10 million realized capital losses)) less $6.125 million (previous cumulative capital gains fee paid in Years 2, 3 and 4).

Note:

(5)

If the Investment Advisory Agreement is terminated on a date other than December 31 of any year, we may pay aggregate capital gain incentive fees that are more than the amount of such fees that would have been payable if the Investment Advisory Agreement had been terminated on December 31 of such year. This would occur if the fair market value of an investment declined between the time the Investment Advisory Agreement was terminated and December 31.

Board Approval of the Investment Advisory Agreement

In accordance with Section 15(a) and 15(c) of the Investment Company Act, the Board, including a majority of the Independent Directors, approved an investment advisory agreement (the “Original Investment Advisory Agreement”) between the Company and the Investment Adviser on April 3, 2013. The Original Investment Advisory Agreement was amended on September 15, 2017 and August 6, 2018 after receipt of requisite Board and stockholders’ approvals, as applicable (as amended, the “Investment Advisory Agreement”). On May 29, 2020, the Board, including a majority of the Independent Directors, approved the continuance of the Investment Advisory Agreement for a one year period. Pursuant to relief granted by the SEC in light of the COVID-19 pandemic (the “Order”) and a determination by the Board that reliance on the Order was appropriate due to circumstances related to the current or potential effects of COVID-19, the May 29 meeting was held by video- and telephone-conference.

In its consideration of the Investment Advisory Agreement, the Board considered the information it had received relating to, among other things:

•	the nature, quality and extent of the advisory and other services to be provided to us by our Investment Adviser;

•	the investment performance of our Investment Adviser;

•	comparative data with respect to advisory fees or similar expenses paid by other BDCs, investment companies and other accounts, if any, of our Investment Adviser with similar investment objectives;

•	our projected operating expenses and expense ratio compared to BDCs, investment companies and other accounts, if any, of our Investment Adviser with similar investment objectives;

•	the costs of the services to be provided and profits to be realized by our Investment Adviser and its affiliates from the relationship with us;

•	the extent to which economies of scale would be realized as we continue to grow;

•	information about the services to be performed and the personnel performing such services under the Investment Advisory Agreement;

•	the organizational capability and financial condition of our Investment Adviser; and

•	the possibility of obtaining similar services from other third-party service providers or through an internally managed structure.

No single factor was determinative of the Board’s and the Independent Directors’ decisions to approve the Investment Advisory Agreement, but rather, the directors based their determination on the total mix of information available to them. Following consideration of the foregoing, the Board determined that the terms of the Investment Advisory Agreement are fair to, and in the best interests of, us and our stockholders.

Duration, Termination and Amendment

Unless terminated earlier, the Investment Advisory Agreement renews automatically for successive annual periods, provided that such continuance is specifically approved at least annually by the vote of the Board and by the vote of a majority of the Independent Directors. The Investment Advisory Agreement will automatically terminate in the event of an assignment and may be terminated by either party without penalty upon at least 60 days’ written notice to the other party.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The information in the section entitled “Proposal No. 1 Election of Directors—Certain Relationships and Related Party Transactions” in our 2021 Annual Proxy Statement is incorporated herein by reference.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

The information in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in our 2021 Annual Proxy Statement is incorporated herein by reference. As of April 14, 2021, Carlyle Investment Management L.L.C. (“CIM”), which is directly and indirectly owned and controlled by various entities affiliated with The Carlyle Group, Inc. and an affiliated person of our Investment Adviser, beneficially owned 5,263,157 shares, or approximately 8.8%, of our common stock pursuant to Rule 13d-3(d)(1) under the Exchange Act as a result of its right to convert its investment in our Preferred Stock into our common stock. The principal business address of CIM is 1001 Pennsylvania Ave NW, Suite 220 South, Washington, DC 20004.

DETERMINATION OF NET ASSET VALUE

In accordance with the procedures adopted by our Board, the NAV per share of our outstanding shares of common stock is determined by dividing the value of total assets minus liabilities by the total number of shares outstanding. We calculate the value of our investments in accordance with the procedures described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Fair Value Measurements” in Part II, Item 7 of our 2020 Annual Report, which is incorporated herein by reference.

For further information on the fair value hierarchies, our framework for determining fair value, and the composition of our portfolio, see Note 3 to the consolidated financial statements in Part II, Item 8 of the 2020 Annual Report, which is incorporated herein by reference.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the common stock, preferred stock, subscription rights, debt securities, warrants and units. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement will contain the material terms and conditions for each security.

DESCRIPTION OF CAPITAL STOCK

The following description is based on relevant portions of the Maryland General Corporation Law (“MGCL”) and on our charter (“Charter”) and bylaws. This summary is not intended to be complete, and we refer you to the MGCL and our Charter and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, for a more detailed description of the provisions summarized below. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to any shares of our capital stock being offered.

STOCK

Our authorized stock consists of 200,000,000 shares, par value $0.01 per share, 198,000,000 of which are currently designated as common stock and 2,000,000 of which are currently designated as preferred stock. There are no outstanding options or warrants to purchase our stock. Our common stock is listed on the NASDAQ Global Select Market under the symbol “CGBD.” There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations. Under our Charter, our Board is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock without obtaining stockholder approval. As permitted by the MGCL, our Charter provides that the Board, without any action by our stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, voting, and dividends and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our Board and declared by us out of assets legally available therefor. Shares of our common stock are not subject to any sinking fund and have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract.

In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time.

Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

The following are our outstanding classes of capital stock as of April 14, 2021:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by us or for Our Account	(4) Amount Outstanding Exclusive of Amounts Shown Under (3)
Common Stock	198,000,000	None	54,812,436
Preferred Stock	2,000,000	None	2,000,000

Preferred Stock

Our Charter authorizes our Board to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to the issuance of shares of each class or series, the Board is required by Maryland law and by our Charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. The cost of any such reclassification would be borne by our existing common stockholders.

However, any issuance of preferred stock must comply with the requirements of the Investment Company Act. Certain matters under the Investment Company Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC. In addition, the Investment Company Act provides that holders of preferred stock are entitled to vote separately from holders of common stock to elect two preferred stock directors. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions. We currently have no plans to issue additional preferred stock, but may determine to do so in the future.

As of April 14, 2021, we had issued and outstanding 2,000,000 shares of Preferred Stock. The Preferred Stock ranks senior to our common stock with respect to the payment of dividends and distribution of assets upon liquidation. The Preferred Stock has a liquidation preference equal to $25 per share (the “Liquidation Preference”) plus any accumulated but unpaid dividends up to but excluding the date of distribution. Dividends are payable on a quarterly basis in an initial amount equal to 7.00% per annum of the Liquidation Preference per share, payable in cash, or at our option, 9.00% per annum of the Liquidation Preference payable in additional shares of Preferred Stock. After May 5, 2027, the dividend rate will increase annually, in each case by 1.00% per annum.

The Preferred Stock is convertible, in whole or in part, at the option of the holder of the Preferred Stock into the number of shares of common stock equal to the Liquidation Preference plus any accumulated but unpaid dividends, divided by an initial conversion price of $9.50, subject to certain adjustments to prevent dilution as set forth in the Articles Supplementary. At any time after May 5, 2023, we, with the approval of the Board of Directors, including a majority of the Independent Directors, will have the option to redeem all of the Preferred Stock for cash consideration equal to the Liquidation Preference plus any accumulated but unpaid dividends. The holders of the Preferred Stock will have the right to convert all or a portion of their shares of Preferred Stock prior to the date fixed for such redemption. At any time after May 5, 2027, the holders of the Preferred Stock will have the option to require us to redeem any or all of the then-outstanding Preferred Stock upon 90 days’ notice. The form of consideration used in any such redemption is at the option of the Board of Directors, including a majority of the Independent Directors, and may be cash consideration equal to the Liquidation Preference plus any accumulated but unpaid dividends, or shares of common stock. Holders also have the right to redeem the Preferred Stock upon a Change in Control (as defined in the Article Supplementary pursuant to which the Preferred Stock was designated).

Each holder of Preferred Stock is entitled to one vote on each matter submitted to a vote of our common stockholders. In addition, for so long as we are subject to the Investment Company Act, the holders of Preferred Stock, voting separately as a single class, have the right to elect two members of the Board of Directors at all times, and the balance of the directors will be elected by the holders of the common stock and the Preferred Stock voting together. As required by the Investment Company Act, the Preferred Stock has certain additional voting rights, as set forth in the Articles Supplementary.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the Investment Company Act.

Our Charter authorizes us, to the maximum extent permitted by Maryland law and subject to the requirements of the Investment Company Act, to indemnify any present or former director or officer of the corporation or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law and subject to the requirements of the Investment Company Act, to indemnify any present or former director or officer or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of his or her ultimate entitlement to indemnification. The Charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor. In accordance with the Investment Company Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Maryland law requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We have entered into indemnification agreements with our directors and executive officers that will provide the maximum indemnification permitted under Maryland law and the Investment Company Act.

Certain Provisions of the MGCL and Our Charter and Bylaws

The MGCL and our Charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified Board of Directors

Our Board is divided into three classes of directors serving staggered three-year terms with their respective terms expiring at the successive annual meetings of stockholders, and in each case, the directors will serve until their successors are duly elected and qualify. Each year, one class of directors will be elected by the stockholders. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of our Board will help to ensure the continuity and stability of our management and policies.

Election of Directors

As permitted by our Charter, our bylaws provide that a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present will be required to elect a director. Pursuant to our Charter and bylaws, our Board may amend the bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

Our Charter provides that the number of directors will be increased or decreased only by the Board in accordance with our bylaws. Our bylaws provide that a majority of our entire Board may at any time increase or decrease the number of directors. However, the number of directors may never be less than one nor more than twelve unless our bylaws are amended in which case we may have more than twelve directors but never less than one. Our Charter provides that, except as may be provided by the Board in setting the terms of any class or series of preferred stock, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies, subject to any applicable requirements of the Investment Company Act.

Our Charter provides that a director may be removed only for cause, as defined in our Charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or (unless the charter provides for stockholder action by less than unanimous written consent, which our Charter does not) by unanimous written consent in lieu of a meeting. These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by the Board or (3) by a stockholder who is a stockholder of record both at the time of giving notice, as provided by the bylaws, and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (1) by the Board or (2) provided that the Board has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record both at the time of giving notice, as provided by the bylaws, and at the time of the special meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by a majority of our Board, the Chairman of the Board and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the Secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange, co-invest or engage in similar transactions outside the ordinary course of business, unless advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Charter generally provides for approval of Charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our Charter also provides that the following matters require the approval of stockholders entitled to cast at least 80% of the votes entitled to be cast: (i) certain Charter amendments; (ii) any proposal for our conversion, whether by merger or otherwise, from a closed-end company to an open-end company; (iii) any proposal for our liquidation or dissolution; or (iv) any proposal regarding a merger, consolidation, share exchange or sale or exchange of all or substantially all of our assets that the MGCL requires to be approved by our stockholders. However, if such amendment or proposal is approved by a majority of our continuing directors (in addition to approval by our Board), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter. The “continuing directors” are defined in our Charter as (1) our current directors, (2) those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of our current directors then on the Board or (3) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors or the successor continuing directors then in office.

Our Charter and bylaws provide that the Board will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.

No Appraisal Rights

As permitted by the MGCL, our Charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of the Board shall determine such rights apply.

Control Share Acquisitions

The MGCL, pursuant to the Maryland Control Share Acquisition Act (“Control Share Act”), provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of their increasing ranges of voting power. The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

Our bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Act only if the Board determines that it would be in our best interests and if the SEC staff does not object to our determination that our being subject to the Control Share Act does not conflict with the Investment Company Act.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the Board approved in advance the transaction by which the stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board before the time that the interested stockholder becomes an interested stockholder. Our Board has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Maryland Business Combination Act (“MBCA”), provided that the business combination is first approved by the Board, including a majority of the directors who are not interested persons (as defined in the Investment Company Act). This resolution may be altered or repealed in whole or in part at any time; however, our Board will adopt resolutions so as to make us subject to the provisions of the MBCA only if the Board determines that it would be in our best interests and if the SEC staff does not object to our determination that our being subject to the MBCA does not conflict with the Investment Company Act. If this resolution is repealed, or the Board does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Conflict with Investment Company Act

Our bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Act (if we amend our bylaws to be subject to such Act) and the MBCA, or any provision of our Charter or bylaws conflicts with any provision of the Investment Company Act, the applicable provision of the Investment Company Act will control.

Exclusive Forum

Our Charter and bylaws provide that, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, the Charter or bylaws or the securities, antifraud, unfair trade practices or similar laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a federal or state court located in the state of Delaware, provided that to the extent the appropriate court located in the state of Delaware determines that it does not have jurisdiction over such action, then the sole and exclusive forum shall be any federal or state court located in the state of Maryland. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed, to the fullest extent permitted by law, to have notice of and consented to these exclusive forum provisions and to have irrevocably submitted to, and waived any objection to, the exclusive jurisdiction of such courts in connection with any such action or proceeding and consented to process being served in any such action or proceeding, without limitation, by United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Company, with postage thereon prepaid.

DESCRIPTION OF PREFERRED STOCK

In addition to shares of common stock, our Charter authorizes the issuance of preferred stock. If we offer preferred stock under this prospectus, we will issue an appropriate prospectus supplement. As of April 14, 2021, we had issued and outstanding 2,000,000 shares of Preferred Stock. We may issue additional preferred stock from time to time in one or more classes or series, without stockholder approval. Prior to issuance of shares of each class or series, our Board is required by Maryland law and by our Charter to set, subject to the express terms of any of our then outstanding classes or series of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Any such issuance must adhere to the requirements of the Investment Company Act, Maryland law and any other limitations imposed by law.

The Investment Company Act currently requires, among other things, that (a) immediately after issuance and before any distribution is made with respect to common stock, the liquidation preference of the preferred stock, together with all other senior securities, must not exceed an amount equal to 66 2/3% of our total assets (taking into account such distribution), (b) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on the preferred stock are in arrears by two years or more and (c) such class of stock have complete priority over any other class of stock as to distribution of assets and payment of dividends, which dividends shall be cumulative.

For any class or series of preferred stock that we may issue, our Board will determine and the articles supplementary and the prospectus supplement relating to such class or series will describe:

•	the designation and number of shares of such class or series;

•

the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such class or series, as well as whether such dividends are participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such class or series, including adjustments to the conversion price of such class or series;

•	the rights and preferences, if any, of holders of shares of such class or series upon our liquidation, dissolution or winding up of our affairs;

•	the voting powers, if any, of the holders of shares of such class or series;

•	any provisions relating to the redemption of the shares of such class or series;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such class or series are outstanding;

•	any conditions or restrictions on our ability to issue additional shares of such class or series or other securities;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other relative powers, preferences and participating, optional or special rights of shares of such class or series, and the qualifications, limitations or restrictions thereof.

The features of the preferred stock are further limited by the requirements applicable to RICs (as defined below) under the Code.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our Board, and all shares of each class or series of preferred stock will be identical and of equal rank except as to the dates from which dividends, if any, thereon will be cumulative. To the extent we issue preferred stock, the payment of distributions to holders of our preferred stock will take priority over payment of distributions to our common stockholders. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to any preferred stock being offered, as well as the complete articles supplementary that contain the terms of the applicable series of preferred stock.

DESCRIPTION OF SUBSCRIPTION RIGHTS

GENERAL

We may issue subscription rights to our stockholders to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement would describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•

the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days);

•	the title of such subscription rights;

•	the exercise price for such subscription rights (or method of calculation thereof);

•	the ratio of the offering (which, in the case of transferable rights, will require a minimum of three shares to be held of record before a person is entitled to purchase an additional share);

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

•	if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•	any termination right we may have in connection with such subscription rights offering; and

•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

EXERCISE OF SUBSCRIPTION RIGHTS

Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of shares of common stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

DILUTIVE EFFECTS

Any stockholder who chooses not to participate in a rights offering should expect to own a smaller interest in us upon completion of such rights offering. Any rights offering will dilute the ownership interest and voting power of stockholders who do not fully exercise their subscription rights. Further, because the net proceeds per share from any rights offering may be lower than our then current NAV per share, the rights offering may reduce our NAV per share. The amount of dilution that a stockholder will experience could be substantial, particularly to the extent we engage in multiple rights offerings within a limited time period. In addition, the market price of our common stock could be adversely affected while a rights offering is ongoing as a result of the possibility that a significant number of additional shares may be issued upon completion of such rights offering. All of our stockholders will also indirectly bear the expenses associated with any rights offering we may conduct, regardless of whether they elect to exercise any rights.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common stock, preferred stock or debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	the terms of any rights to redeem, or call such warrants;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Under the Investment Company Act, we may generally only offer warrants provided that (a) the warrants expire by their terms within ten years, (b) the exercise or conversion price is not less than the current market value at the date of issuance, (c) our stockholders authorize the proposal to issue such warrants, and our Board approves such issuance on the basis that the issuance is in the best interests of us and our stockholders and (d) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The Investment Company Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities.

DESCRIPTION OF DEBT SECURITIES

We have in the past and may continue to issue debt securities in one or more series. The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

On December 30, 2019, we issued the 2019 Notes in a private offering. On December 11, 2020, we issued the 2020 Notes in a private offering (together with the 2019 Notes, the “Senior Notes”). Interest on the Senior Notes is due quarterly. The interest rates of the Senior Notes are subject to increase (up to an additional 1.00% over the stated rate of such notes) in the event that, subject to certain exceptions, the Senior Notes cease to have an investment grade rating. The Senior Notes are general unsecured obligations of the Company that rank pari passu with all outstanding and future unsecured unsubordinated indebtedness issued by the Company.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default-Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indenture. We have filed the form of the indenture with the SEC. See “Additional Information” for information on how to obtain a copy of the indenture.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered, including, among other things:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•

whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places, if any, other than or in addition to the City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued;

•	the provision for any sinking fund;

•	any restrictive covenants;

•	any events of default;

•	whether the series of debt securities is issuable in certificated form;

•	any provisions for defeasance or covenant defeasance;

•	any special federal income tax implications, including, if applicable, U.S. federal income tax considerations relating to original issue discount;

•

whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	whether the debt securities are secured and the terms of any security interest;

•	the listing, if any, on a securities exchange; and

•	any other terms.

The debt securities may be secured or unsecured obligations. Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

We are permitted, under specified conditions, to issue multiple classes of indebtedness if our asset coverage, calculated pursuant to the Investment Company Act, is at least equal to 150% immediately after each such issuance. In addition, while any indebtedness and senior securities remain outstanding, we must make provisions to prohibit the distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. Specifically, we may be precluded from declaring dividends or repurchasing shares of our common stock unless our asset coverage is at least 150%. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk Factors-Risks Relating to Our Business and Structure-Regulations governing our operation as a BDC affect our ability to, and the way in which we will, raise additional capital. As a BDC, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage” in Part I, Item 1A of our 2020 Annual Report.

GENERAL

The indenture provides that any debt securities proposed to be sold under this prospectus and the accompanying prospectus supplement (“offered debt securities”) and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities (“underlying debt securities”) may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

We expect that we will usually issue debt securities in book entry only form represented by global securities.

CONVERSION AND EXCHANGE

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

PAYMENT AND PAYING AGENTS

We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Securities

We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, NY and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

Except as otherwise indicated in the applicable prospectus supplement, if any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the applicable prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

EVENTS OF DEFAULT

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series means any of the following (unless the prospectus supplement relating to such debt securities states otherwise):

•	We do not pay the principal of, or any premium on, a debt security of the series on its due date, and do not cure this default within 5 days.

•	We do not pay interest on a debt security of the series when due, and such default is not cured within 30 days.

•	We do not deposit any sinking fund payment in respect of debt securities of the series on its due date, and do not cure this default within 5 days.

•

We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days.

•	Any other Event of Default in respect of debt securities of the series described in the applicable prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series.

The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”) (Section 315 of the Trust Indenture Act of 1939). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give your trustee written notice that an Event of Default has occurred and remains uncured.

•

The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60 day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, any premium or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

MERGER OR CONSOLIDATION

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, unless the prospectus supplement relating to certain debt securities states otherwise, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities.

•	Immediately after giving effect to such transaction, no default or Event of Default shall have happened and be continuing.

•	We must deliver certain certificates and documents to the trustee.

•	We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

MODIFICATION OR WAIVER

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

•	impair your right to sue for payment;

•	materially adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•

modify certain of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications, establishment of the form or terms of new securities of any series as permitted by the indenture, and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect, including adding additional covenants or events of default. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

•

If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “-Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance-Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

DEFEASANCE

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance

If certain conditions are satisfied, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions described under “Indenture Provisions—Subordination” below. In order to achieve covenant defeasance, we must do the following:

•

If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

•

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an Internal Revenue Service (“IRS”) ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Indenture Provisions—Subordination.”

FORM, EXCHANGE AND TRANSFER OF CERTIFICATED REGISTERED SECURITIES

Holders may exchange their certificated securities, if any, for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities, if any, at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, if any, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

RESIGNATION OF TRUSTEE

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

INDENTURE PROVISIONS—SUBORDINATION

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture. “Senior Indebtedness” is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•

our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated debt securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated debt securities, and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.

THE TRUSTEE UNDER THE INDENTURE

We intend to use a nationally recognized financial institution to serve as the trustee under the indenture.

CERTAIN CONSIDERATIONS RELATING TO FOREIGN CURRENCIES

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a security denominated in a currency other than U.S. dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a security denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until judgment is entered, which could be a long time.

In courts outside of New York, investors may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-U.S. dollar security in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular security is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

BOOK-ENTRY DEBT SECURITIES

The Depository Trust Company (“DTC”), New York, NY, will act as securities depository for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for the debt securities, in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic, computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is, in turn, to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of the Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the debt securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF UNITS

The following is a general description of the terms of the units we may issue from time to time. Particular terms of any units we offer will be described in the prospectus supplement relating to such units. For a complete description of the terms of particular units, you should read both this prospectus and the prospectus supplement relating to those particular units.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

A prospectus supplement will describe the particular terms of any series of units we may issue, including the following:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depositary arrangements in this prospectus and in any prospectus supplement and any related free writing prospectus are summaries of the material provisions of the applicable agreements and are subject to, and qualified in their entirety by reference to, the terms and provisions of the applicable agreements, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

DIVIDEND REINVESTMENT PLAN

We have an “opt out” dividend reinvestment plan that provides for reinvestment of our dividends and other distributions on behalf of our stockholders, other than those stockholders who have “opted out” of the plan. Under the plan, if our Board authorizes, and we declare, a cash dividend or distribution, our stockholders who have not elected to “opt out” of our dividend reinvestment plan will have their cash dividends or distributions automatically reinvested in additional shares of our common stock, rather than receiving cash.

Each registered stockholder may elect to have such stockholder’s dividends and distributions distributed in cash rather than participate in the plan.

For any registered stockholder that does not so elect, distributions on such stockholder’s shares will be reinvested by State Street, our plan administrator, in additional shares. The number of shares to be issued to the stockholder will be determined based on the total dollar amount of the cash distribution payable, net of applicable withholding taxes. The plan administrator will maintain all participants’ accounts in the plan and furnish written confirmation of all transactions in the accounts. Shares in the account of each participant will be held by the plan administrator on behalf of the participant in book entry form in the plan administrator’s name or the plan administrator’s nominee. Those stockholders whose shares are held through a broker or other nominee may receive cash distributions by notifying their broker or nominee of their election. We intend to continue to pay quarterly distributions to our stockholders out of assets legally available for distribution. Future quarterly distributions, if any, will be determined by our Board. All future distributions will be subject to lawfully available funds therefor, and no assurance can be given that we will be able to declare such distributions in future periods. See “Price Range of Common Stock and Distributions.”

We intend to use primarily newly issued shares to implement the plan so long as the market value per share is equal to or greater than the NAV per share on the relevant valuation date. If the market value per share is less than the NAV per share on the relevant valuation date, the plan administrator would implement the plan through the purchase of common stock on behalf of participants in the open market, unless we instruct the plan administrator otherwise. If we are implementing the plan through the issuance of newly issued shares, the number of shares to be issued to a stockholder would be determined by dividing the total dollar amount of the dividend or distribution payable to such stockholder by the market price per share of our common stock on the relevant valuation date. If the plan administrator is purchasing common stock on behalf of participants to implement the plan, the number of shares to be issued to a stockholder would be determined by dividing the total dollar amount of the dividend or distribution payable to such stockholder by the average purchase price per share of all shares of common stock purchased with respect to that dividend or distribution. Market price per share as of any date would be the closing price per share of our common stock on the primary exchange on which our common stock is traded or, if no sale is reported for such day on such exchange, at the average of the electronically reported bid and asked prices for that day. The number of shares of our common stock to be outstanding after giving effect to payment of a dividend or distribution cannot be established until the value per share at which additional shares will be issued has been determined and elections of our stockholders have been tabulated.

The plan administrator’s fees under the plan are paid by us. If a participant elects to sell part or all of his, her or its shares and have the proceeds remitted to the participant, such request must first be submitted to the participant’s broker, who will coordinate with the plan administrator and who may deduct a per share brokerage commission from the proceeds.

Participants may terminate their accounts under the plan by notifying the plan administrator.

Stockholders who receive dividends and distributions in the form of stock are generally subject to the same U.S. federal, state and local tax consequences as are stockholders who receive their dividends and distributions in cash. However, since their cash dividends and distributions will be reinvested in our common stock, such stockholder will not receive cash with which to pay applicable taxes on reinvested dividends and distributions. A stockholder’s basis for determining gain or loss upon the sale of stock received in a dividend or distribution from us will generally be equal to the cash that would have been received if the stockholder had received the dividend or distribution in cash, unless we issue new shares that are trading at or above NAV, in which case, the stockholder’s basis in the new shares will generally be equal to their fair market value. Any stock received in a dividend or distribution will have a new holding period for tax purposes commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.

We reserve the right to amend or terminate the plan upon notice in writing to each participant at least 30 days prior to any record date for the payment of any dividend or distribution by us. There is no direct service charge to participants with regard to purchases in the plan; however, we reserve the right to amend the plan to include a service charge payable by the participants. Notice will be sent to participants of any amendments as soon as practicable after such action by us.

All correspondence concerning the plan should be directed to the plan administrator by mail at State Street Corporation, Attention: Plan Administrator, 100 Huntington Ave., Copley Place Tower 2, Floor 3, Mail Code: CPH0255, Boston, MA 02116.

Participants who hold their shares through a broker or other nominee should direct correspondence or questions concerning the dividend reinvestment plan to their broker or nominee.

REGULATION

The information in “Business—Regulation” in Part I, Item 1 of our 2020 Annual Report is incorporated herein by reference.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us, to our qualification and taxation as a RIC for U.S. federal income tax purposes under Subchapter M of the Code, and to an investment in shares of our common stock. This summary does not discuss the consequences of an investment in shares of our preferred stock, debt securities or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities. If we choose to issue preferred stock, debt securities or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, the material U.S. federal income tax considerations in relation to such securities will be addressed in the relevant prospectus supplement. This summary applies only to beneficial owners of our common stock that hold such common stock as capital assets.

This summary does not purport to be a complete description of all the income tax considerations applicable to such an investment. For example, we have not described all of the tax consequences that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, partnerships or other pass-through entities (including S corporations) and their owners, insurance companies, dealers in securities, a trader in securities that elects to use a market-to-market method of accounting for its securities holdings, pension plans and trusts, financial institutions, real estate investment trusts, RICs, U.S. persons with a functional currency other than the U.S. dollar, non-U.S. stockholders (as defined below) engaged in a trade or business in the United States or entitled to claim the benefits of an applicable income tax treaty, persons who have ceased to be U.S. citizens or to be taxed as residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” and persons that hold our common stock as a position in a “straddle,” “hedge,” or as part of a “constructive sale” for U.S. federal income tax purposes or to the owners or partners of a stockholder. This summary assumes that investors hold our common stock as capital assets (within the meaning of the Code). The discussion is based upon the Code, its legislative history, existing and proposed regulations, and published rulings and court decisions all as currently in effect, all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought, and will not seek, any ruling from the IRS regarding any matter discussed herein, and this discussion is not binding on the IRS. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences discussed herein. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invest in tax-exempt securities or certain other investment assets. For purposes of this discussion, a “U.S. stockholder” generally is a beneficial owner of shares of our common stock who is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof, including, for this purpose, the District of Columbia;

•

a trust if (i) a U.S. court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all of the substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

For purposes of this discussion, a “non-U.S. stockholder” generally is a beneficial owner of the shares of our common stock that is not a U.S. stockholder or a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership (or entity or arrangement treated as a partnership) and certain determinations made at the partner level. A prospective stockholder that is a partner of a partnership holding shares of our common stock should consult its own tax advisors with respect to the partnership’s purchase, ownership and disposition of shares of our common stock.

Tax matters are very complicated and the tax consequences to an investor of an investment in shares of our common stock will depend on the facts of its particular situation. We encourage investors to consult their own tax advisers regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable income tax treaty and the effect of any possible changes in the tax laws.

Taxation as a Regulated Investment Company

We have elected to be treated, and intend to qualify annually, as a RIC for U.S. federal income tax purposes under Subchapter M of the Code. As a RIC, we generally will not pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute to our stockholders as dividends. Instead, dividends we distribute generally will be taxable to the holders of our common stock, and any net operating losses, foreign tax credits and most other tax attributes generally will not pass through to the holders of our common stock. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, we must distribute to our stockholders on an annual basis at least 90% of our investment company taxable income or ICTI (generally, our net ordinary income plus the excess of our realized net short-term capital gains over realized net long-term capital losses, determined without regard to the dividends paid deduction) for each taxable year (the “Annual Distribution Requirement”). The following discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement for each taxable year.

In order to qualify as a RIC for U.S. federal income tax purposes under Subchapter M of the Code, we must, among other things:

•	continue to qualify and have in effect an election to be treated as a BDC under the Investment Company Act at all times during each taxable year;

•

derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities or foreign currencies, net income from certain “qualified publicly traded partnerships,” or other income derived with respect to our business of investing in such stock or securities or foreign currencies (the “90% Gross Income Test”); and

•

diversify our holdings such that at the end of each quarter of our taxable year, at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, or of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses, or the securities of one or more “qualified publicly traded partnerships”(the “Diversification Tests”).

If we qualify as a RIC and satisfy the Annual Distribution Requirement, as we believe we will, then we will not be subject to U.S. federal income tax on the portion of our net taxable income that we timely distribute (or are deemed to timely distribute) to stockholders. We are subject to U.S. federal income tax at regular corporate rates on any income or capital gains not distributed (or deemed distributed) to our stockholders.

We intend to make distributions as additional shares of our common stock, unless you elect to “opt out” of our dividend reinvestment plan, in which case you will receive your distributions in cash. Under certain applicable provisions of the Code and the Treasury regulations, distributions payable in cash or in shares of stock at the election of stockholders are treated as taxable dividends. The IRS has issued private rulings indicating that this rule will apply even if the issuer limits the total amount of cash that may be distributed, provided that the limitation does not cause the cash to be less than 20% of the total distribution. We generally intend to pay distributions in cash to stockholders who have “opted out” of our dividend reinvestment plan. However, we reserve the right, in our sole discretion from time to time, to limit the total amount of cash distributed to as little as 20% of the total distribution depending on, among other factors, the levels of our cash balances. In such a case, each stockholder receiving cash would receive a pro rata share of the total cash to be distributed and would receive the remainder of their distribution in shares of stock. In no event will any stockholder that has “opted out” of our dividend reinvestment plan, in which case such stockholder will receive cash, receive less than 20% of his or her entire distribution in cash. For U.S. federal income tax purposes, the amount of a dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

Stockholders receiving dividends in shares of our common stock will be required to include the full amount of the dividend (including the portion payable in stock) as ordinary income (or, in certain circumstances, long-term capital gain) to the extent of our current or accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. In addition, if a significant number of our stockholders were to determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price (if any) of our common stock. It is unclear whether and to what extent we will be able to pay taxable dividends of the type described in this paragraph.

Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Distribution Requirements (as defined below), we may make such dispositions at times that, from an investment standpoint, are not advantageous. If we are prohibited from making distributions or are unable to raise additional debt or equity capital or sell assets to make distributions, we may not be able to make sufficient distributions to satisfy the Annual Distribution Requirement, and therefore would not be able to maintain our qualification as a RIC. Additionally, we may make investments that result in the recognition of ordinary income rather than capital gain, or that prevent us from accruing a long-term holding period. These investments may prevent us from making capital gain distributions as described below. We intend to monitor our transactions, make the appropriate tax elections and make the appropriate entries in our books and records when we make any such investments in order to mitigate the effect of these rules.

A RIC is limited in its ability to deduct expenses in excess of its “investment company taxable income” (which is, generally, ordinary income plus net realized short-term capital gains in excess of net realized long-term capital losses). If our expenses in a given year exceed our investment company income, we would have a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years and such net operating losses generally do not pass through to the holders of its common stock. In addition, expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, realized capital losses in excess of realized capital gains) to offset the RIC’s investment company taxable income, but may carry forward such losses, and use them to offset future capital gains, indefinitely. Due to these limits on the deductibility of expenses and net capital losses, we may for U.S. federal income tax purposes have aggregate taxable income for several years that we are required to distribute and that is taxable to our stockholders even if such income is greater than the aggregate net income we actually earned during those years. Such distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, you may receive a larger capital gain distribution than you would have received in the absence of such transactions. In addition, if future capital gains are offset by carried forward capital losses, such future capital gains are not subject to any corporate-level U.S. federal income tax, regardless of whether they are distributed to the holders of our common stock.

We may include in our taxable income certain amounts that we have not yet received in cash. For example, if we hold debt obligations that are treated under applicable U.S. federal income tax rules as having original issue discount (such as debt instruments with PIK interest or, in certain cases, that have increasing interest rates or are issued with warrants), we must include in our taxable income in each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether we receive cash representing such income in the same taxable year. We may also have to include in our taxable income other amounts that we have not yet received in cash, such as accruals on a contingent payment debt instrument or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation, such as warrants or stock. Because such original issue discount or other amounts accrued will be included in our investment company taxable income for the year of accrual, we may be required to make distributions to the holders of our common stock in order to satisfy the Annual Distribution Requirements and/or the Excise Tax Distribution Requirement, even though we will have not received any corresponding cash payments. Accordingly, to enable us to make distributions to the holders of our common stock that will be sufficient to enable us to satisfy the Annual Distribution Requirement, we may need to sell some of our assets at times and/or at prices that we would not consider advantageous, we may need to raise additional equity or debt capital or we may need to forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business). However, under the Investment Company Act (and possibly certain debt covenants), we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “Regulation.” If we are unable to obtain cash from other sources to enable us to satisfy the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable state and local taxes).

In addition, if we fail to distribute in a timely manner an amount at least equal to the sum of (1) 98% of our ordinary income for the calendar year, (2) 98.2% of our capital gain net income (both long-term and short-term) for the one-year period ending October 31 in that calendar year and (3) any undistributed ordinary income and capital gain net income for preceding years on which we paid no U.S. federal income tax less certain over-distributions in prior years (together, the “Excise Tax Distribution Requirements”), we will be liable for a 4% nondeductible excise tax on the portion of the undistributed amounts of such income that are less than the amounts required to be distributed based on the Excise Tax Distribution Requirements. For this purpose, however, any ordinary income or capital gain net income retained by us that is subject to corporate income tax for the tax year ending in that calendar year will be considered to have been distributed by year end (or earlier if estimated taxes are paid). We currently intend to make sufficient distributions each taxable year to satisfy the Excise Tax Distribution Requirements.

Failure to Qualify as a RIC

If we failed to satisfy the 90% Gross Income Test for any taxable year or the Diversification Tests for any quarter of a taxable year, we might nevertheless continue to qualify as a RIC for such year if certain relief provisions of the Code apply (which might, among other things, require us to pay certain corporate-level U.S. federal taxes or to dispose of certain assets). If we failed to qualify for treatment as a RIC and such relief provisions do not apply to us, we would be subject to U.S. federal income tax on all of our taxable income at regular corporate U.S. federal income tax rates (and we also would be subject to any applicable state and local taxes), regardless of whether we make any distributions to the holders of our common stock. We would not be able to deduct distributions to our stockholders, nor would distributions to the holders of our common stock be required to be made for U.S. federal income tax purposes. Any distributions we make generally would be taxable to the holders of our common stock as ordinary dividend income and, subject to certain limitations under the Code, would be eligible for the current maximum rate applicable to qualifying dividend income of individuals and other non-corporate U.S. stockholders, to the extent of our current or accumulated earnings and profits. Subject to certain limitations under the Code, U.S. holders of our common stock that are corporations for U.S. federal income tax purposes would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the holder’s adjusted tax basis in its shares of our common stock, and any remaining distributions would be treated as capital gain.

Subject to a limited exception applicable to RICs that qualified as such under Subchapter M of the Code for at least one year prior to disqualification and that requalify as a RIC no later than the second year following the non-qualifying year, we could be subject to U.S. federal income tax on any unrealized net built-in gains in the assets held by us during the period in which we failed to qualify as a RIC that are recognized during the 5-year period after our requalification as a RIC, unless we made a special election to pay corporate-level U.S. federal income tax on such net built-in gains at the time of our requalification as a RIC. We may decide to be taxed as a regular corporation even if we would otherwise qualify as a RIC if we determine that treatment as a corporation for a particular year would be in our best interests.

Our Investments—General

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (3) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (4) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (5) cause us to recognize income or gain without receipt of a corresponding cash payment, (6) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (7) adversely alter the characterization of certain complex financial transactions and (8) produce income that will not be qualifying income for purposes of the 90% Gross Income Test. We have and intend to continue to monitor our transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that we will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.

Gain or loss recognized by us from warrants or other securities acquired by us, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long we held a particular warrant or security.

A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, cause us to recognize taxable income without a corresponding receipt of cash, which could affect our ability to satisfy the Annual Distribution Requirement and/or the Excise Tax Distribution Requirements or result in unusable capital losses and future non-cash income. Any such transaction could also result in our receiving assets that give rise to non-qualifying income for purposes of the 90% Gross Income Test or otherwise would not count toward satisfying the Diversification Tests.

Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. Stockholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by us.

If we purchase shares in a “passive foreign investment company” (a “PFIC”), we may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if we distribute such income as a taxable dividend to the holders of our common stock. Additional charges in the nature of interest generally will be imposed on us in respect of deferred taxes arising from any such excess distribution or gain. If we invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), in lieu of the foregoing requirements, we will be required to include in income each year our proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Alternatively, we may be able to elect to mark-to-market at the end of each taxable year our shares in a PFIC; in this case, we will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases included in our income. Our ability to make either election will depend on factors beyond our control, and is subject to restrictions which may limit the availability of the benefit of these elections. Under either election, we may be required to recognize in a year income in excess of any distributions we receive from PFICs and any proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Distribution Requirements. See “—Taxation as a Regulated Investment Company” above.

Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income, expenses or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts and the disposition of debt obligations denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Some of the income that we might otherwise earn, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out or restructuring of a portfolio investment or income recognized from an equity investment in an operating partnership, may not satisfy the 90% Gross Income Test. To manage the risk that such income might disqualify us as a RIC for failure to satisfy the 90% Gross Income Test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related asset. Such subsidiary entities will be required to pay U.S. federal income tax on their earnings, which ultimately will reduce the yield to the holders of our common stock on such fees and income.

The remainder of this discussion assumes that we qualify as a RIC for each taxable year.

Taxation of U.S. Stockholders

The following discussion applies only to U.S. stockholders. If you are not a U.S. stockholder, this section does not apply to you.

Distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our ordinary income plus realized net short-term capital gains in excess of realized net long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. To the extent such distributions we pay to non-corporate stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions (“Qualifying Dividends”) generally are taxable to U.S. stockholders at the preferential rates applicable to long-term capital gains. However, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential rates applicable to Qualifying Dividends or the dividends received deduction available to corporations under the Code. Distributions of our net capital gains (which are generally our realized net long-term capital gains in excess of realized net short-term capital losses) that are properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains that are currently taxable at reduced rates in the case of non-corporate taxpayers, regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

Our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends and distributions automatically reinvested in additional shares of our common stock, rather than receiving cash dividends and distributions. Any dividends or distributions reinvested under the plan will nevertheless remain taxable to U.S. stockholders. A U.S. stockholder will have an adjusted basis in the additional common stock purchased through the plan equal to the dollar amount that would have been received if the stockholder had received the dividend or distribution in cash, unless we were to issue new shares that are trading at or above NAV, in which case, the stockholder’s basis in the new shares would generally be equal to their fair market value. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.

Although we currently intend to distribute any net long-term capital gains at least annually, we may in the future decide to retain some or all of our net long-term capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. stockholder will be required to include such stockholder’s share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to such stockholder’s allocable share of the tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for its shares of common stock. Since we expect to pay tax on any retained capital gains at the regular corporate tax rate, and since that rate may be in excess of the rate currently payable by individuals (and other non-corporate U.S. stockholders) on long-term capital gains, the amount of tax that individual stockholders (and other non-corporate U.S. stockholders) will be treated as having paid and for which they will receive a credit may exceed the tax they owe on the retained net capital gain. Any such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for U.S. federal income tax. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders. We cannot treat any of our investment company taxable income as a “deemed distribution.”

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by our U.S. stockholders on December 31 of the year in which the dividend was declared.

If an investor purchases shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though economically it may represent a return of his, her or its investment.

A stockholder generally will recognize taxable gain or loss if the stockholder sells or otherwise disposes of his, her or its shares of our common stock. The amount of gain or loss will be measured by the difference between such stockholder’s adjusted tax basis in the common stock sold and the amount of the proceeds received in exchange. Any gain or loss arising from such sale or disposition generally will be treated as long-term capital gain or loss if the stockholder has held his, her or its shares for more than one year. Otherwise, such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such a case, the basis of the common stock acquired will be increased to reflect the disallowed loss.

In general, individual and certain other non-corporate U.S. stockholders currently are subject to a maximum U.S. federal income tax rate of 20% on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in our shares, and a maximum U.S. federal income tax rate of 23.8% on their net taxable gain after taking into account the net investment income tax, discussed below. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum 21%% rate also applied to ordinary income. Non-corporate stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may currently deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate U.S. stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.

We believe that we qualify as a publicly offered RIC and will continue to qualify as a publicly offered RIC for this and future tax years. We qualify as a publicly offered RIC if either (i) shares of our common stock are held by at least 500 persons at all times during a taxable year or (ii) shares of our common stock are treated as regularly traded on an established securities market. For any period that we are not considered to be a “publicly offered” RIC, for purposes of computing the taxable income of U.S. stockholders that are individuals, trusts or estates, (i) our earnings will be computed without taking into account such U.S. stockholders’ allocable shares of the management and incentive fees paid to our Investment Adviser and certain of our other expenses, (ii) each such U.S. stockholder will be treated as having received or accrued a dividend from us in the amount of such U.S. stockholder’s allocable share of these fees and expenses for the calendar year, (iii) each such U.S. stockholder will be treated as having paid or incurred such U.S. stockholder’s allocable share of these fees and expenses for the calendar year and (iv) each such U.S. stockholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. stockholder. Miscellaneous itemized deductions generally are deductible by a U.S. stockholder of our common stock that is an individual, trust or estate only for tax years of such U.S. stockholder beginning after 2025 and only to the extent that the aggregate of such U.S. stockholder’s miscellaneous itemized deductions exceeds 2% of such U.S. stockholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under Section 67 of the Code.

We will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of dividends, if any, eligible for the preferential rates applicable to long-term capital gains). Dividends paid by us generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because our income generally will not consist of dividends. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.

Tax Shelter Reporting Regulations

If a U.S. stockholder recognizes a loss with respect to common stock of the Company of $2 million or more for a non-corporate U.S. stockholder or $10 million or more for a corporate U.S. stockholder in any single taxable year (or a greater loss over a combination of years), the U.S. stockholder generally must file with the IRS a disclosure statement on Form 8886. Direct U.S.

stockholders of portfolio securities are in many cases exempted from this reporting requirement, but under current guidance, U.S. stockholders of a RIC are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. stockholders should consult their own tax advisors to determine the applicability of these regulations in light of their specific circumstances.

Net Investment Income Tax

A non-corporate U.S. stockholder (other than certain trusts) generally will be subject to a 3.8% tax on the lesser of (i) the U.S. stockholder’s “net investment income” for a taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally includes interest and taxable distributions and deemed distributions paid with respect to our common stock, and net gain attributable to the disposition of our common stock (in each case, unless such common stock is held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to such distributions or net gain.

Taxation of Non-U.S. Stockholders

The following discussion applies only to non-U.S. stockholders. If you are not a non-U.S. stockholder, this discussion does not apply to you.

Whether an investment in shares of our common stock is appropriate for a non-U.S. stockholder will depend upon that stockholder’s particular circumstances. An investment in shares of our common stock by a non-U.S. stockholder may have adverse tax consequences.

Distributions of our “investment company taxable income” to non-U.S. stockholders (including interest income and realized net short-term capital gains in excess of realized long-term capital losses, which generally would be free of withholding if paid to non-U.S. stockholders directly) that are not effectively connected with such non-U.S. stockholder’s conduct of a trade or business within the United States will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) to the extent of our current or accumulated earnings and profits. This withholding may be applied to reduce any future distributions to which you may be entitled. If the distributions are effectively connected with a U.S. trade or business of the non-U.S. stockholder, and, if required by an applicable income tax treaty, attributable to a permanent establishment in the United States, the distributions will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, and we will not be required to withhold U.S. federal income tax if the non-U.S. stockholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors.

Under Section 871(k) of the Code, certain properly designated dividends received by a non-U.S. stockholder are generally exempt from withholding of U.S. federal income tax where they (1) are paid in respect of our “qualified net interest income” (generally, our U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we or the non-U.S. stockholder of our common stock are at least a 10% stockholder, reduced by expenses that are allocable to such income), or (2) are paid in connection with our “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our long-term capital loss for such taxable year). However, depending on the circumstances, we may designate all, some or none of our potentially eligible dividends as such qualified net interest income or as qualified short-term capital gains, and/or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. In order to qualify for this exemption from withholding, a non-U.S. stockholder must comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8 or an acceptable substitute or successor form). In the case of shares held through an intermediary, the intermediary may withhold even if we designate the payment as qualified net interest income or qualified short-term capital gain. Non-U.S. stockholders should contact their intermediaries with respect to the application of these rules to their accounts.

Actual or deemed distributions of our net capital gains to a stockholder that is a non-U.S. stockholder, and gains realized by a non-U.S. stockholder upon the sale or redemption of our common stock, will not be subject to U.S. federal income tax or any withholding of such tax unless (a) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. stockholder (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States), in which case the distribution or gains will be subject to U.S. federal income tax on a net basis at the rates and in the manner applicable to U.S. stockholders generally or, (b) in the case of an individual, the non-U.S. stockholder was present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case, except as otherwise provided by an applicable income tax treaty, the distributions or gain, which may be offset by certain U.S.-source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the non-U.S. stockholder is not considered a resident alien under the Code.

If we distribute our net capital gains in the form of deemed rather than actual distributions, a stockholder that is a non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the corporate-level tax we pay on the capital gains deemed to have been distributed; however, in order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

For a corporate non-U.S. stockholder, distributions (both actual and deemed) and gains realized upon the sale or redemption of our common stock that are effectively connected to a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable income tax treaty). Our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash distributions automatically reinvested in additional shares of our common stock, rather than receiving the cash distributions. If a distribution is a distribution of our investment company taxable income and it is not effectively connected with a U.S. trade or business of the non-U.S. stockholder (or, if a treaty applies, is not attributable to a permanent establishment of the non-U.S. stockholder), the amount distributed (to the extent of our current or accumulated earnings and profits) would be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) and only the net after-tax amount will be reinvested in shares of our common stock. If the distribution is effectively connected with a U.S. trade or business of the non-U.S. stockholder (or, if a treaty applies, is not attributable to a permanent establishment of the non-U.S. stockholder), generally the full amount of the distribution will be reinvested in the plan and will nevertheless be subject to U.S. federal income tax at the ordinary income rates applicable to U.S. persons. The non-U.S. stockholder will have an adjusted tax basis in the additional shares of our common stock purchased through the plan equal to the total dollar amount that would have been received if the stockholder had received the distribution in cash, unless we issue new shares that are trading at or above NAV, in which case, the stockholder’s basis in the new shares would generally be equal to their fair market value. The additional shares would have a new holding period commencing on the day following the day on which the shares are credited to the non-U.S. stockholder’s account. Non-U.S. persons should consult their own tax advisors with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in our common stock.

Certain Additional Tax Considerations

Information Reporting and Backup Withholding

U.S. stockholders. Information returns will generally be filed with the IRS in connection with payments on our common stock and the proceeds from a sale or other disposition of our common stock. We may be required to withhold U.S. federal income tax (“backup withholding”) at currently applicable rates, from all taxable distributions to any U.S. stockholder (other than a stockholder that otherwise qualifies for an exemption) (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number generally is his or her social security number. Backup withholding is not an additional tax, and any amount withheld under backup withholding may be refunded or credited against the U.S. stockholder’s U.S. federal income tax liability, provided that proper information is timely provided to the IRS.

Non-U.S. stockholders. Generally, we must report to the IRS and to non-U.S. stockholders the amount of interest and dividends paid to the non-U.S. stockholder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividend payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable tax treaty or agreement. In general, a non-U.S. stockholder will not be subject to backup withholding with respect to payments of dividends if (a) the non-U.S. stockholder provides its name and address, and certifies, under penalties of perjury, to the applicable withholding agent that it is not a U.S. person (which certification may be made on an IRS W-8BEN or W-8BEN-E (or successor form)) or (b) the non-U.S. stockholder holds our common stock through certain foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable Treasury regulations. A non-U.S. stockholder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition (including a redemption) of shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the non-U.S. stockholder otherwise establishes an exemption.

Withholding and Information Reporting on Foreign Financial Accounts

Under the Code and recently issued Treasury regulations, the applicable withholding agent generally will be required to withhold 30% of any payments of dividends on our common stock paid to (i) a non-U.S. financial institution (whether such financial institution is the beneficial owner or an intermediary) unless such non-U.S. financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial non-U.S. entity (whether such entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. If payment of this withholding tax is made, non-U.S. stockholders that are otherwise eligible for an exemption from, or a reduction in, withholding of U.S. federal income taxes with respect to such dividends will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. This withholding may be applied to reduce any future distributions to which you may be entitled. All stockholders should consult their own tax advisers with respect to the U.S. federal income and withholding tax consequences, and state, local and foreign tax consequences, of an investment in our common stock.

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR

Our assets are held by State Street pursuant to a custody agreement. State Street also acts as our transfer agent, distribution paying agent and registrar for our common stock. The principal business address of State Street is One Heritage Drive, Floor 1, North Quincy, MA 02171.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since the Company generally acquires and disposes of its investments in privately negotiated transactions, it infrequently uses brokers in the normal course of business.

Subject to policies established by the Company’s Board, the Investment Adviser is primarily responsible for the execution of any traded securities in the Company’s portfolio and the Company’s allocation of brokerage commissions. The Investment Adviser does not expect to execute transactions through any particular broker or dealer, but seeks to obtain the best net results for the Company, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operations facilities of the firm and the firm’s risk and skill in positioning blocks of securities.

While the Investment Adviser generally seeks reasonably competitive trade execution costs, the Company will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, the Investment Adviser may select a broker based partly upon brokerage or research services provided to the Investment Adviser and the Company and any other clients. In return for such services, the Company may pay a higher commission than other brokers would charge if the Investment Adviser determines in good faith that such commission is reasonable in relation to the services provided.

PLAN OF DISTRIBUTION

We may offer, from time to time, in one or more offerings or series, our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, or units comprised of any combination of the foregoing, in one or more underwritten public offerings, at-the-market offerings, negotiated transactions, block trades, best efforts or a combination of these methods.

We may sell the securities through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, through agents designated from time to time by us or through a combination of any such methods of sale. In the case of a rights offering, the applicable prospectus supplement will set forth the number of shares of our common stock issuable upon the exercise of each right and the other terms of such rights offering. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. A prospectus supplement or supplements will also describe the terms of the offering of the securities, including: the purchase price of the securities and the proceeds we will receive from the sale; any over-allotment options under which underwriters may purchase additional securities from us; any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; the public offering price; any discounts or concessions allowed or re-allowed or paid to dealers; any securities exchange or market on which the securities may be listed; and, in the case of a rights offering, the number of shares of our common stock issuable upon the exercise of each right. Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, provided, however, that the offering price per share of any common stock offered by us, less any underwriting commissions or discounts, must equal or exceed the NAV per share of our common stock at the time of the offering except (a) in connection with a rights offering to our existing stockholders, (b) with the consent of the majority of our common stockholders or (c) under such circumstances as the SEC may permit. The price at which securities may be distributed may represent a discount from prevailing market prices.

In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. The maximum aggregate commission or discount to be received by any member of FINRA or independent broker-dealer will not be greater than 8% of the gross proceeds of the sale of securities offered pursuant to this prospectus and any applicable prospectus supplement. We may also reimburse the underwriter or agent for certain fees and legal expenses incurred by it.

In connection with any offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

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Over-allotment involves sales by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of our common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares of our common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

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Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed, in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option so that if there is a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of our common stock in the open market after the pricing of any offering that could adversely affect investors who purchase in that offering.

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Penalty bids permit the representatives of the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotments, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no trading market, other than our common stock, which is traded on The NASDAQ Global Select Market. We may elect to list any other class or series of securities on any exchanges, but we are not obligated to do so. We cannot guarantee the liquidity of the trading markets for any securities.

Under agreements that we may enter, underwriters, dealers and agents who participate in the distribution of shares of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

In order to comply with the securities laws of certain states, if applicable, our securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

We may not sell securities pursuant to this prospectus without delivering a prospectus supplement describing the method and terms of the offering of such securities.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon for the Company by Sullivan & Cromwell LLP, New York, New York, and Venable LLP, Baltimore, Maryland. Certain legal matters in connection with the offering will be passed upon for the underwriters, if any, by the counsel named in the applicable prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of TCG BDC, Inc. as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated in this prospectus by reference to the 2020 Annual Report have been audited by Ernst & Young LLP, 5 Times Square, New York, New York 10036, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, have been incorporated in this prospectus and registration statement in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The senior securities table of the Company, included in this prospectus under the heading “Senior Securities,” has been so included in reliance upon the report of Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing herein, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Middle Market Credit Fund, LLC as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 incorporated in this prospectus by reference to the 2020 Annual Report have been audited by Ernst & Young LLP, 5 Times Square, New York, New York 10036, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, have been incorporated in this prospectus and registration statement in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock being offered by this prospectus.

We also file with or submit to the SEC periodic and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act.

We maintain a website (www.tcgbdc.com) and intend to make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated by reference into this prospectus or any supplements to this prospectus, and you should not consider that information to be part of this prospectus or any supplements to this prospectus. You may also obtain such information by contacting us by mail sent to the attention of the Secretary of the Company, Erik Barrios, at our principal executive offices located at One Vanderbilt Avenue, Suite 3400, New York, NY 10017 or you can call us by dialing 212-813-4900. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet site at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

INFORMATION INCORPORATED BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. The information incorporated by reference is considered to comprise a part of this prospectus from the date we file that document. Any reports filed by us with the SEC before the date that any offering of any securities by means of this prospectus and any accompanying prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. This prospectus incorporates by reference the documents listed below:

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Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 23, 2021, as amended by our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, filed with the SEC on February 25, 2021;

•	Our Current Report on Form 8-K filed on February 19, 2021;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2021; and

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The description of our Common Stock referenced in our Registration Statement on Form 8-A (No. 001-38111), as filed with the SEC on June 9, 2017, as updated by Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 23, 2021, as amended by our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, filed with the SEC on February 25, 2021 and including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.

We incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all of the securities offered by this prospectus and any accompanying prospectus supplement have been sold or we otherwise terminate the offering of these securities; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus and any accompanying prospectus supplement. Information that we file with the SEC will automatically update and may supersede information in this prospectus, any accompanying prospectus supplement and information previously filed with the SEC.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written request of any such person, a copy of any or all of the documents that has been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost. Any such request may be made by contacting us in writing at the following address:

TCG BDC, Inc.

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

Attn: Secretary of the Company, Erik Barrios

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information, and you should not rely on such information if you receive it. We are not making an offer of or soliciting an offer to buy, any securities in any state or other jurisdiction where such offer or sale is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

Carlyle Secured Lending, Inc.

$75,000,000

8.20% Notes due 2028

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley & Co. LLC	UBS Investment Bank

Co Managers

B. Riley Securities	TCG Capital Markets L.L.C.

November 13, 2023